The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

     Filed pursuant to Rule 424(b)(5)

Registration No.: 3330111608
SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2005

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated June 24, 2005)

US$

The Korea Development Bank

% Notes due 20

          Our US$          aggregate principal amount of      % notes due 20     (the “Notes”) will mature on September      , 20     . The Notes will bear interest at a rate of      % per year, payable on March  and September      of each year, beginning on March      , 2006. See “Description of the Notes— Payment of Principal and Interest.”

          The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary.

          Neither the United States Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price	%	US$
Underwriting Discount	%	US$
Proceeds To Us (before deduction of expenses)%		US$

          In addition to the public offering price, you will have to pay for accrued interest, if any, from and including September      , 2005.

          We have applied for the listing of the Notes on Singapore Exchange Securities Trading Limited (the “SGX-ST”). However, there can be no assurance that such listing will be obtained for the Notes. Currently, there is no public market for the Notes.

          The SGX-ST assumes no responsibility for the correctness of any statements made or opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Admission of the Notes to the Official List of the SGX-ST is not to be taken as an indication of the merits of our bank or the Notes.

          The underwriters expect to deliver the Notes only through the book-entry facilities of The Depository Trust Company against payment on or about September      , 2005.

Joint Bookrunners

HSBC	JPMorgan	Merrill Lynch & Co.

The date of this prospectus supplement is September      , 2005.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Certain Defined Terms

      All references to “we” or “us” mean The Korea Development Bank. All references to “Korea” or the “Republic” contained in this prospectus supplement mean the Republic of Korea. All references to the “Government” mean the government of Korea. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

Additional Information

      The information in this prospectus supplement is in addition to the information contained in our prospectus dated June 24, 2005. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-111608, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

We are Responsible for the Accuracy of the Information in this Document

      We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The SGX-ST assumes no responsibility for the correctness of any statements made or opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Admission of the Notes to the Official List of SGX-ST is not to be taken as an indication of the merits of our business or the Notes.

Not an Offer if Prohibited by Law

      The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

      The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting— Foreign Selling Restrictions” on page S-66.

Information Presented Accurate as of Date of Document

      This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

      This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

      We are offering US$          aggregate principal amount of      % notes due September      , 20     (the “Notes”).

      The Notes pay      % interest each year. Interest on the Notes will be paid twice each year on March      and September      , beginning on March      , 2006. Interest on the Notes will accrue from September      , 2005. Interest on the Notes will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest.”

      The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

      We do not have any right to redeem the Notes prior to maturity.

For sale in

      The Notes will be offered for sale in the countries in the Americas, Europe and Asia where it is legal to make such offers.

Listing

      We have applied for the listing of the Notes on the SGX-ST. We cannot give assurance that the application to the SGX-ST for the Notes will be approved. Settlement of the Notes is not conditioned on obtaining the listing. The Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000 for so long as the Notes are listed on the SGX-ST.

Form and settlement

      We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream, Luxembourg. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg.”

Further Issues

      We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes.

      We may offer additional debt securities with original issue discount (“OID”) for U.S. federal income tax purposes as part of a further issue. Purchasers of debt securities after the date of any further issue will not be able to differentiate between debt securities sold as part of the further issue and previously issued debt securities of the same series. If we were to issue further debt securities with OID, purchasers of debt securities after such further issue may be required to accrue OID (or greater amounts of OID that they would otherwise have accrued) with respect to their debt securities. This may affect the price of outstanding debt securities following a further issue. Purchasers are advised to consult legal counsel with respect to the implications of any future decision by us to undertake a further issue of debt securities with OID.

Delivery of the Notes

      We expect to make delivery of the Notes, against payment in same-day funds on or about September      , 2005, which will be the fifth business day following the date of this prospectus supplement, referred to as “T+5.” You should note that initial trading of the Notes may be affected by the T+5 settlement. See “Underwriting—Delivery of the Notes.”

USE OF PROCEEDS

      The net proceeds from the issue of the Notes, after deducting the underwriting discount but not estimated expenses, will be approximately US$                 . We will use the net proceeds from the sale of the Notes for our general operations, including loan operations, guarantee operations, investments and other activities. See “The Korea Development Bank—Operations” from pages 11 through 18 of the accompanying prospectus.

RECENT DEVELOPMENTS

      This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated June 24, 2005. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE KOREA DEVELOPMENT BANK

Overview

      As of June 30, 2005, we had W48,438.0 billion of loans outstanding, total assets of W95,277.5 billion and total equity of W12,003.8 billion, as compared to W46,877.9 billion of loans outstanding, W92,227.2 billion of total assets and W10,263.0 billion of total equity as of December 31, 2004. For the first half of 2005, we recorded interest income of W1,419.3 billion, interest expense of W1,232.1 billion and net income of W1,247.8 billion, as compared to W1,434.3 billion of interest income, W1,261.3 billion of interest expense and W161.7 billion of net income for the first half of 2004. See “The Korea Development Bank—Selected Financial Statement Data.”

      In July 2005, the Government amended Article 43 of the KDB Act. The revised Article 43 provides that:

      (1)     our annual net profit, after adequate allowances are made for depreciation in assets, shall be distributed as follows:

(i) forty percent or more of the net profit shall be credited to reserve, until the reserve amounts equal the total amount of authorized capital; and

(ii) any net profit remaining following the apportionment required under subparagraph (i) above shall be distributed in accordance with the resolution of our Board of Directors and the approval of the Minister of Finance and Economy, provided that a certain proportion, which proportion shall be determined by resolution of our Board of Directors, shall be distributed to the person who has contributed to our paid-in capital;

      (2)     accumulated amounts in reserve may be capitalized in accordance with the provisions of Presidential Decree; and

      (3)     any distributions made in accordance with paragraph (1)(ii) above may be in the form of cash dividends or dividends in kind, provided that any distributions of dividends in kind must be made in accordance with applicable provisions of Presidential Decree.

      The revised Article 43, as filed as an exhibit to the registration statement no. 333-111608, shall be effective as of January 1, 2006.

Capitalization

      As of June 30, 2005, our authorized capital was W10,000 billion and capitalization was as follows:

June 30,
2005(1)

(billions of
Won)
Long-term debt(2)(3)
Won currency borrowings	4,060.9
Industrial finance bonds	22,715.6
Foreign currency borrowings	3,856.8

Total long-term debt	30,633.3

Capital
Paid-in capital	8,241.8
Capital surplus	44.4
Retained earnings	2,649.6
Capital adjustments	1,068.0

Total capital	12,003.8

Total capitalization	42,637.1

(1)	Except as disclosed in this prospectus supplement, since June 30, 2005 there has been no material adverse change in our capitalization.

(2)	We have translated borrowings in foreign currencies into Won at the rate of W1,024.4 to US$1.00, which was the market average exchange rate, as announced by the Seoul Monetary Brokerage Services Ltd., on June 30, 2005.

(3)	As of June 30, 2005, we had contingent liabilities totaling W8,626.4 billion under outstanding guarantees issued on behalf of our clients. For further information relating to our contingent liabilities under outstanding guarantees as of June 30, 2005, see notes 12 and 13 of notes to the non-consolidated financial statements included in this prospectus supplement.

Selected Financial Statement Data

Results of Operation

      You should read the following financial statement data together with the financial statements and notes included in this prospectus supplement:

	Six Months Ended
	June 30,

	2004	2005

	(billions of Won)
	(unaudited)
Income Statement Data
Total interest income	1,434.3	1,419.3
Total interest expenses	1,261.3	1,232.1
Net interest income	173.0	187.2
Operating revenues	5,847.7	6,225.2
Operating expenses	5,948.1	6,121.9
Net income (loss)	161.7	1,247.8

	As of	As of
	December 31, 2004	June 30, 2005

	(billions of Won)
	(unaudited)
Balance Sheet Data
Total loans(1)	46,877.9	48,438.0
Total borrowings(2)	70,582.4	72,547.6
Total assets	92,227.2	95,277.5
Total liabilities	81,964.3	83,273.7
Total equity	10,263.0	12,003.8

(1)	These figures include loans, call loans, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to the applicable guidelines.

(2)	Total borrowings include deposits, call money, borrowings and industrial finance bonds.

     In the first half of 2005, we had net income of W1,247.8 billion compared to net income of W161.7 billion in the first half of 2004.

      Principal factors for the net income in the first half of 2005 included:

•	gains on equity method investees of W778.1 billion primarily due to gain from investments in KEPCO and LG Card;

•	gains on disposal of securities under equity method of W584.7 billion primarily due to gains on sales of equity interests in Daewoo Heavy Industries & Machinery;

•	net interest income of W187.2 billion, reflecting interest income of W1,419.3 billion and interest expense of W1,232.1 billion; and

•	fees and commissions of W151.4 billion primarily from bond underwriting and project financing activities.

      The above factors were partially offset by net loss on foreign currency transactions of W325.8 billion.

Provisions for Possible Loan Losses and Loans in Arrears

      As of June 30, 2005, we established provisions of W1,132.7 billion for possible loan losses and bad debt securities, 17.8% higher than the provisions as of December 31, 2004, and W31.5 billion for doubtful accounts relating to foreign exchange, guarantees and other assets, representing a 98.8% increase from December 31, 2004.

      Certain of our customers have restructured loans with their creditor banks. As of June 30, 2005, we have provided loans of W2,482.9 billion for companies under workout, court receivership, court mediation and other restructuring procedures. In addition, as of such date, we held equity securities of such companies in the amount of W1,803.9 billion following debt-equity swaps. As of June 30, 2005, we had established provisions of W711.2 billion for possible loan losses and W9.5 billion for present value discount with regard to the above loans. We cannot assure you that actual results of the credit loss from the loans to these customers will not exceed the provisions reserved.

      The following table provides information on our loan loss provisions.

	As of June 30, 2005(1)

		Minimum	Loan
		Provisioning	Loss
	Loan Amount	Ratio	Provisions

	(in billions of Won, except percentages)
Normal	43,628.6	0.5%	189.8
Special Attention	2,015.2	2.0%	326.7
Substandard	515.7	20.0%	171.2
Doubtful	35.7	50.0%	27.9
Loss	445.1	100.0%	445.1
Others(2)	8,045.9	—	—

Total	54,686.2		1,160.7

(1)	These figures include loans, guarantees, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to the applicable guidelines.

(2)	Includes loans to, and loans guaranteed by, the Government.

     As of June 30, 2005, our delinquent loans totaled W996.5 billion, representing 1.8% of our outstanding loans and guarantees as of such date. On June 30, 2005, our legal reserve was W1,290.8 billion, representing 2.4% of our outstanding loans and guarantees as of such date.

Loans to Financially Troubled Companies

      We have credit exposure (including loans, guarantees and equity investments) to a number of financially troubled Korean companies including TriGem Computer, Inc., Donghae Pulp Co., Ltd. and Hyundai Corporation. As of June 30, 2005, our credit extended to these companies totaled W658.1 billion, accounting for 0.7% of our total assets as of such date. Hynix Semiconductor, which had been previously classified as “financially troubled,” normalized its operation during the first half of 2005. On June 10, 2005, Korea Thrunet repaid to us W248.0 billion of our outstanding loans pursuant to Korea Thrunet’s corporate reorganization plan, following the acquisition by Hanaro Telecom of a 96.2% stake in Korea Thrunet on June 3, 2005. On June 23, 2005, Seoul Central District Court approved Korea Thrunet’s application for the termination of its corporate reorganization proceedings. As of June 30, 2005, our exposure to Korea Thrunet was W19.0 billion.

      TriGem Computer, a computer manufacturing company, filed for court receivership in May 2005. As a result, we downgraded the classification of our exposure to TriGem Computer from precautionary to substandard. In addition, we downgraded the classification of our exposure to Donghae Pulp, a pulp manufacturer, from precautionary to substandard, following our evaluation of its financial condition and operating results. As of June 30, 2005, our total exposure to TriGem Computer, Donghae Pulp and Hyundai Corporation was W297.9 billion, W182.8 billion and W177.4 billion, respectively, and we established provisions of W269.3 billion for our exposure to TriGem Computer, W66.1 billion for our exposure to Donghae Pulp, and W34.1 billion for our exposure to Hyundai Corporation.

      As of June 30, 2005, our total exposure to LG Card increased to W881.0 billion from W598.5 billion as of December 31, 2004, primarily due to valuation gains on the stock of LG Card.

      In addition to our loans in Korea, as of June 30, 2005, we had loans totaling approximately US$22.2 million outstanding to Indonesian entities. We have classified US$6.5 million of such loans as normal and US$15.7 million of such loans as substandard. We have established provisions of US$3.2 million in respect of such loans. As of June 30, 2005, we did not have any equity investments in Indonesian entities.

      For the first six months ended June 30, 2005, we did not sell any non-performing loans to KAMCO.

Operations

Loan Operations

      The following table sets out, by currency and category of loan, our total outstanding loans as of June 30, 2005:

Loans(1)

June 30,
2005

(billions of Won)
Equipment Capital Loans
Domestic currency	10,235.0
Foreign currency(2)	11,193.0

21,428.0
Working Capital Loans
Domestic currency	7,330.0
Foreign currency(2)	2,296.2

9,626.2

Total loans	31,054.2

(1)	Includes loans extended to affiliates.

(2)	Includes loans disbursed and repayable in Won, the amounts of which are based upon an equivalent amount of foreign currency. This type of loan totaled W5,000.5 billion as of June 30, 2005. See “The Korea Development Bank—Operations—Loan Operations—Loans by Categories—Local Currency Loans Denominated in Foreign Currencies.”

     As of June 30, 2005, we had W31,054.2 billion in outstanding loans, a 1.4% increase from December 31, 2004. The increase reflected higher demand for equipment capital loans.

     Maturities of Outstanding Loans

      The following table categorizes our outstanding loans by their remaining maturities:

Outstanding Loans by Remaining Maturities(1)

		As % of
		June 30,
	June 30,	2005
	2005	Total

	(billions of Won,
	except percentages)
Loans with remaining maturities of one year or less	9,823.2	31.6%
Loans with remaining maturities of more than one year	21,231.0	68.4%

Total	31,054.2	100.0%

(1)	Includes loans extended to affiliates.

Loans by Industrial Sector

      The following table sets out the total amount of our outstanding loans, categorized by industry sector as of June 30, 2005:

Outstanding Loans by Industry Sector(1)

		As % of
		June 30,
	June 30,	2005
	2005	Total

	(billions of Won,
	except percentages)
Manufacturing	16,862.7	54.3
Transportation and communication	3,154.0	10.1
Electricity, gas and water supply industry	1,322.4	4.3
Banking and insurance	3,030.1	9.8
Public administration and national defense	2,743.4	8.8
Others	3,941.6	12.7

Total	31,054.2	100.0

Percentage increase (decrease) from previous period	1.4%

(1)	Includes loans extended to affiliates.

     The manufacturing sector accounted for 54.3% of our outstanding loans as of June 30, 2005.

      The Small and Medium Industry Promotion Corporation was our single largest borrower as of June 30, 2005, accounting for 8.5% of our outstanding loans. As of June 30, 2005, our five largest borrowers accounted for 18.0% of our outstanding loans and the 20 largest borrowers for 34.7%. The following table breaks down the loans to our 20 largest borrowers outstanding as of June 30, 2005 by industry sector:

20 Largest Borrowers by Industry Sector

As % of June 30, 2005
Total Outstanding
Loans

Financing, insurance and business services	45.0%
Manufacturing	38.1%
Transportation and communication	9.6%
Electricity and waterworks	7.3%

Loans by Categories

      The following table sets out loans by categories as of June 30, 2005:

	Equipment Capital		Working Capital
	Loans(1)		Loans(1)

	June 30,		June 30,
	2005	%	2005	%

	(billions of Won, except percentages)
Industrial fund loans	6,867.1	32.0	5,684.9	59.1
Foreign currency loans	3,283.2	15.3	1,019.2	10.6
Local currency loans denominated in foreign currencies	4,049.8	18.9	950.7	9.9
Offshore loans in foreign currencies	1,147.4	5.4	—	—
Government fund loans	889.0	4.1	429.0	4.4
ADB and IBRD loans	2,712.6	12.7	—	—
Others	2,478.9	11.6	1,542.4	16.0

Total	21,428.0	100.0	9,626.2	100.0

(1)	Includes loans extended to affiliates totaling W2,626.6 billion.

     For more information on the types of credit extended by us and the amounts of each type outstanding as of June 30, 2005, see note 5 of notes to the non-consolidated financial statements included in this prospectus supplement.

Guarantee Operations

      The following table shows our outstanding guarantees as of June 30, 2005:

June 30, 2005

(billions of
Won)
Acceptances	410.5
Guarantees on local borrowing	253.0
Guarantees on foreign borrowing	7,922.0
Letter of guarantee for importers	40.9

Total	8,626.4

Investments

      Our equity investments increased to W19,433.6 billion as of June 30, 2005 from W18,197.4 billion as of December 31, 2004, principally as a result of valuation gains on capital stock of Hyundai Engineering and Construction and Hynix Semiconductor.

      As of June 30, 2005, the cost basis of our equity investments subject to restriction under the KDB Act and our By-Laws totaled W5,792.1 billion, equal to 29.7% of our equity investment ceiling. For a discussion of Korean accounting principles relating to our equity investments, see “The Korea Development Bank—Financial Statements and the Auditors” in the accompanying prospectus.

      The following table sets out our equity investments by industry sector on a book value basis as of June 30, 2005:

Equity Investments

Book Value as of
June 30, 2005

(billions of Won)
Electricity & waterworks	8,746.8
Construction	4,434.2
Finance and insurance	2,715.6
Manufacturing	1,993.8
Other	1,543.2

Total	19,433.6

      As of June 30, 2005, we held total equity investments, on a book value basis, of W542.9 billion in two of our five largest borrowers and W10,678.9 billion in twelve of our 20 largest borrowers. As of June 30, 2005, we owned a controlling interest in a financial services company which was one of our 20 largest borrowers. We have not established a policy addressing loans to enterprises in which we hold equity interests or equity interests in enterprises to which we have extended loans.

      As of June 30, 2005, the aggregate value of our equity investments accounted for approximately 124.3% of their aggregate cost basis. For a discussion on how we determine the value of our equity investments, see “The Korea Development Bank—Operations—Investments” in the accompanying prospectus.

Other Activities

      As of June 30, 2005, we held in trust cash and other assets totaling W18,339.7 billion, and we generated in the first half of 2005 trust fee income equaling W12.3 billion.

Source of Funds

Borrowings from the Government

      The following table sets out our Government borrowings as of June 30, 2005:

Type of Funds Borrowed	Amount

(billions of Won)
General purpose	1,658.2
Special purpose	3,139.9

Total	4,798.1

Domestic and International Capital Markets

      The following table sets out the outstanding balance of our industrial finance bonds as of June 30, 2005:

Outstanding Balance	Amount

(billions of Won)
Denominated in Won	30,246.9
Denominated in other currencies	11,576.0

Total	41,822.9

      As of June 30, 2005, the aggregate amount of our industrial finance bonds and guarantee obligations (including guarantee obligations relating to loans that had not been borrowed as of June 30, 2005) was W55,215.6 billion, equal to 16.9% of our authorized amount under the KDB Act, which was W326,743.3 billion.

Foreign Currency Borrowings

      As of June 30, 2005, the outstanding amount of our foreign currency borrowings from institutions, including syndicates of commercial banks, and supranational institutions, including the World Bank and the ADB, was US$10.0 billion.

      The Bank of Korea deposits a portion of its surplus foreign currency with us. We account for The Bank of Korea deposits as foreign currency borrowings. As of June 30, 2005, we do not hold any of these deposits.

      Our long term and short term foreign currency borrowings decreased to W10,193.8 billion as of June 30, 2005 from W10,959.7 billion as of December 31, 2004.

Deposits

      As of June 30, 2005, demand deposits held by us totaled W575.3 billion and time and savings deposits held by us totaled W5,895.7 billion.

Debt

Debt Repayment Schedule

      The following table sets out our principal repayment schedule as of June 30, 2005:

Debt Principal Repayment Schedule

	Maturing on or before June 30,

Currency(1)(2)	2006	2007	2008	2009	Thereafter

	(billions of Won)
Won	17,939.5	6,311.0	5,603.3	1,223.1	4,040.0
Foreign	7,681.1	2,287.8	2,291.4	2,440.9	5,524.4

Total Won equivalent	25,620.6	8,598.8	7,894.7	3,664.0	9,564.4

(1)	Borrowings in foreign currencies have been translated into Won at the market average exchange rates on June 30, 2005, as announced by the Seoul Money Brokerage Services Ltd.

(2)	We categorize debt with respect to which we have entered into currency swap agreements by our repayment currency under such agreements.

THE KOREA DEVELOPMENT BANK

NON-CONSOLIDATED BALANCE SHEETS
June 30, 2005 and December 31, 2004

	2005		2004

	(Unaudited)

	(in millions of Korean Won)
Assets
Cash and due from banks (Note 3)	W	958,107	W	1,192,300
Securities (Note 4)		36,929,729		33,530,241
Loans receivable		48,438,048		46,877,881
(Provision for possible loan losses)		(1,132,738)		(961,578)
(Present value discount)		(60,468)		(67,517)
Property and equipment, net (Note 6)		655,595		658,375
Derivative financial instruments (Note 14)		2,314,561		3,913,344
Other assets, net (Note 7)		7,174,694		7,084,162

Total assets	W	95,277,528	W	92,227,208

Liabilities and Shareholder’s Equity
Deposits (Note 8)	W	9,052,794	W	8,932,958
Borrowings (Note 9)		21,671,885		21,545,932
Industrial finance bonds, gross of premium on bonds of W27,119 million (2004: W34,534 million) and gross of discount on bonds of W38,678 million (2004: W41,973 million) (Note 10)		41,822,962		40,103,503
Provision for possible guarantee losses (Note 12)		16,347		11,931
Accrued severance benefits		38,380		29,855
Derivative financial instruments (Note 14)		2,328,885		3,916,698
Other liabilities (Note 11)		8,342,467		7,423,380

Total liabilities		83,273,720		81,964,257

Commitments and contingencies (Note 13)
Shareholder’s Equity
Paid-in capital (Note 15)		8,241,861		8,241,861
Capital surplus (Note 15)		44,373		44,373
Retained earnings		2,649,582		1,267,383
Capital adjustments (Note 15)		1,067,992		709,334

Total shareholder’s equity		12,003,808		10,262,951

Total liabilities and shareholder’s equity	W	95,277,528	W	92,227,208

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK

NON-CONSOLIDATED STATEMENTS OF INCOME
Six-Month Periods Ended June 30, 2005 and 2004

	2005		2004

	(Unaudited)

	(in millions of Korean Won)
Interest income
Interest on loans	W	1,035,345	W	1,068,226
Interest due from banks		13,859		16,238
Interest on trading securities		29,854		26,555
Interest on available-for-sale securities		260,843		228,708
Interest on held-to-maturity securities		63,170		83,162
Other interest income		16,239		11,429

		1,419,310		1,434,318

Interest expense
Interest on deposits		145,559		181,204
Interest on borrowings		275,230		250,732
Interest on bonds payable		797,410		822,959
Other interest expenses		13,912		6,386

		1,232,111		1,261,281

Net interest income		187,199		173,037
Provision for loan losses (Note 5)		110,088		287,446

Net interest income(loss) after provision for loan losses		77,111		(114,409)

Non-interest revenue
Fees and commissions		151,396		160,098
Gain from trading securities		22,604		29,122
Gain from available-for-sale securities		47,335		35,708
Gain from derivative financial instruments		4,279,849		3,851,353
Others (Note 16)		304,679		337,054

		4,805,863		4,413,335

Non-interest expense
Fees and commissions		11,243		10,337
Loss from trading securities		35,918		27,484
Loss from derivative financial instruments		3,913,414		3,472,467
General and administrative expenses (Note 17)		160,183		148,901
Others (Note 16)		658,947		740,197

		4,779,705		4,399,386

Operating gain (loss)		103,269		(100,460)
Non-operating income, net (Note 18)		1,145,129		334,765

Income before income taxes		1,248,398		234,305
Income taxes (Note 19)		646		72,596

Net income	W	1,247,752	W	161,709

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK

NON-CONSOLIDATED STATEMENTS OF CASH FLOWS
Six-Month Periods Ended June 30, 2005 and 2004

	2005		2004

	(Unaudited)
	(in millions of Korean Won)
Cash flows from operating activities
Net income	W	1,247,752	W	161,709
Adjustments to reconcile net income
to net cash provided by operating activities:
Loss (gain) on disposal of loans, net		(10,913)		3,532
Gain on trading securities, net		14,174		(1,555)
Loss on available-for-sale securities, net		(57,174)		202,007
Gain on equity method securities		(1,109,765)		(563,885)
Provision for allowance for loan losses		110,088		287,612
Depreciation		9,362		8,573
Retirement allowance		9,676		9,806
Loss on foreign currency translation		303,307		303,562
Loss from derivative financial instruments, net		112,594		166,822
Gain on valuation of hedged items, net		(388,632)		(541,702)
Decrease in accounts receivable		90,056		2,986,613
Decrease in accounts payable		(14,710)		(3,110,434)
Net decrease in derivative financial instruments		287,007		39,517
Payment of severance benefits		(1,441)		(3,268)
Receipt of dividends		253,418		178,219
Others, net		365,912		169,485

Net cash provided by operating activities		1,220,711		296,613

Cash flows from investing activities
Net decrease (increase) in trading securities		463,337		(717,919)
Net increase in loans		(1,511,538)		(698,990)
Net increase in available-for-sale securities		(2,667,418)		(873,660)
Net decrease in held-to-maturity securities		47,135		264,038
Net decrease in equity method securities		577,316		16,274
Net decrease (increase) in premises and equipment		(6,567)		1,747
Others, net		229,400		276,167

Net cash used in investing activities		(2,868,335)		(1,732,343)

Cash flows from financing activities
Net increase (decrease) in deposits		119,837		(847,543)
Net decrease in borrowings		(199,564)		(184,583)
Net increase in bonds issued		1,732,561		2,445,352
Others, net		—		3,795

Net cash provided by financing activities		1,652,834		1,417,021

Net increase (decrease) in cash and cash equivalents		5,210		(18,709)
Cash and cash equivalents
Beginning of period		74,200		108,563

End of period	W	79,410	W	89,854

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

1.	The Bank

      The Korea Development Bank (the “Bank”) was established in 1954 in accordance with the Korea Development Bank Act for the purpose of supplying and managing major industrial capital to develop the Korean manufacturing industry and others. The Bank has 39 local branches, five overseas branches, three overseas subsidiaries and two overseas offices as of June 30, 2005. The Bank is engaged in the banking business under the Korea Development Bank Act and in the trust business in accordance with the Trust Business Act and other related regulations.

      The Korea Development Bank Act prescribes that the Korean government own the entire capital of the Bank.

2.	Summary of Significant Accounting Policies

      The significant accounting policies followed by the Bank in the preparation of its non-consolidated financial statements are summarized below:

Basis of Financial Statement Presentation

      The Bank operates both a commercial banking business and a trust business in which the Bank, as a fiduciary, holds and manages the property of others. Under the Trust Business Act, the trust funds held as fiduciary are accounted for and reported separately from the Bank’s own commercial banking business.

      The Bank maintains its accounting records in Korean won and prepares statutory financial statements in the Korean language in conformity with accounting principles generally accepted in the Republic of Korea. The accompanying non-consolidated financial statements have been condensed, restructured and translated into English from the Korean language non-consolidated financial statements. Certain accounting principles applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use by those who are informed about Korean accounting principles and practices. Certain information attached to the Korean language non-consolidated financial statements, but not required for a fair presentation of the Bank’s financial position, results of operations, or cash flows is not presented in the accompanying non-consolidated financial statements.

Accounting Estimates

      The preparation of the non-consolidated financial statements requires management to make estimates and assumptions that affect amounts reported herein. Although these estimates are based on management’s best knowledge of current events and actions that the Bank may undertake in the future, actual results may differ from those estimates.

     Application of the Statements of Korean Financial Accounting Standards

      The Korean Accounting Standards Board has published a series of Statements of Korean Financial Accounting Standards (“SKFAS”), which will gradually replace the existing financial accounting standards established by the Korean Financial Supervisory Commission. As SKFAS No. 15, Equity Method Accounting, through No. 17 Provisions, Contingent Liabilities, and Contingent Assets became applicable to the Company on January 1, 2005, the Company adopted these Standards in its financial statements as of and for the six-month periods ended June 30, 2005.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

     Recognition of Interest Income

      The Bank recognizes interest income on loans and debt securities on an accrual basis. However, interest income on delinquent and dishonored loans, other than those subject to security deposits and guaranteed by financial institutions, is recognized on a cash basis. Such unaccrued interest income as of June 30, 2005, amounted to W508,075 million (December 31, 2004: W434,377 million).

     Provision for Possible Loan Losses

      The Bank provides for possible loan losses based on the borrowers’ future debt servicing ability (forward looking criteria) as determined by a credit rating model developed by the Bank. This credit rating model includes the financial and non-financial factors of borrowers and classifies the borrowers’ credit risk. Provisions are determined by applying the following minimum percentages to the various credit risk ratings:

Loan classifications	Provision percentages

Normal	0.5% or more
Special mention	2% or more
Substandard	20% or more
Doubtful	50% or more
Estimated loss	100%

      Pursuant to the revised Regulation on the Supervision of the Banking Business which became effective December 1, 2002, the Bank changed the credit line for importers from acceptances to domestic import usance bills.

     Securities

      Securities that are bought and held principally for the purpose of generating profits on short-term differences in price, which are actively and frequently bought and sold, are classified as trading securities. Debt securities with fixed or determinable payments and fixed maturity that the Bank has the intent and ability to hold to maturity are classified as held-to-maturity securities. Investments classified as neither trading securities nor held-to-maturity securities are classified as available-for-sale securities.

      Trading and available-for-sale securities are carried at fair value, except for non-marketable equity securities classified as available-for-sale securities, which are carried at cost. The fair value of debt securities, which do not have a quoted market value, are calculated using the present value of future cash flows, discounted at a reasonable interest rate determined based on the credit ratings provided by independent credit rating institutions.

      Unrealized holding gains or losses on trading securities are charged to current operations and those resulting from available-for-sale securities are recorded as a capital adjustment, the accumulated amount of which shall be charged to current operations when the related securities are sold or when an impairment loss on the securities is recognized.

      Held-to-maturity securities are generally carried at amortized cost. Premiums and discounts on debt securities are amortized until their maturity using the effective interest rate method.

      Impairment losses are recognized in the statement of operations when the recoverable amounts are less than the acquisition cost of equity securities or amortized cost of debt securities.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      The Bank recorded impairment losses amounting to W6,011 million (June 30, 2004: W176,970 million) for the six-month period ended June 30, 2005.

Equity Method Investments

      Investments in equity securities of companies, over which the Bank exercises a control or significant influence, are recorded using the equity method of accounting. Under the equity method, the Bank records changes in its proportionate ownership in the book value of the investee in current operations, as capital adjustments or as adjustments to retained earnings, depending on the nature of the underlying change in book value of the investee.

      The Bank discontinues the equity method of accounting for investments when the Bank’s share in the accumulated losses of the investees equals the costs of the investments, and until the subsequent cumulative changes in its proportionate net income of the investees equal its cumulative proportionate net losses not recognized during the periods when the equity method was suspended. Differences between the initial purchase price and the Bank’s initial proportionate ownership in the net book value of the investee are amortized over five years using the straight-line method, and the amortization is charged to current operations.

      In addition, proportionate share in the difference between fair value of the investee’s identifiable assets (liabilities) and book value is amortized according to the investee’s accounting for the assets and liabilities.

      Unrealized profit included in inventories and property, plant and equipment from transaction between the Bank and equity method investees is calculated based on gross margin by product and eliminated considering the percentage of ownership. However, unrealized profit arising from sales by the Bank to equity method investees which are its consolidated subsidiaries is eliminated fully. Unrealized profit arising from sales between equity method investees is also eliminated considering the percentage of ownership.

      Foreign currency financial statements of equity method investees are translated into Korean won using the exchange rates in effect as of the balance sheet date for assets and liabilities, and three-month average exchange rates for income and expenses. Any resulting translation gain or loss is included in the capital adjustments account, a component of shareholders’ equity.

Property and Equipment, and Related Depreciation

      Property and equipment used for business purposes are recorded at cost, except for those assets subject to upward revaluation in accordance with the Korean Asset Revaluation Law. Such revaluation presents facilities and buildings at their depreciated replacement cost and land at the prevailing market price, as of the effective date of revaluation.

      Depreciation is computed using the declining-balance method, except for buildings and structures, which are depreciated using the straight-line method, based on the estimated useful lives of the assets as described below:

Classifications	Estimated useful lives

Buildings	20-40 years
Structures	10-40 years
Machinery	4 years
Vehicles	4 years
Others	4 years

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Routine maintenance and repairs are charged to expense as incurred. Expenditures, which enhance the value or extend the useful life of the related assets, are capitalized.

      The Bank recognizes an impairment loss when the carrying amount of an asset exceeds its recoverable amount. The impairment loss is recognized in the statement of income and is deducted from the acquisition cost of the impaired asset. If there is a subsequent recovery from the impairment, a reversal of the previous write-down is made up to the amount of the original cost. The reversal amount of the previously recognized loss is credited to current operations as a gain.

Intangible Assets

      Intangible assets are stated at cost, net of accumulated amortization. Amortization of these intangibles is computed using the straight-line method over four to five years.

Present Value Discount

      Receivables and payables arising from long-term installment transactions, long-term cash loans (borrowings) and other similar transactions are stated at present value if the difference between the nominal value and present value is material. Such differences are presented in the present value discount account and directly deducted from the nominal value of the related receivables or payables. The present value discount account is amortized using the effective interest rate method as interest expense or interest income.

      Loans which are impaired due to the restructuring of the borrower, court mediation or negotiation, are revalued using the adjusted interest rate. The difference between the book value and the readjusted value is offset against the provision for possible loan losses, and the remaining difference is recognized as a bad debt expense in the year incurred.

Foreign Currency Translation

      Assets and liabilities denominated in foreign currencies are translated into Korean won at the exchange rates (W1,043.8:US$1) on the balance sheet date. The resulting exchange gains or losses are reflected in current operations.

Bonds Sold under Repurchase Agreements

      The Bank provides a provision for possible losses from the bonds sold under repurchase agreements as determined based on possible loss estimates when the bonds are repurchased. The provision for possible losses as of June 30, 2005, amounted to W32,558 million (December 31, 2004: W36,776 million).

Disposition of Loans

      The Bank records the difference between the selling price and the book value of disposed loans as a gain or loss on disposal of loans. The book value is the face amount of the disposed loans less the identifiable allowance for possible loan losses. When the Bank cannot allocate the allowance for possible loan losses to specific disposed loans, it records the gain or loss as the difference between the selling price and the face amount of the loan.

Accrued Severance Benefits

      Employees and directors with at least one year of service are entitled to receive a lump-sum payment upon termination of their employment with the Bank, based on their length of service and rate of payment

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

at the time of termination. Accrued severance benefits represent the amount which would be payable assuming all eligible employees and directors were to terminate their employment as of the balance sheet date.

      Accrued severance benefits are funded at approximately 38.84% as of June 30, 2005, through a group severance trust in Woori Bank. The Bank accounts for the amounts funded under the group severance trust as a deduction to accrued severance benefits.

      Actual payments of severance benefits for the six-month periods ended June 30, 2005, amounted to W1,441 million (June 30, 2004: W3,268 million).

Provision for Possible Guarantee Losses

      The Bank sets up a provision for possible losses on guarantees outstanding as determined based on a credit risk rating of the companies for which guarantees are provided. The Bank provides a provision of 20% or more of guaranteed amounts for companies classified as “substandard,” 50% or more for “doubtful”, and 100% for “estimated loss”. The allowance is shown in the liability section.

Deferred Income Taxes

      The Bank recognizes deferred income taxes for anticipated future tax consequences resulting from temporary differences between amounts reported for financial reporting and income tax purposes. Deferred income tax assets and liabilities are computed on such temporary differences by applying enacted statutory tax rates applicable to the years when such differences are expected to be reversed. Deferred income tax assets are recognized to the extent that it is almost certain that such deferred income tax assets will be realized. The total income tax provision includes current tax expenses under applicable tax regulations and the change in the balance of deferred income tax assets and liabilities.

      Investment tax credits are accounted for using the flow-through method, whereby income taxes are reduced in the period the assets that gave rise to such credits are placed in service. To the extent such credits are not currently utilized, deferred income tax assets, subject to considerations on their recognition, are recognized for the carryforward amount.

      According to SKFAS No. 16, Income Taxes, which became effective on January 1, 2005, the Bank classified deferred income tax assets and liabilities into current portion and non-current portion based on net amount. Deferred income tax is recognized on unrealized gains or losses resulting from valuation of investment securities.

Bonds Purchased under Resale Agreement and Bonds Sold under Repurchase Agreements

      Bonds purchased or sold under resale or repurchase agreements are included in loans and borrowings, respectively. The difference between the selling and repurchase price is treated as interest and is accrued evenly over the periods covered by the agreements.

Translation of Foreign Currency Financial Statements

      Accounts and records of the overseas branches are maintained in foreign currencies. For presentation in the accompanying non-consolidated financial statements, the financial statements of the branches have been translated at the exchange rates as of the balance sheet date.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

Derivative Financial Instruments

      Derivative financial instruments held for trading purposes are stated at fair value as of the balance sheet date.

      Derivative financial instruments for fair value hedges are stated at market value. The gains and losses on the hedging instruments, as well as the related loss or gain on the hedged items, are recognized in the current operations.

Compensation to Trust Accounts

      The Bank receives management fees from trust accounts for management and custodian services.

      Certain trust funds held by the Bank are guaranteed a certain rate of return by the Bank. If the income from trust operations is insufficient to generate the required rate of return, the deficiency may be either recovered from previously established special allowances, or compensated by the Bank’s banking accounts. Such compensation is accounted for as other operating expenses of the banking accounts and other income of the trust accounts in accordance with the relevant laws and regulations applicable to trust operations.

Statement of Cash Flows

      In the preparation of the statement of cash flows, the Bank has presented net amounts of cash inflows and cash outflows for items where the turnover is quick and the amounts are material.

3.	Cash and Due from Banks

      Cash and due from banks as of June 30, 2005 and December 31, 2004, are as follows:

	Annual
	interest rates
	(%) as of
	June 30, 2005	2005		2004

		(in millions of Korean Won)
Cash on hand in local currency	—	W	76,807	W	71,524
Cash on hand in foreign currency	—		2,604		2,676
Due from banks in local currency	5.81		304,588		402,940
Due from banks in foreign currency	5.16		574,108		715,160

		W	958,107	W	1,192,300

      Due from banks in local currency as of June 30, 2005 and December 31, 2004, are as follows:

	Annual
	interest rate
	(%) as of
	June 30, 2005	2005		2004

		(in millions of Korean
		Won)
The Bank of Korea	—	W	177,689	W	226,778
Others	5.81		126,899		176,162

		W	304,588	W	402,940

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Due from banks in foreign currency as of June 30, 2005 and December 31, 2004, are as follows:

	Annual
	interest rates
	(%) as of
	June 30, 2005	2005		2004

		(in millions of Korean
		Won)
The Bank of Korea	—	W	17,539	W	29,159
Hana Bank	5.16		79,015		57,409
Shinhan Bank	5.16		56,615		15,657
Korea Exchange Bank	5.16		15,985		28,141
Chohung Bank	5.16		10,289		46,930
Woori Bank	5.16		60,576		69,831
KDB Asia Ltd. (HK)	5.16		121,904		113,774
KDB Ireland Ltd.	5.16		108,777		164,312
Others	5.16		103,408		189,947

		W	574,108	W	715,160

      Restricted deposits included in due from banks as of June 30, 2005, are as follows:

	(in millions of Korean Won)

Reserve deposits with The Bank of Korea	W	195,228
Kookmin Bank		91,573
Shinhan Bank		15,025
Industrial & Commercial Bank of China (ICBC)—Shanghai, China		4,825

	W	306,651

      Deposits with Kookmin Bank and Shinhan Bank are pledged as collateral. Reserve deposits with the Bank of Korea represent amounts required under the Banking Act for the payment of deposits. Reserve deposits with ICBC Shanghai represent amounts required under the related banking regulations of the People’s Republic of China.

      The maturities of the amounts due from banks as of June 30, 2005, are as follows:

	Due from banks		Due from banks
Maturing on or before	in local currency		in foreign currency		Total

	(in millions of Korean Won)
Sept. 30, 2005	W	20,000	W	363,915	W	383,915
Dec. 31, 2005		—		92,387		92,387
June 30, 2006		35,801		81,952		117,753
June 30, 2007		70,797		20,488		91,285
June 30, 2008		—		15,366		15,366
June 30, 2009		—		—		—
June 30, 2010		—		—		—
Thereafter		177,990		—		177,990

	W	304,588	W	574,108	W	878,696

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

4.	Securities

      Securities as of June 30, 2005 and December 31, 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Trading securities	W	1,774,002	W	2,251,514
Available-for-sale securities		22,600,093		19,016,700
Held-to-maturity securities		2,046,340		2,093,474
Securities under the equity method		10,509,294		10,168,553

	W	36,929,729	W	33,530,241

      Trading securities as of June 30, 2005 and December 31, 2004, are as follows:

	Annual interest
	rates (%) as
	of June 30,
	2005	2005		2004

	(in millions of Korean Won)
Equity investments	—	W	47,331	W	25,329
Government and public bonds	3.90		579,642		654,714
Corporate bonds	3.78-5.27		307,760		347,351
Beneficiary certificate	—		201,704		318,113
Commercial papers	—		—		9,933
Securities in foreign currencies	2.74		637,565		896,074

		W	1,774,002	W	2,251,514

      The par values, acquisition costs and fair values of trading debt securities as of June 30, 2005 and December 31, 2004, are as follows:

	Par value				Acquisition cost				Fair value

	2005		2004		2005		2004		2005		2004

	(in millions of Korean Won)
Government and public bonds	W	580,000	W	640,000	W	615,396	W	652,586	W	579,642	W	654,714
Corporate bonds		310,000		350,000		337,406		345,630		307,760		347,351
Commercial papers		—		10,000		—		9,932		—		9,932
Trading securities in foreign currencies		631,346		895,079		637,749		896,074		637,565		896,074

	W	1,521,346	W	1,895,079	W	1,590,551	W	1,904,222	W	1,524,967	W	1,908,071

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

     Trading securities in each foreign currency as of June 30, 2005 and December 31, 2004, are as follows:

Foreign currency				Equivalent in Korean Won

2005		2004		2005		2004

(in millions of Korean Won; other currencies in thousands)
US$	288,957	US$	426,443	W	296,007	W	445,121
EUR	257,231	EUR	287,269		318,370		408,773
JPY	938,562	JPY	561,460		8,703		5,682
GBP	6,032	GBP	9,008		11,164		18,096
CHF	—	CHF	5,978		—		5,510
HKD	—	HKD	70,000		—		9,396
SGD	5,464	SGD	5,484		3,321		3,496

				W	637,565	W	896,074

      Available-for-sale securities as of June 30, 2005 and December 31, 2004, are as follows:

	Annual interest
	rates (%) as of
	June 30, 2005	2005		2004

	(in millions of Korean Won)
Equity investments	—	W	8,913,001	W	8,019,224
Government and public bonds	4.17		1,061,376		732,734
Corporate bonds	3.99-5.50		9,678,575		7,142,491
Beneficiary certificates(1)	—		640,006		823,250
Other securities in foreign currency	4.57-5.36		2,307,135		2,299,001

		W	22,600,093	W	19,016,700

(1)	As of June 30, 2005, the Bank has investments of W617,475 million in private equity fund, and the details of its main assets and the operating profits are as follows:

	Name of				Operating
	fund	Main assets	Book value		profits

			(in millions of Korean Won)
Daewoo Securities Co., Ltd.	Classic 2	Government and public bonds and others	W	51,666	W	324
Kyobo Securities Co., Ltd.	Neo J5	Government and public bonds and others		31,485		1,485
Others				534,324		16,662

			W	617,475	W	18,471

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Available-for-sale equity securities, not using the equity method, as of June 30, 2005, are as follows:

		Percentage of
		ownership
	Number of	(%) as of	Acquisition				Fair value or
	shares	June 30, 2005	cost		Book value		net book value

	(in thousands)		(in millions of Korean Won)
Korea Highway Corporation	143,010	8.42	W	1,430,100	W	1,430,184	W	1,350,478
GM Daewoo Auto & Technology Co., Ltd.	108	—		261,375		281,255		281,255
Samsung Life Insurance Co., Ltd.	378	1.89		264,496		132,248		164,442
Industrial Bank of Korea	10,490	2.60		73,094		102,278		102,278
Hyundai Engineering & Construction Co., Ltd.	18,290	16.77		349,615		512,106		512,106
Korea National Housing Corp.	—	17.71		1,300,618		1,300,618		889,495
Korea Land Development Corp.	—	26.66		1,161,903		1,191,329		1,057,943
Korea Water Resources Corp.	—	10.57		976,307		976,307		931,602
Others	—	—		2,657,036		2,998,009		3,047,598

			W	8,474,544	W	8,924,334	W	8,337,197

      The par values, acquisition costs and book values of available-for-sale debt securities as of June 30, 2005 and December 31, 2004, are as follows:

	Par value				Acquisition cost				Book value

	2005		2004		2005		2004		2005		2004

	(in millions of Korean Won)
Government and public bonds	W	1,074,550	W	714,550	W	1,093,970	W	731,799	W	1,061,376	W	732,734
Corporate bonds		9,915,746		7,220,280		9,970,339		7,319,827		9,678,575		7,142,491
Beneficiary certificates		636,455		195,413		625,315		806,364		640,006		823,250
Investment debt securities in foreign currencies		2,257,311		2,282,805		2,287,910		2,308,597		2,295,802		2,289,341

	W	13,884,062	W	10,413,048	W	13,977,534	W	11,166,587	W	13,675,759	W	10,987,816

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Held-to-maturity debt securities as of June 30, 2005 and December 31, 2004, are as follows:

	Par value				Acquisition cost				Carrying value

	2005		2004		2005		2004		2005		2004

	(in millions of Korean Won)
Government and public bonds	W	1,804,614	W	1,659,505	W	1,795,921	W	1,595,174	W	1,770,291	W	1,595,349
Corporate bonds		220,000		310,000		212,123		302,123		218,681		323,823
Investment debt securities in local currency		910		1,055		1,002		1,037		1,026		1,045
Investment debt securities in foreign currencies		56,342		173,263		56,341		173,174		56,342		173,257

	W	2,081,866	W	2,143,823	W	2,065,387	W	2,071,508	W	2,046,340	W	2,093,474

      Securities under the equity method as of June 30, 2005 and December 31, 2004, are as follows:

	Percentage of
	ownership
	(%)	Acquisition cost				Book value				Fair value or net book value
	as of
	June 30, 2005	2005		2004		2005		2004		2005		2004

		(in millions of Korean Won)
Korea Electric Power Corporation	29.99	W	4,491,411	W	4,491,411	W	7,770,452	W	7,353,545	W	12,203,382	W	11,209,749
LG Card Co., Ltd.	22.93		421,331		326,943		597,926		254,713		166,466		(231,897)
Daewoo Securities Co., Ltd.	39.09		548,252		548,252		566,889		540,342		541,116		504,238
Daewoo Shipbuilding & Marine Engineering Co., Ltd	31.26		288,383		288,383		459,237		573,734		448,576		552,684
The KDB Capital Corp.	99.53		760,378		754,052		292,155		247,329		269,924		221,312
The GM Daewoo Auto & Technology Company	27.97		213,206		213,206		239,062		231,240		239,062		578,435
STX Pan Ocean Shipping Co., Ltd.	21.12		31,907		31,907		113,937		86,509		121,758		94,607
KDB Asia Ltd. (HK)	100.00		89,592		69,572		98,236		73,567		98,236		73,566
KDB Bank (Hungary) Ltd.	100.00		58,191		58,191		71,447		78,972		74,396		82,572
Others			256,054		667,902		299,953		728,602		295,526		715,220

		W	7,158,705	W	7,449,819	W	10,509,294	W	10,168,553	W	14,458,442	W	13,800,486

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Details of valuation on the securities using the equity method as of and for the six-month period ended June 30, 2005, are as follows:

	Beginning		Acquisition				Valuation		Retained		Capital		Ending
	book value		(disposal)		Dividends		gain (loss)		earnings		adjustments(1)		book value

	(in millions of Korea Won)
Korea Electric Power Corporation	W	7,353,545	W	—	W	220,984	W	511,122	W	137,939	W	(11,170)	W	7,770,452
LG Card Co., Ltd.		254,713		244,440		—		97,924		—		849		597,926
Daewoo Securities Co., Ltd.		540,342		—		—		20,289		—		6,258		566,889
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		573,734		—		20,939		(24,539)		—		(69,019)		459,237
The KDB Capital Corp.		247,329		6,326		—		13,730		—		24,770		292,155
The GM Daewoo Auto & Technology Company		231,240		(1,106)		—		(145,191)		—		154,119		239,062
STX Pan Ocean Shipping Co., Ltd.		86,510		—		6,400		37,442		(3,509)		(106)		113,937
KDB Asia (HK) Ltd.		73,566		20,020		—		4,222		—		428		98,236
KDB Bank (Hungary) Ltd.		78,972		—		—		(7,900)		—		375		71,447
Others		728,602		(435,973)		5,095		19,207		16		(6,804)		299,953

	W	10,168,553	W	(166,293)	W	253,418		526,306	W	134,446	W	99,700	W	10,509,294

Foreign currency translation gain								2,930

							W	529,236

(1)	Representing accounts before adjustments for deferred income tax directly reflected in the shareholders’ equity.

     The equity method adjustments are calculated as the difference between the initial purchase price and the Bank’s initial proportionate ownership in the net book value of investees at the time of purchase. Equity method adjustment debits are amortized over five years, while equity method adjustment credits are amortized over five years or over the weighted-average of the useful lives of tangible assets of investees using the straight-line method.

      The accumulated unamortized equity method adjustments as of June 30, 2005 and December 31, 2004, are as follows:

	2005				2004

	Equity method		Equity method		Equity method		Equity method
	adjustment debit		adjustment credit		adjustment debit		adjustment credit

	(in millions of Korea Won)
Beginning balance	W	590,531	W	4,222,464	W	159,357	W	3,123,049
Increase		87,619		353,332		550,946		1,333,506
Amortization		(176,800)		(129,365)		(119,772)		(234,091)

Ending balance	W	501,350	W	4,446,431	W	590,531	W	4,222,464

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Investees in which the Bank holds more than 15% of interest but are not valued using the equity method as of June 30, 2005, are as follows:

		Percentage of
		ownership(%)
	Number of	as of	Acquisition				Fair value or
	shares	June 30, 2005	cost		Book value		net book value

	(in thousands)		(in millions of Korean Won)
Korea Land Development Corp. (1)	—	26.66	W	1,161,903	W	1,191,329	W	1,057,943
Korea National Housing Corp. (1)	—	17.71		1,300,618		1,300,618		889,495
Hyundai Engineering & Construction Co., Ltd.	18,290	16.77		349,615		512,106		512,106
Korea National Tourism Organization(1)	2,824	43.58		24,370		35,529		137,944
Donghae Pulp Co., Ltd.	4,900	51.36		24,500		11,686		11,686
Hyundai Corporation	3,894	16.96		15,248		30,372		30,372
Others				382,153		290,943		304,891

			W	3,258,407	W	3,372,583	W	2,944,437

(1)	Although it has over 15% ownership holdings in the investee companies presented above, the Bank is not considered to have a significant influence over the management of these companies because the aggregate ownership percentage held by the Korean government exceeds 50% of the ownership in these companies.

     Accumulated unrealized gains/losses and elimination of the unrealized gains/losses as of June 30, 2005 and December 31, 2004, are as follows:

	2005								2004

	Jan. 1		Realized		Reversal		Jun. 30		Jan. 1		Realized		Reversal		Dec. 31

	(in millions of Korean Won)
The KDB Capital Corp.	W	2,301	W	1,141	W	—	W	3,443	W	839	W	1,462	W	—	W	2,301
Daewoo Securities Co., Ltd.		2,000		—		(1,000)		1,000		1,000		1,000		—		2,000
Daewoo Shipbuilding & Marine Engineering Co., Ltd		1,632		—		(90)		1,542		1,971		—		(339)		1,632
STX Pan Ocean Shipping Co., Ltd.		—		—		—		—		577		—		(577)		—
KDB Asia Ltd. (HK)		105		—		(2)		102		120		—		(15)		105
KDB Ireland Ltd.		—		615		—		615		—		—		—		—
KDB Bank (Hungary) Ltd.		52		—		(1)		51		60		—		(8)		52

	W	6,090	W	1,756	W	(1,093)	W	6,753	W	4,567	W	2,462	W	(939)	W	6,090

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Details of marketable securities under the equity method as of June 30, 2005, are as follows.

	2005

	Fair value		Book value

	(in millions of Korean Won)
Korea Electric Power Corp.	W	6,091,470	W	7,770,452
LG Card Co., Ltd.		988,764		597,926
Daewoo Shipbuilding & Marine Engineering Co., Ltd		1,187,538		459,237
Daewoo Securities Co., Ltd.		636,087		566,889
Mediana Electronics Co., Ltd.		5,384		4,651
Sewon Co., Ltd		2,832		6,356

	W	8,912,075	W	9,405,511

      The maturity of investments in available-for-sale and held-to-maturity debt securities as of June 30, 2005, are as follows:

	Available-for-sale		Held-to-maturity
Maturing on or before	debt securities		debt securities

	(in millions of Korean Won)
June 30, 2006	W	2,540,618	W	1,597,729
June 30, 2010		9,711,556		300,241
June 30, 2015		1,423,585		148,370

	W	13,675,759	W	2,046,340

      Investment securities denominated in foreign currencies as of June 30, 2005 and December 31, 2004, are as follows:

Foreign currency
				Equivalent in Korean Won

2005		2004		2005		2004

(in millions of Korean Won; other currencies in thousands)
Available-for-sale debt securities:
US$	1,731,246	US$	1,825,747	W	1,773,489	W	1,905,715
JPY	22,483,674	JPY	21,538,332		208,484		217,983
GBP	30,436	GBP	29,536		56,327		59,338
EUR	205,084	EUR	72,062		253,828		102,542
RMB	29,686	RMB	29,837		3,674		3,763

				W	2,295,802	W	2,289,341

Held-to-maturity debt securities:
US$	55,000	US$	165,986	W	56,342	W	173,256

      As of June 30, 2005, investment securities amounting to W485,000 million are pledged as collateral to KDB First Securitization Specialty Co., Ltd. and others.

      With regard to futures trading, 7,480,060 shares of Korea Electric Power Corporation and debt securities of Korea Deposit Insurance Corporation amounting to W19,000 million are pledged as a substitute for the deposit money to Kookmin Futures Inc. and others as of June 30, 2005.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Impairment losses on securities for the six-month period ended June 30, 2005, are as follows:

	Amortized Cost		Impairment loss		Book value

	(in millions of Korean Won)
Equity Securities
Donghae Pulp Co., Ltd.	W	12,250	W	564	W	11,686
Sunic System Ltd.		1,520		1,520		—
ClickQ Inc.		501		501		—
Excel Semiconductor Inc.		500		500		—
Biotoxtech Co., Ltd		550		539		11
Selenics Co., Ltd.		490		490		—
Dusung Information & Communication Co., Ltd.		300		300		—
Others		1,003		1,000		3

		17,114		5,414		11,700
Debt Securities
Daewoo Electronics Co., Ltd.		2,124		597		1,527

	W	19,238	W	6,011	W	13,227

      Issuers of securities held by the Bank as of June 30, 2005 and December 31, 2004, are as follows:

					Ratio (%) as of
	2005		2004		June 30, 2005

	(in millions of Korean Won)
By country
Republic of Korea	W	35,514,530	W	32,023,594	96.17
USA		3,119		458,111	0.01
The Philippines		12,207		3,121	0.03
Thailand		277,498		2,648	0.75
Others		1,122,375		1,042,767	3.04

	W	36,929,729	W	33,530,241	100.00

					Ratio (%) as of
	2005		2004		June 30, 2005

	(in millions of Korean Won)
By issuer
Korea Electric Power Corp.	W	7,809,557	W	7,450,916	21.15
Korea National Housing Corp.		1,300,618		1,300,618	3.52
Korea Highway Corp.		1,430,184		1,439,421	3.87
Korea Deposit Insurance Corp.		1,294,907		1,273,662	3.51
Korea Land Development Corp.		1,191,329		1,164,059	3.23
Korea Asset Management Corp.		59,449		66,789	0.16
Others		23,843,685		20,834,776	64.56

	W	36,929,729	W	33,530,241	100.00

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

					Ratio (%) as
					of June 30,
	2005		2004		2005

	(in millions of Korean Won)
By industry
Banking and insurance	W	11,095,563	W	9,829,215	30.04
Electric, gas and water supply industry		7,971,544		7,630,367	21.59
Manufacturing		6,950,867		5,931,303	18.82
Construction		5,025,288		4,537,294	13.61
Public administration		1,222,612		2,271,111	3.31
Others		4,663,855		3,330,951	12.63

	W	36,929,729	W	33,530,241	100.00

5.	Loans Receivable

      Loans receivable as of June 30, 2005 and December 31, 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Loans receivable in local currency	W	17,564,986	W	17,125,418
Loans receivable in foreign currencies		13,489,209		13,504,107
Other loans		17,383,853		16,248,356

		48,438,048		46,877,881
Less: Provision for possible loan losses		(1,132,738)		(961,578)
Present value discount		(60,468)		(67,517)

	W	47,244,842	W	45,848,786

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Loans receivable in local and foreign currencies as of June 30, 2005 and December 31, 2004, are as follows:

     Loans receivable in local currency

	Annual interest
	rates (%) as of
	June 30,
	2005	2005		2004

		(in millions of Korean Won)
Loans for working capital
Industrial fund loans	5.84	W	5,684,883	W	5,427,615
Government fund loans	3.64		429,059		455,136
Overdraft	6.65		156,708		257,331
Others	5.10 - 5.61		1,059,379		993,195

			7,330,029		7,133,277

Loans for facilities
Industrial fund loans	6.03		6,867,064		6,685,812
Government fund loans	3.91		889,015		911,956
Others	2.98 - 5.11		2,478,878		2,394,373

			10,234,957		9,992,141

		W	17,564,986	W	17,125,418

     Loans receivable in foreign currencies

	Annual interest
	rates (%) as of
	June 30,
	2005	2005		2004

		(in millions of Korean Won)
Loans for working capital
Local currency loans denominated in foreign currencies	3.87	W	950,709	W	1,051,400
Foreign currency loans	3.89		1,019,193		715,961
Others	3.25		326,297		523,684

			2,296,199		2,291,045

Loans for facilities
Local currency loans denominated in foreign currencies	3.80		4,049,794		3,387,046
Foreign currency loans	4.39		3,283,214		2,719,306
Offshore loans in foreign currencies	3.85		1,147,394		1,132,703
Asian Development Bank loans	—		—		1,043,800
Loans to International Bank for Reconstruction and Development	3.64		2,712,608		2,930,206

			11,193,010		11,213,061

		W	13,489,209	W	13,504,106

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

     Other loans receivable

	2005		2004

	(in millions of Korean Won)
Notes purchased	W	519	W	255
Bills purchased		1,821,759		1,877,044
Advances for customers		118,342		63,149
Bonds purchased under repurchase agreements		183,958		192,152
Call loans		739,978		634,452
Domestic import usance bills		2,679,573		2,823,961
Debentures accepted by private subscription		10,078,096		9,302,841
Others(1)		1,761,628		1,354,502

	W	17,383,853	W	16,248,356

(1)	Loans receivable convertible into equity, which are subject to mandatory conversion as of June 30, 2005, are as follows:

	Amount		Conversion Price		Restriction on Disposal

			(Won per share)

	(in millions of Korean Won
	except per share price)
Ssangyong Cement Industry Co., Ltd.	W	200,000	W	5,000	Until Dec. 31, 2005
Bank25 Co., Ltd.		8,139	W	10,000 or 20,000	—

	W	208,139

      The maturity of loans receivable in local and foreign currencies as of June 30, 2005, are as follows:

	Loans for
	working	Loans for	Loans for	Loans for
	capital in	facilities in	working capital in	facilities in
Maturing on or before	local currency	local currency	foreign currency	foreign currency	Total

	(in millions of Korean Won)
Sept. 30, 2005	W1,383,806	W474,776	W956,316	W581,122	W3,396,020
Dec. 31, 2005	1,027,730	356,742	450,564	471,701	2,306,737
June 30, 2006	1,782,877	753,707	610,024	973,829	4,120,437
June 30, 2007	1,152,983	1,720,818	132,014	1,920,154	4,925,969
June 30, 2008	998,478	1,872,090	94,622	1,865,679	4,830,869
June 30, 2009	419,770	1,563,557	20,265	1,582,393	3,585,985
June 30, 2010	470,328	1,378,010	22,065	1,133,103	3,003,506
Thereafter	94,057	2,115,257	10,329	2,665,029	4,884,672

	W7,330,029	W10,234,957	W2,296,199	W11,193,010	W31,054,195

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Changes in the provision for possible loan losses for the six-month period ended June 30, 2005 and the year ended December 31, 2004, are as follows:

	2005						2004

	Loan		Other assets		Total		Total

	(in millions of Korean Won)
Balance at the beginning of the year	W	961,578	W	3,900	W	965,478	W	1,101,849
Changes in overseas branches due to foreign currency translation		(678)		—		(678)		(4,211)
Provision carryover from loan acquisition		87,325		—		87,325		237,126
Change to provision for possible losses		(571)		—		(571)		(965)
Decrease in provision due to loan disposal		(90)		—		(90)		(48,680)
Changes in provision from loan restructuring		161		—		161		6,202
Current write-offs		(13,853)		—		(13,853)		(640,980)
Current provision		98,866		11,222		110,088		315,137

	W	1,132,738	W	15,122	W	1,147,860	W	965,478

      As of June 30, 2005 and December 31, 2004, the provisions for possible loan losses and other assets are as follows:

Loans receivable

	2005		2004

	(in millions of Korean Won)
Loans receivable in local currency and foreign currencies and notes purchased	W	710,301	W732,367
Bills purchased		232,428	36,583
Advances for customers		45,977	8,276
Domestic import usance bills		35,293	41,933
Debentures accepted by private subscription		107,348	139,410
Other loans receivable		1,391	3,009

		1,132,738	961,578
Other assets		15,122	3,900

	W	1,147,860	W965,478

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      As of June 30, 2005, the classification of loans and provisions for possible loan losses are as follows:

		Provisions for		Ratio (%)
		possible loan		as of
Classification	Loans(1)	losses		June 30, 2005

	(in millions of Korean Won)
Normal	W37,766,096	W	190,545	0.50
Special mention	1,602,534		326,717	20.39
Substandard	509,987		170,097	33.35
Doubtful	30,626		22,920	74.84
Estimated Loss	422,459		422,459	100.00
Others(2)	8,045,877		—	—

	W48,377,579	W	1,132,738	2.34

(1)	Net of present value discounts.

(2)	Loans to or loans guaranteed by the Korean government.

     The ratio of provisions to total loans and ratio of provisions to non-performing loans as of June 30, 2005 and December 31, 2004 and 2003, are as follows:

	2005		2004		2003

	(in millions of Korean Won)
Total loans	W	48,377,579	W	46,810,364	W	48,550,631
Provisions for possible losses		1,132,738		961,578		1,097,039
Provision ratio(%)		2.34		2.05		2.26
Non-performing loans	W	963,072	W	819,038	W	1,626,381
Provisions for possible losses		615,476		378,221		584,104
Provision ratio(%)		63.91		46.18		35.91

      Restructured loans receivable as of June 30, 2005 and December 31, 2004, due to court receivership, court mediation or other financial restructuring process are as follows:

	2005		2004

	(in millions of Korean Won)
Conversion to equity investment	W	36,987	W	701,736

      When the contractual terms, such as the principal, interest rate, and maturity of impaired loans are restructured, the Bank adjusts the carrying amount of the impaired loans to its present value determined based on the restructured terms. The Bank recognizes losses arising from the restructuring of the impaired loans as incurred.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Loans receivable restructured due to changes in contractual terms for the six-month period ended June 30, 2005 and the year ended December 31, 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Beginning
Original amount before restructuring	W	534,694	W	964,673
Present value		467,177		862,370

Present value discount	W	67,517	W	102,303

Present value discount
Increase	W	—	W	3,598
Decrease(amortization)		(7,050)		(38,384)

	W	(7,050)	W	(34,786)

Ending
Original amount before restructuring	W	508,511	W	534,694
Present value		448,044		467,177

Present value discount	W	60,467	W	67,517

      The present value discount account is amortized using the effective interest rate method over the redemption periods.

      The Bank’s local and foreign currency loan portfolio by country, major customers and industry as of June 30, 2005 and December 31, 2004, are as follows:

					Ratio (%) as of
	2005		2004		June 30, 2005

	(in millions of Korean Won)
By country
Republic of Korea	W	29,509,438	W	29,098,337	95.03
USA		180,622		182,750	0.58
Indonesia		8,915		114,773	0.03
Others		1,355,220		1,233,665	4.36

	W	31,054,195	W	30,629,525	100.00

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

					Ratio (%) as of
	2005		2004		June 30, 2005

	(in millions of Korean Won)
By customer
Small Business Corp.	W	2,651,814	W	2,768,488	8.54
Korea Deposit Insurance Corp.		870,740		939,420	2.80
GM Daewoo Auto & Technology Company		817,700		817,700	2.63
Korean Airline Co., Ltd.		645,135		694,123	2.08
Dongbuanam Semiconductor Inc.		590,000		544,500	1.90
Tong Yang Cement Corporation		495,236		514,842	1.59
Others		24,983,570		24,350,452	80.46

	W	31,054,195	W	30,629,525	100.00

					Ratio (%) as of
	2005		2004		June 30, 2005

	(in millions of Korean Won)
By industry
Manufacturing	W	16,862,718	W	16,243,589	54.30
Banking and insurance		3,030,080		2,773,301	9.76
Transportation and communication		3,153,954		3,155,291	10.16
Public administration		2,743,453		3,283,814	8.83
Electric, gas and water supply industry		1,322,409		1,133,682	4.26
Others		3,941,581		4,039,848	12.69

	W	31,054,195	W	30,629,525	100.00

6.	Property and Equipment

      Property and equipment as of June 30, 2005 and December 31, 2004, are as follows:

	Acquisition cost or
	revaluation				Accumulated depreciation				Net book value

	2005		2004		2005		2004		2005		2004

	(in millions of Korean Won)
Land	W	314,707	W	314,687	W	—	W	—	W	314,707	W	314,687
Buildings and structures		375,479		375,013		52,358		47,684		323,121		327,329
Machinery		53,892		52,350		43,460		42,816		10,432		9,534
Vehicles		1,273		1,298		970		913		303		385
Construction-in-progress		550		—		—		—		550		—
Others		31,727		31,180		25,245		24,740		6,482		6,440

	W	777,628	W	774,528	W	122,033	W	116,153	W	655,595	W	658,375

      The government-valued price of the Bank’s land for the year ended June 30, 2005, is W307,630 million (December 31, 2004: W277,816 million).

      As of June 30, 2005, the Bank’s premises, equipment and other assets are insured against fire and other casualty losses up to approximately W306,130 million.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

7.	Other Assets

      Other assets as of June 30, 2005 and December 31, 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Intangible assets	W	36,306	W	38,255
Other accounts receivables		5,910,822		6,000,878
Accrued income		346,877		311,572
Prepaid expense		226,936		188,769
Others		668,875		548,588

		7,189,816		7,088,062
Less: Provisions for possible losses		(15,122)		(3,900)

	W	7,174,694	W	7,084,162

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

8.	Deposits

      Deposits as of June 30, 2005 and December 31, 2004, are as follows:

	Annual interest
	rates (%) as of
	June 30, 2005	2005		2004

		(in millions of Korean Won)
Local currency deposits
Demand deposits
Checking accounts	—	W	36,377	W	2,473
Passbook deposits	0.01		313,918		90,448
Temporary deposits	0.21		24,545		16,171
Others	0.25		302		283

			375,142		109,375

Time and savings deposits
Time deposits	2.94		2,893,069		2,492,840
Installment savings deposits	3.72		115,305		123,378
Corporate savings deposits	2.69		2,317,974		2,514,240
Savings deposits	1.99		174,105		156,820
Long-term savings for households	0.68		253		409
Others	8.79		147,137		157,465

			5,647,843		5,445,152

Total local currency deposits			6,022,985		5,554,527

Foreign currency deposits
Demand deposits
Checking accounts	—		45,609		35,723
Temporary deposits	1.09		154,441		172,465
Passbook deposits	2.36		146		262
Others	0.03		1,241		4

			201,437		208,454

Savings deposits
Time deposits	2.41		246,668		537,257

Total foreign currency deposits			448,105		745,711

Negotiable certificates of deposits	3.10		2,581,704		2,632,720

		W	9,052,794	W	8,932,958

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      The maturities of time and savings deposits in local and foreign currencies as of June 30, 2005, are as follows:

			Installment
			savings		Time deposits in
Maturing on or before	Time deposits		deposits		foreign currency		Total

	(in millions of Korean Won)
Sept. 30, 2005	W	1,034,168	W	24,998	W	177,322	W	1,236,488
Dec. 31, 2005		829,667		25,326		57,568		912,561
June 30, 2006		847,183		31,243		10,723		889,149
June 30, 2007		71,612		27,478		1,055		100,145
June 30, 2008		42,774		6,239		—		49,013
June 30, 2009		67,665		21		—		67,686
June 30, 2010		—		—		—		—

	W	2,893,069	W	115,305	W	246,668	W	3,255,042

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

9.	Borrowings

      Borrowings as of June 30, 2005 and December 31, 2004, are as follows:

	Annual interest
	rates (%) as of
	June 30,
	2005	2005		2004

		(in millions of Korean Won)
Local currency borrowings
Ministry of Finance and Economy	3.25	W	1,658,342	W	1,739,149
Industrial Bank of Korea	2.84		370,161		406,255
Small & Medium Industry Promotion Fund	3.68		402,130		359,379
Ministry of Culture and Tourism	2.09		830,059		737,056
Korea Energy Management Corporation	2.02		570,328		564,072
Local governments	3.21		80,522		72,908
Others	2.13-2.25		958,444		855,832

			4,869,986		4,734,651

Foreign currency borrowings
KFW group in Germany	3.76		14,700		17,978
Asian Development Bank	—		—		1,043,800
International Bank for Reconstruction and Development	3.41		3,139,759		3,411,124
Others	1.18-2.71		7,039,358		6,486,850

			10,193,817		10,959,752

Other borrowings
Bonds sold under repurchase agreements	—		5,797,134		3,555,260
Notes sold	—		859		1,109
Call money	—		810,089		2,295,160

			6,608,082		5,851,529

		W	21,671,885	W	21,545,932

      As of June 30, 2005, the repayment of W67,140 million included in the foreign currency borrowings above are guaranteed by the Korean government.

      As of June 30, 2005, the Bank has local loans receivables denominated in foreign currencies of W56,763 million and foreign currency loans of W10,306 million, which were both sourced from the Bank’s borrowings from The Japan Bank for International Cooperation amounting to W67,069 million.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      The maturities of borrowings in local and foreign currencies as of June 30, 2005, are as follows:

	Borrowings in		Borrowings in
Maturing on or before	local currency		foreign currency		Total

	(in millions of Korean Won)
Sept. 30, 2005	W	358,994	W	3,259,078	W	3,618,072
Dec. 31, 2005		192,142		1,458,015		1,650,157
June 30, 2006		257,947		1,619,946		1,877,893
June 30, 2007		614,119		922,495		1,536,614
June 30, 2008		809,022		744,590		1,553,612
June 30, 2009		590,691		467,179		1,057,870
June 30, 2010		630,363		631,555		1,261,918
Thereafter		1,416,708		1,090,959		2,507,667

	W	4,869,986	W	10,193,817	W	15,063,803

      The subordinated debt included in borrowings as of June 30, 2005 and December 31, 2004, are as follows:

	Annual interest
	rates (%) as of

	June 30,
	2005	2005		2004		Repayment terms

		(in millions of Korean Won)
Government funds	3.25	W	1,658,207	W	1,738,980	Installment reimbursement
Agency for International Development relending facilities	1.99		135		169	Installment reimbursement
Asian Development Bank relending facilities	—		—		1,043,800	Lump-sum reimbursement
International Bank for Reconstruction and Development relending facilities	3.41		3,139,759		3,411,124	Installment reimbursement

		W	4,798,101	W	6,194,073

10.	Industrial Finance Bonds

      Industrial finance bonds (“IFB”) as of June 30, 2005 and December 31, 2004, are as follows:

	Annual
	interest rates (%)
	as of June 30, 2005	2005		2004

		(in millions of Korean Won)
IFB in local currency	4.48	W	30,233,849	W	28,741,478
IFB in foreign currencies	2.43		10,055,317		10,170,197
Offshore IFB in foreign currencies	2.79		1,545,355		1,199,267

			41,834,521		40,110,942
Premiums on IFB			27,119		34,534
Discounts on IFB			(38,678)		(41,973)

		W	41,822,962	W	40,103,503

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Under the Korea Development Bank Act, the Bank has authority to issue industrial finance bonds. The amount of issued bonds and guarantees outstanding by the Bank is limited to 30 times the amount of paid-in capital and legal reserve. Bonds purchased or guaranteed by the Korean government are not included in the limit. When existing bonds are refinanced or if guarantees are executed, the limit is temporarily suspended. The amount of issued bonds guaranteed by the Korean government as of June 30, 2005, is W737 million (December 31, 2004: W784 million).

      The Bank acquired industrial finance bonds during the six-month ended June 30, 2005, amounting to W134,899 million (December 31, 2004: W177,841 million). The treasury bonds are deducted from industrial finance bonds.

      The maturities of IFB as of June 30, 2005, are as follows:

			IFB in foreign		Offshore IFB in
Maturing on or before	IFB in local currency		currency		foreign currency		Total

	(in millions of Korean Won)
Sept. 30, 2005	W	5,511,500	W	—	W	—	W	5,511,500
Dec. 31, 2005		4,442,557		204,880		15,059		4,662,496
June 30, 2006		7,176,317		1,139,208		617,815		8,933,340
June 30, 2007		5,696,883		1,365,319		505,867		7,568,069
June 30, 2008		4,794,294		1,546,767		78,576		6,419,637
June 30, 2009		632,433		1,973,703		139,091		2,745,227
June 30, 2010		1,440,008		2,418,965		—		3,858,973
Thereafter		552,899		1,382,940		187,881		2,123,720

	W	30,246,891	W	10,031,782	W	1,544,289	W	41,822,962

11.	Other Liabilities

      Other liabilities as of June 30, 2005 and December 31, 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Trust account debit	W	715,657	W	328,334
Other accounts payables		5,893,210		5,907,381
Accrued expenses		635,132		627,818
Advanced income		67,976		69,290
Guarantee deposits		34,334		41,143
Advances received on IFB		10,809		4,607
Provisions for possible other losses		34,508		79,064
Others		950,841		365,743

	W	8,342,467	W	7,423,380

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

12.	Guarantees Outstanding and Commitments

      The Bank provides guarantees for its customers. Outstanding guarantees and the related provisions for possible losses as of June 30, 2005 and December 31, 2004, are as follows:

					Provision for
	Guarantees				possible losses

	2005		2004		2005		2004

	(in millions of Korean Won)
Acceptances	W	410,512	W	428,052	W	10,280	W	5,890
Guarantees on local borrowings		252,995		267,045		4,950		4,950
Guarantees on indebtedness in foreign currencies		7,921,976		8,218,519		907		1,054
Letters of guarantee for importers		40,920		32,319		210		37

	W	8,626,403	W	8,945,935	W	16,347	W	11,931

      The unsettled guarantees and commitments provided by the Bank as of June 30, 2005 and December 31, 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Unsettled guarantees
Local letter of credit issuance	W	28,244	W	12,449
Foreign letter of credit issuance		1,714,959		1,397,814
Others		2,456,439		1,852,251

		4,199,642		3,262,514

Commitments
For loans in local currency		6,457,011		6,991,481
For loans in foreign currency		371,996		747,704

		6,829,007		7,739,185

Bonds sold under repurchase agreements		1,007,187		1,021,952

	W	12,035,836	W	12,023,651

13.	Commitments and Contingencies

      The Bank has entered into agreements to provide certain syndicated loans with foreign banks. The total amount available under such loans are US$112.8 million, EUR 4 million, JPY 2,600 million and RMB 47 million (all equivalent to W150,479 million) and W111,648 million, of which US$66 million, EUR 1 million, JPY 1,828 million and RMB 37 million (all equivalent to W90,538 million) and W54,276 million have not been withdrawn by borrowers as of June 30, 2005.

      In 1998, the Bank sold with recourse W3,084,141 million of non-performing loans classified as substandard or below, to the Korea Asset Management Corporation for proceeds amounting to W1,339,629 million. The resulting loss of W1,744,512 million was recorded as a loss on disposal of loans in 1998. As of June 30, 2005, the unsettled amount of such loans amounted to W176,687 million, and the provision for possible losses from the disposal of unsettled loans recorded as other liabilities amounted to W26,886 million.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Loans sold off to KDB First Securitization Specialty Co., Ltd. and others in accordance with the Asset Securitization Plan as of June 30, 2005, are as follows:

						Retained
						subordinated
	Disposal date	Book value		Selling price		debt securities		Collateral(1)

		(in millions of Korean Won)
KDB First SPC	June 8, 2000	W	950,627	W	600,000	W	201,800	W	120,000
KDB Second SPC	November 8, 2000		914,764		423,600		143,600		80,000
KDB Third SPC	September 20, 2001		1,793,546		949,900		349,900		185,000
KDB Fifth SPC	December 13, 2001		765,358		528,400		238,400		100,000

		W	4,424,295	W	2,501,900	W	933,700	W	485,000

(1)	Investment securities are pledged as collateral (Note 4).

     According to the contracts on asset transfers stipulating warranty for the assets above, the Bank has a responsibility of warranty up to 30% of the proceeds when the principal or a part of the interest is not repaid at the expected due date according to the cash flows payment schedule.

      The Bank has provided credit lines to several securitization specialty companies amounting to W6,829,007 million, of which W30,448 million was withdrawn as of June 30, 2005.

      The Bank still has the valid legal right to seek indemnity for a part of loan receivables written off as of June 30, 2005, in the amount of W1,258,682 million.

      The Bank has outstanding loans receivable amounting to W2,482,929 million and securities amounting to W1,803,875 million as of June 30, 2005, for companies under workout, court receivership, court mediation and other restructuring process. The Bank recorded W711,242 million as provisions for possible loan losses, and W9,534 million for present value discount with regard to these loans receivable and securities. Actual losses from these loans may differ from the provisions recorded.

      As of June 30, 2005, the Bank faces 16 legal cases involving an aggregate amount of W21,543 million, and has filed 12 lawsuits, with an aggregate amount of W290,520 million. Moreover, KDB Ireland Ltd., a consolidated subsidiary, is involved in a case against Hanvit LSP and Woori Bank in relation to an asset management contract. The final outcome of these cases cannot yet be determined as of the report date, although Management believes they will not materially affect the Bank’s financial position.

14.	Derivative Financial Instruments and the Related Contracts

      The Bank utilizes derivative financial instruments to hedge against financial market risks or for trading purposes.

      In case of trading purposes, the Bank uses futures and forward contracts, swaps, and options, in order to gain a profit from short-term fluctuations of the underlying value of the derivatives, by forecasting the future interest rate, exchange rate or other variables affecting the value of the instruments. Furthermore, the Bank also trades the instruments to hedge against the derivative financial instruments purchased by the Bank’s customers.

      Additionally, the trading derivatives include the derivatives used to hedge the exchange rate of the Bank’s foreign currency assets and liabilities and interest rate of the Bank’s loans and borrowings, of which the underlying assets and liabilities are already valued at fair market value in accordance with the financial

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

accounting standards generally accepted in the Republic of Korea or the position hedging transactions in which derivative instruments are not specifically identified to the underlying transactions.

      The hedging instruments generally include the cross currency swaps and/or interest rate swaps used to hedge the borrowings and bonds denominated in foreign currency from the exchange rate and/or the interest rate risks. Those hedging transactions are made with foreign financial institutions and domestic banks. The hedging instruments also include the interest swaps used to reduce interest rate risks of the Industrial Finance Bonds issued in won.

      The unsettled contract amount of the Bank’s derivatives and the related valuation gains (losses) as of June 30, 2005, are as follows:

	Unsettled contract amount						Valuation gains/losses (P/L)						Valuation
													asset
	Trading		Hedging				Trading		Hedging				(liability)
	purpose		purpose		Total		purpose		purpose		Total		(B/S)

	(in millions of Korea Won)
Interest rate
Forward	W	2,481,720	W	—	W	2,481,720	W	39	W	—	W	39	W	39
Futures		8,390,332		—		8,390,332		(1,669)		—		(1,669)		—
Swap		47,214,171		3,575,185		50,789,356		8,351		3,630		11,981		167,888
Option
Buy		728,808		—		728,808		370		—		370		15,450
Sell		699,256		—		699,256		5,770		—		5,770		(11,160)

		59,514,287		3,575,185		63,089,472		12,861		3,630		16,491		172,217

Currency
Forward		53,575,269		—		53,575,269		(61,945)		—		(61,945)		(196,903)
Futures		284,937		—		284,937		2,951		—		2,951		—
Swap		18,502,171		2,378,675		20,880,846		23,143		(95,833)		(72,690)		44,134
Option
Buy		3,008,739		—		3,008,739		4,063		—		4,063		39,162
Sell		3,147,272		—		3,147,272		(1,765)		—		(1,765)		(72,908)

		78,518,388		2,378,675		80,897,063		(33,553)		(95,833)		(129,386)		(186,515)

Stock price index
Futures		14,192		—		14,192		(90)		—		(90)		—
Option
Buy		653,500		—		653,500		(3,839)		—		(3,839)		24,813
Sell		653,835		—		653,835		4,230		—		4,230		(24,839)

		1,321,527		—		1,321,527		301		—		301		(26)

	W	139,354,202	W	5,953,860	W	145,308,062	W	(20,391)	W	(92,203)	W	(112,594)	W	(14,324)

15.	Shareholder’s equity

     Paid-in Capital

      The Korean government shall provide the entire paid-in capital of the Bank in accordance with the Korea Development Bank Act. The authorized paid-in capital amounts to W10,000,000 million as of

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

June 30, 2005. The total paid-in capital of the Bank outstanding as of June 30, 2005 is W8,241,861 million.

      On April 30, 2004, the Korean government increased the Bank’s capitalization by W1,000 billion by additionally contributing KEPCO shares of W695 billion and subscription certificates of Korean Water Resources Corporation amounting to W305 billion.

     Legal Reserve

      The Korea Development Bank Act requires the Bank to appropriate net income as a legal reserve. This reserve can be transferred to paid-in capital or used to offset accumulated deficit.

     Offsetting of Accumulated Deficit

      In accordance with the Korea Development Bank Act, the Bank offsets accumulated deficit with reserves. If the reserves are insufficient to eliminate the accumulated deficit, the Korean government should complement the deficiency.

      The changes in valuation gain (loss) from investment securities recorded as capital adjustments for the the six-month periods ended June 30, 2005, and the year ended December 31, 2004, are presented as follows:

	2005						2004

	Available-for-		Securities under
	sale securities		the equity method		Total		Total

	(in millions of Korean Won)
Beginning balance	W	630,730	W	78,603	W	709,333	W	(176,620)
Increase (decrease) due to disposals and others		(29,500)		(4,986)		(34,486)		5,665
Valuation gain (loss) during the period		686,500		99,700		786,200		880,288
Replacement to deferred tax asset		(354,126)		(38,929)		(393,055)		—

Ending balance	W	933,604	W	134,388	W	1,067,992	W	709,333

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

16.	Other Non-Interest Revenue (Expenses)

      Other non-interest revenue (expenses) for the six-month periods ended June 30, 2005 and 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Other non-interest revenue
Gain on foreign currency transactions	W	276,228	W	313,486
Others		28,451		23,568

	W	304,679	W	337,054

Other non-interest expense
Loss on foreign currency transactions	W	602,017	W	614,857
Donations		17,325		17,860
Others		39,605		107,480

	W	658,947	W	740,197

17.	General and Administrative Expenses

      General and administrative expenses for the six-month periods ended June 30, 2005 and 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Salaries	W	87,823	W	79,432
Retirement allowance		9,676		9,806
Employee benefits		6,740		7,120
Rent		3,598		3,728
Depreciation		9,362		8,573
Taxes and dues		4,985		4,567
Printing		2,131		2,098
Travel		1,592		1,485
Commission		4,692		4,327
Others		29,584		27,765

	W	160,183	W	148,901

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

18.	Non-Operating Income (Expenses)

      Non-operating income (expenses) for the six-month period ended June 30, 2005 and 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Non-operating income
Rental income	W	409	W	282
Gain on disposal of loans receivable		10,913		242
Gain on disposal of available-for-sale securities		69,987		62,832
Gain on disposal of securities under the equity method		584,731		4
Equity gain on investments		778,109		563,882
Others		8,462		2,043

		1,452,611		629,285

Non-operating expenses
Loss on disposal of loans receivable		—		3,774
Loss on disposal of available-for-sale securities		7,227		87,970
Equity loss on investments		248,873		—
Impairment loss on available-for sale securities		5,414		168,006
Others		45,968		34,770

		307,482		294,520

	W	1,145,129	W	334,765

19.	Income Tax Expenses

      Income tax expenses for the six-month period ended June 30, 2005 and the year ended December 31, 2004, are as follows:

	2005		2004

	(in millions of
	Korean Won)
Deferred income taxes(1)	W	—	W	139,465
Income taxes for overseas branches		646		3,769

	W	646	W	143,234

(1)	All local deferred income tax assets for the year ended December 31, 2004, are estimated to have no future benefits.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

     Changes in deferred tax asset (liability) for the six-month periods ended June 30, 2005, and the year ended December 31, 2004, are as follows:

	2005		2004

	(in millions of
	Korean Won)
Beginning balance	W	(132)	W	139,039
Impairment on deferred income tax assets		—		(139,465)
Changes in deferred tax added to equity(1)		(393,055)		—
Changes in deferred tax by regulations of local branches		2		294

Ending balance	W	(393,185)	W	(132)

(1)	The Company periodically assesses its ability to recover deferred income tax assets. In the event of a significant uncertainty regarding the Company’s ultimate ability to realize such assets as The KDB Capital Corp. and others, the assets are reduced to its estimated net realizable value.

     Operating loss carryforward as of June 30, 2005, though not recognized as deferred income tax assets are as follows:

	Amounts		Expiration

	(in millions of Korean Won)
Operating loss carryforward incurred on 2000	W	293,343	2005
Operating loss carryforward incurred on 2001		816,542	2006
Operating loss carryforward incurred on 2003		1,250,053	2008

20.	Average Amounts of Assets and Liabilities Related to Interest Income and Expenses

      Interest income or expense and the average amounts of related assets or liabilities for the six-month period ended June 30, 2005 and the year ended December 31, 2004, are as follows:

	2005				2004

	Average		Interest income		Average		Interest income
	amount		or expense		amount		or expense

	(in millions of Korean Won)
Assets
Due from banks	W	1,080,465	W	13,859	W	1,553,614	W	30,305
Securities		16,330,023		353,867		13,954,406		657,987
Loans receivable		45,775,721		1,035,345		47,130,736		2,138,604
Others		—		16,239		—		20,246

				1,419,310				2,847,142

Liabilities
Deposits	W	9,310,826	W	145,559	W	10,067,279	W	332,772
Borrowings		20,576,014		275,230		21,707,719		500,244
Bonds		40,786,892		797,410		39,313,612		1,683,038
Others		—		13,912		—		12,839

			W	1,232,111			W	2,528,893

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

21.	Assets and Liabilities Denominated in Foreign Currencies

      Significant assets and liabilities denominated in foreign currencies as of June 30, 2005 and December 31, 2004, are as follows:

	Foreign currency(1)				Equivalent in Korean Won

	2005		2004		2005		2004

	(in millions of Korean Won, US$ in thousands)
Assets
Cash	US$	2,542	US$	2,563	W	2,604	W	2,676
Due from banks		560,433		685,151		574,108		715,160
Trading securities		622,379		858,473		637,565		896,074
Investment securities (available-for-sale)		2,252,182		2,202,531		2,307,135		2,299,001
Investment securities (held-to-maturity)		55,000		165,986		56,342		173,256
Investment securities using the equity method		197,164		175,277		201,975		182,954
Bills bought		1,778,367		1,798,280		1,821,759		1,877,044
Call loans		108,286		532,600		110,928		555,928
Loans receivable		13,167,912		12,937,447		13,489,209		13,504,106
Domestic import usance bills		2,615,749		2,705,462		2,679,573		2,823,961
Receivables		10,915		16,105		11,181		16,811
Other assets		5,826,238		5,241,385		5,968,399		5,470,957

	US$	27,197,167	US$	27,321,260	W	27,860,778	W	28,517,928

Liabilities
Deposits	US$	1,369,582	US$	1,588,031	W	1,403,000	W	1,657,586
Borrowings		9,951,012		10,499,858		10,193,817		10,959,752
Bonds sold under repurchase agreements		533,081		382,390		546,088		399,139
Call money		107,467		251,148		110,089		262,148
Bonds in foreign currencies		11,300,342		10,865,595		11,576,070		11,341,508
Other liabilities		3,661,720		3,948,314		3,751,066		4,121,250

	US$	26,923,204	US$	27,535,336	W	27,580,130	W	28,741,383

(1)	Assets or liabilities denominated in foreign currencies other than in US dollars have been converted into US dollars by using the exchange rate in effect on June 30, 2005.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

22.	Related Party Transactions

      There is no difference in the loan policy that the Bank applies between related and third parties. The following table presents the balances of major loans to the related parties, including payment guarantees, as of June 30, 2005, and December 31, 2004, subject to consolidation:

	2005		2004

	(in millions of Korean Won)
The KDB Capital Corp.	W	688,508	W	460,208
KDB Asia Limited Hong Kong		122,640		183,210
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		1,424,942		1,302,117
Daewoo Securities Co., Ltd.		200,000		400,000
STX Pan Ocean Shipping Co., Ltd.		—		65,238
KDB Ireland Ltd.		149,562		88,723
KDB Bank (Hungary) Ltd.		40,976		41,752

	W	2,626,628	W	2,541,248

23.	Operation Results of Trust Accounts

      The income statement of the trust accounts for the six-month periods ended June 30, 2005 and 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Revenue
Interest income	W	65,807	W	97,520
Gain from securities		16,255		15,087
Others		17,773		18,276

	W	99,835	W	130,883

Expenses
Dividends of trust profits to beneficiaries	W	53,131	W	74,937
Commissions paid		3,242		2,836
Loss from securities		21,128		4,891
Trust fee to the Bank		12,354		12,648
Provisions for possible loan losses		55		30,862
Others		9,925		4,709

	W	99,835	W	130,883

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

24.	Supplemental Cash Flow Information

      Transactions not involving any inflow or outflow of cash for the six-month periods ended June 30, 2005 and 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Loan converted to equity securities	W	36,987	W	1,771
Investment in kind		—		1,000,000

25.	Restatement of Prior Year Financial Statements

      In accordance with the new interpretation for the accounting treatment of private beneficiary certificate by Financial Supervisory Service, a private beneficiary certificate on which the Bank, as an investor, agrees to have no interference and is not practically managing the certificate at all, is regarded as an ordinary beneficiary certificate and recorded as securities. As a result, the Bank restated the accompanying financial statements as of December 31, 2004, increasing the capital adjustments by W23,391 million and decreasing retained earnings by W23,391 million. In addition, capital adjustments as of June 30, 2005, increased by W18,471 million and net income for the six-month period ended June 30, 2005, decreased by W18,471 million due to the said restatement.

      Relative to loans receivable disposal prior to January 1, 2004, the Bank computes for gain(loss) on disposal as the difference between the disposal price and book value of the loan at disposal date; while for cases of written off loans, the disposal price is adjusted to consider the provision for bad debts in cases of written off loans. Effective January 1, 2004, however, the Bank adopted to only consider the difference between the book value of the loans in the prior year end and the disposal price as the gain(loss) on disposal for all loans.

      The income statement for the six-month period ended June 30, 2004, presented herein for comparative purposes, has been restated, resulting in an increase of losses in loan disposal amounting to W166 million and a decrease of provision for loan losses amounting to W166 million. Such changes do not affect net asset value as of December 31, 2004 and operating income and net income for the six-month period ended June 30, 2004.

THE REPUBLIC OF KOREA

Government and Politics

Relations with North Korea

      In July 2005, six-party talks resumed in Beijing but adjourned for three weeks after 13 days of negotiations produced no agreement on a statement of principles.

The Economy

Economic Developments since 1997

      Credit rating changes. In July 2005, Standard and Poor’s upgraded the Republic’s long-term foreign currency rating from A- to A.

Gross Domestic Product

      Based on preliminary data, GDP growth in the first half of 2005 was 3.0% at constant market prices, as aggregate private and general government consumption expenditures increased by 2.3% and gross domestic fixed capital formation increased by 1.2%, each compared with the same period in 2004.

Prices, Wages and Employment

      Based on preliminary data, in the first half of 2005, the inflation rate was 3.1% and the unemployment rate was 3.9%.

Monetary Policy

Money Supply

      The following table shows the volume of the Republic’s money supply:

As of
June 30, 2005

(billions of Won)
Money Supply(M1)(1)	338,163.3
Quasi-Money(2)	645,729.7
Money Supply(M2)	983,893.0
M2 Percentage Increase Over Previous Year	6.0%

(1)	Consists of currency in circulation and demand and instant access savings deposits at financial institutions.

(2)	Includes time and installment savings deposits, marketable instruments, yield-based dividend instruments and financial debentures, excluding financial instruments with a maturity of more than two years.

Source: The Bank of Korea.

Balance of Payments and Foreign Trade

Balance of Payments

      Based on preliminary data, the current account surplus for the first six months of 2005 was US$8.7 billion.

Trade Balance

      The following table summarizes the Republic’s trade balance for the periods indicated:

Trade Balance

				Exports as
			Balance	% of
	Exports(1)	Imports(2)	of Trade	Imports

	(millions of dollars, except percentages)
June 30, 2004	123,273.8	108,067.4	15,206.4	114.1
June 30, 2005(3)	136,544.1	124,024.8	12,519.3	110.1

(1)	These entries are derived from trade statistics and are valued on a free on board basis, meaning that the insurance and freight costs are not included.

(2)	These entries are derived from customs clearance statistics on a C.I.F. basis, meaning that the price of goods include insurance and freight cost.

(3)	Preliminary data.

Source: The Bank of Korea.

     Based on preliminary data, the Republic recorded a trade surplus of US$12.5 billion in the first half of 2005. Exports increased by 10.8% and imports increased by 14.8% compared to the corresponding period of 2004.

      The Republic’s largest trading partners, the United States, Japan and China accounted for the following percentages of the country’s imports and exports for the first half of 2005:

	June 30, 2005(1)

	Exports	Imports

United States	14.7%	12.1%
Japan	8.7%	19.1%
China(2)	21.3%	15.9%

(1)	Preliminary.

(2)	Includes Hong Kong.

Source: Ministry of Commerce, Industry and Energy.

Foreign Currency Reserves

      As of July 31, 2005, the Government’s foreign currency reserves amounted to US$205.7 billion.

Government Finance

      Based on preliminary data, for 2004, revenues increased by approximately 4.1%, which represented 25.8% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of W5.6 trillion in 2004.

DESCRIPTION OF THE NOTES

      The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the forms of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the U.S. Securities and Exchange Commission as exhibits to the registration statement no. 333-111608.

      The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

      We will issue the Notes under the fiscal agency agreement, dated as of February 15, 1991, as amended as of June 25, 2004, between us and The Bank of New York, as fiscal agent. The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

      The Notes are initially limited to US$                    aggregate principal amount and will mature on September      , 20     . The Notes will bear interest at the rate of           % per annum. Interest on the Notes is payable semi-annually on March      and September      of each year, beginning on March      , 2006. Interest on the Notes will accrue from September      , 2005. We will pay interest to the person who is registered as the owner of a Note at the close of business on the fifteenth day (whether or not a business day) preceding such interest payment date. Interest on the Notes will be computed based on a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the Notes in immediately available funds in U.S. dollars.

Denomination

      The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

      We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

      We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear or Clearstream, Luxembourg if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream, Luxembourg. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg.”

      The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

      For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, we will appoint and maintain a paying and transfer agent in Singapore, where the certificates representing Notes may be presented or surrendered for payment or redemption (if required), in the event that we issue the Notes in definitive form in the limited circumstances set forth in the accompanying prospectus. In addition, an announcement of such issue will be made through the SGX-ST. Such announcement will include all material information with respect to the delivery of the definitive Notes, including details of the paying and transfer agent in Singapore.

Notices

      All notices regarding the Notes will be published in London in the Financial Times and in New York in The Wall Street Journal (U.S. Edition). If we cannot, for any reason, publish notice in any of those newspapers, we will choose an appropriate alternate English language newspaper of general circulation, and notice in that newspaper will be considered valid notice. Notice will be considered made on the first date of its publication.

CLEARANCE AND SETTLEMENT

      We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream, Luxembourg. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

      DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

      DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream, Luxembourg

      Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream, Luxembourg are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream, Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream, Luxembourg participant.

Ownership of Notes through DTC, Euroclear and Clearstream, Luxembourg

      We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the Notes through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers securities accounts with DTC.

      We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream, Luxembourg and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

      DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the Notes. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as holder under the Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Trading Between DTC Purchasers and Sellers

      DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

      Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

      When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

      Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream,

Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the Notes are credited to their accounts one day later.

      As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

      Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

      Finally, day traders who use Euroclear or Clearstream, Luxembourg and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream, Luxembourg participants should note that these trades will automatically fail unless one of three steps is taken:

•	borrowing through Euroclear or Clearstream, Luxembourg for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream, Luxembourg account, in accordance with the clearing system’s customary procedures;

•	borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg participant.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and a DTC Purchaser

      Due to time-zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be backvalued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

      If the Euroclear or Clearstream, Luxembourg participant selling the Notes has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

      Settlement in other currencies between DTC and Euroclear and Clearstream, Luxembourg is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

UNITED STATES TAX CONSIDERATIONS

      Stated interest on the Notes will be treated as qualified stated interest for U.S. federal income tax purposes. For a discussion of certain U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

      We and the underwriters named below (the “Underwriters”) have entered into a Terms Agreement dated September      , 2005 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement — Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Hongkong and Shanghai Banking Corporation Limited are acting as representatives of the Underwriters. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally, and each of the Underwriters has severally agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Principal Amount
Underwriters	of the Notes

J.P. Morgan Securities Inc.	US$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
The Hongkong and Shanghai Banking Corporation Limited

Total	US$

      Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any of the Notes, then the Underwriters are obligated to take and pay for all of the Notes.

      The Underwriters initially propose to offer the Notes directly to the public at the offering price described on the cover page and may offer a portion to certain dealers at a price that represents a concession not in excess of           % of the principal amount with respect to the Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of           % of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

      The Notes are new classes of securities with no established trading market. We have applied for listing of the Notes on the SGX-ST. There can be no assurance that such listing will be obtained. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

      We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

      The amount of net proceeds is US$                    after deducting the underwriting discounts but not estimated expenses. Expenses associated with this offering, to be paid by us, are estimated to be US$                    . We have agreed to reimburse the Underwriters for certain of their out-of-pocket expenses incurred in connection with the offering of the Notes.

      In the ordinary course of their respective businesses, some of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates.

Delivery of the Notes

      We will make delivery of the Notes, against payment in same-day funds on or about September      , 2005, which we expect will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement or the next succeeding business day, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

      Each Underwriter has represented and agreed, severally and not jointly, to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Hong Kong

•	the Notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Italy

      No solicitations in connection with the offering of the Notes will be made in Italy by any party, including the Underwriters. No copies of this prospectus supplement, the accompanying prospectus or any other documents relating to the Notes will be distributed in Italy. No Notes will be offered, sold or delivered in Italy.

Japan

      The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”). Accordingly, the Notes may not, directly or indirectly, be offered or sold in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and other applicable laws and regulations of Japan. As used in this paragraph “resident of Japan” means any person residing in Japan, including any corporation or other entity organized under the laws of Japan.

Korea

      The Notes have not been offered, sold or delivered and will not be offered, sold or delivered in Korea, directly or indirectly, for the account or benefit of, any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations. Any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

Singapore

      This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act (Cap. 289) of Singapore (the “Singapore Securities and Futures Act”), (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Singapore Securities and Futures Act or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Securities and Futures Act.

United Kingdom

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Price Stabilization and Short Position

      In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Stabilizing Manager”) or any person acting for it, on behalf of the Underwriters, may purchase and sell the Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of the Notes in excess of the principal amount of Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of the Notes in the open market for the purpose of preventing or retarding a decline in the market price of the Notes. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absense of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time but, in any case, no later than 30 days from the date of issue of the Notes.

LEGAL MATTERS

      The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Woo Yun Kang Jeong & Han, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Davis Polk & Wardwell may rely as to matters of Korean law upon the opinion of Woo Yun Kang Jeong & Han, and Woo Yun Kang Jeong & Han may rely as to matters of New York law upon the opinion of Cleary Gottlieb Steen & Hamilton LLP.

OFFICIAL STATEMENTS AND DOCUMENTS

      Our Governor and Chairman of the Board of Directors, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Korea Development Bank.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments— The Republic of Korea” as the source of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

      We were established in 1954 as a government-owned financial institution pursuant to The Korea Development Bank Act, as amended. The address of our registered office is 16-3, Youido-dong, Yongdeungpo-ku, Seoul 150-973, The Republic of Korea. Our authorized share capital is W10,000 billion. As of June 30, 2005, our paid-in capital, which was fully subscribed to by the Government of Korea, was W8,241.9 billion.

      Our Board of Directors can be reached at the address of our registered office: c/o 16-3, Youido-dong, Yongdeungpo-ku, Seoul 150-973, The Republic of Korea.

      The issue of the Notes has been authorized by a resolution of our Board of Directors passed on November 26, 2004 and a decision of our Governor dated August 22, 2005. On August 23, 2005, we filed our report on the proposed issuance of the Notes with the Ministry of Finance and Economy of Korea.

      Except as disclosed in this prospectus supplement and the accompanying prospectus, since December 31, 2004, there has been no material adverse change in our financial condition. In addition, except as disclosed in this prospectus supplement and the accompanying prospectus, since June 30, 2005, there has been no material adverse change in our capitalization as described in the table appearing on page S-8 of this prospectus supplement which is material in the context of the issue of the Notes.

      We are not involved in any litigation, arbitration or administrative proceedings that are material in the context of the issue of the Notes and are not aware of any such litigation, arbitration or administrative proceedings whether pending or threatened.

      The registration statement with respect to us and the Notes has been filed with the U.S. Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549.

      The Notes have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg (Common Code:                              ; ISIN: US500630BL19; CUSIP: 500630BL1).

PROSPECTUS
The Korea Development Bank
$3,000,000,000
Debt Securities
Warrants to Purchase Debt Securities
Guarantees

      We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus is dated June 24, 2005

CERTAIN DEFINED TERMS AND CONVENTIONS
      All references to “Korea” or the “Republic” contained in this prospectus mean The Republic of Korea. All references to the “Government” mean the government of Korea. All references to the “Bank” mean The Korea Development Bank.
      Unless otherwise indicated, all references to “won,” “Won” or “W” contained in this prospectus are to the currency of Korea, and references to “U.S. dollars,” “Dollars,” “$” or “US$” are to the currency of the United States of America.
      All discrepancies in any table between totals and the sums of the amounts listed are due to rounding.
      Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

USE OF PROCEEDS
      Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for our general operations.

THE KOREA DEVELOPMENT BANK
Overview

      We were established in 1954 as a government-owned financial institution pursuant to The Korea Development Bank Act, as amended (the “KDB Act”). Since our establishment, we have been the leading bank in the Republic with respect to the provision of long-term financing for projects designed to assist the nation’s economic growth and development. The Government owns all of our paid-in capital. Our registered office is located at 16-3 Youido-dong, Youngdeungpo-gu, Seoul, The Republic of Korea.
      Our primary purpose, as stated in the KDB Act, is to “furnish and administer funds for the financing of major industrial projects in order to expedite industrial development and expansion of the national economy.” We make loans available to major industries for equipment, capital investment and the development of high technology. In addition to these equipment capital loans, we make working capital loans to borrowers to whom we have extended equipment capital loans, to enterprises the capital of which has been subscribed for, or is owned by, the Government or us and to high technology companies as provided by our By-Laws.
      As of December 31, 2004, we had W46,877.9 billion of loans outstanding, total assets of W92,227.2 billion and total equity of W10,263.0 billion, as compared to W48,652.9 billion of loans outstanding, W89,263.2 billion of total assets and W7,402.9 billion of total equity as of December 31, 2003. For the year ended 2004, we recorded interest income of W2,847.1 billion, interest expense of W2,528.9 billion and net income of W997.5 billion, as compared to W2,821.4 billion of interest income, W2,684.8 billion of interest expense and W166.9 billion of net income for the year ended 2003. See “The Korea Development Bank—Selected Financial Statement Data.”
      Pursuant to the KDB Act, the Government must hold all of our paid-in capital. In addition to contributions to our capital, the Government provides direct financial support for our financing activities. The Government’s determination each fiscal year regarding the amount of financial support to extend to us, in the form of loans, guarantees or contributions to capital, plays an important role in determining our lending capacity. The Government, acting through the President of the Republic, has the power to appoint or dismiss our Governor and Chairman of the Board of Directors. In addition, the Government, acting through the Minister of Finance and Economy, has the power to appoint and dismiss our members of the Board of Directors and Auditor. Pursuant to the KDB Act, the Minister of Finance and Economy has supervisory power over our general business and managerial matters while the Financial Supervisory Commission has supervisory authority over capital adequacy and managerial soundness matters.
      The Government supports our operations pursuant to Article 44 of the KDB Act. Article 44 provides that “the annual net losses of the Korea Development Bank shall be offset each year by the reserve, and if the reserve be insufficient, the deficit shall be replenished by the Government.” As a result of the KDB Act, the Government is generally responsible for our operations and is legally obligated to replenish any deficit that arises if our reserve, consisting of our surplus and capital surplus items, is insufficient to cover our annual net losses. In light of the above, if we had insufficient funds to make any payment under any of our obligations, including the debt securities and guarantees covered by this prospectus, the Government would take appropriate steps, such as by making a capital contribution, by allocating funds or by taking other action, to enable us to make such payment when due. The provisions of Article 44 do not, however, constitute a direct guarantee by the Government of our obligations under the debt securities or the guarantees, and the provisions of the KDB Act, including Article 44, may be amended at any time by action of the National Assembly.
      In January 1998, the Government amended the KDB Act to:

•	subordinate our borrowings from the Government to other indebtedness incurred in our operations;

•	allow the Government to offset any deficit that arises if our reserve fails to cover our annual net losses by transferring Government-owned property, including securities held by the Government, to us; and

•	allow direct injections of capital by the Government without prior National Assembly approval.
      The Government amended the KDB Act in May 1999 and the Enforcement Decree of the KDB Act, as amended (the “KDB Decree”), in March 2000, to allow the Financial Supervisory Commission to supervise and regulate us in terms of capital adequacy and managerial soundness.
      In March 2002, the Government amended the KDB Act to enable us, among other things, to:

•	obtain low-cost funds from The Bank of Korea and from the issuance of debt securities (in addition to already permitted Industrial Finance Bonds), which funds may be used for increased levels of lending to small and medium size enterprises;

•	broaden the scope of borrowers to which we may extend working capital loans to include companies in the manufacturing industry, enterprises which are “closely related” to enhancing the corporate competitiveness of the manufacturing industry and leading-edge high-tech companies; and

•	extend credits to mergers and acquisitions projects intended to facilitate corporate restructuring efforts.
      The Minister of Finance and Economy of the Republic has, on behalf of the Republic, signed the registration statement of which this prospectus forms a part.
Capitalization
      As of December 31, 2004, our authorized capital was W10,000 billion and capitalization was as follows:

December 31, 2004(1)

(billions of won)
Long-term debt(2)(3):
Won currency borrowings	W 4,036.7
Industrial finance bonds	22,953.9
Foreign currency borrowings	4,226.7

Total long-term debt	31,217.3

Capital:
Paid-in capital	8,241.9
Capital surplus	44.4
Retained earnings	1,290.8
Capital adjustments	685.9

Total capital	10,263.0

Total capitalization	W41,480.3

(1)	Except as disclosed in this prospectus, since December 31, 2004 there has been no material adverse change in our capitalization.

(2)	We have translated borrowings in foreign currencies into Won at the rate of W1,040.0 to US$1.00, which was the market average exchange rate, as announced by the Seoul Money Brokerage Services Ltd., on December 31, 2004.

(3)	As of December 31, 2004, we had contingent liabilities totaling W8,945.9 billion under outstanding guarantees issued on behalf of our clients. For further information relating to our contingent liabilities under outstanding guarantees as of December 31, 2004, see “—Financial Statements and the Auditors—Notes to Non-Consolidated Financial Statements of December 31, 2004 and 2003—Notes 12 and 13.”

Business

Purpose and Authority
      Since our establishment, we have been the leading bank in the Republic in providing long-term financing for projects designed to assist the nation’s economic growth and development.
      Under the KDB Act, the KDB Decree and our By-Laws, our primary purpose is to “furnish and administer funds for the financing of major industrial projects in order to expedite industrial development and expansion of the national economy.” Since we serve the public policy objectives of the Government, we do not seek to maximize profits. We do, however, strive to maintain a level of profitability to strengthen our equity base and support growth in the volume of our business.
      Under the KDB Act, we may:

•	provide equipment capital loans with maturities of more than one year to major industries;

•	provide working capital loans to high technology industries as well as our existing borrowers of equipment capital loans;

•	issue guarantees for the benefit of projects that we have the authority to finance;

•	make equity investments in Korean corporations engaged in activities that we have the authority to finance or that are designated by the Government;

•	subscribe to, underwrite, invest in or guarantee corporate debentures, including debentures issued by non-corporate special juridical persons established by special laws of the Republic, issued to finance major industrial projects or debt securities or debentures issued by public institutions;

•	engage in debt securities dealing activities in the secondary market;

•	accept some types of time and savings deposits from the general public;

•	accept demand deposits from existing corporate customers, central and local governments and entities designated by Presidential decree;

•	underwrite or invest in stocks of Government-owned corporations carrying out major industrial projects;

•	execute foreign exchange transactions, including currency and interest swap transactions;

•	provide planning, management, research and other support services at the request of the Government, public bodies, financial institutions or enterprises; and

•	carry out other businesses incidental to the foregoing.

Government Support and Supervision

      The Government owns all of our paid-in capital, as required by the KDB Act. On February 20, 2000, the Government contributed W100 billion in cash to our capital. On December 29, 2000, we reduced our paid-in capital by W959.8 billion to offset our expected net loss for the year. To compensate for the resulting deficit under the KDB Act, on June 20, 2001, the Government contributed W3 trillion in the form of shares of common stock of the Korea Electric Power Corporation (“KEPCO”) to our capital. On December 29, 2001, the Government contributed W50 billion in cash to our capital. On August 13, 2003, the Government contributed W80 billion in cash to our capital to support our existing fund for facilitating the Republic’s regional economies. On April 30, 2004, the Government contributed W1 trillion in the form of shares of common stock of KEPCO and Korea Water Resources Corporation to our capital to support our lending to small- and medium-sized companies and to compensate for our contribution to LG Card Ltd. in the form of loans, cash injections and debt-for-equity swaps. For further information relating to our contribution to LG Card, see “—Selected Financial Statement Data—Loans to Financially Troubled Companies.” Taking into account these capital contributions and reduction, as of December 31, 2004, our total paid-in capital was W8,241.9 billion, compared to W7,241.9 billion as of December 31, 2003. See “—Financial Statements and the Auditors—Notes to Non-Consolidated Financial Statements of December 31, 2004 and 2003—Note 15.”
      In addition to capital contributions, the Government directly supports our financing activities by:

•	lending us funds to on-lend;

•	allowing us to administer Government loans made from a range of special Government funds;

•	allowing us to administer some of The Bank of Korea’s surplus foreign exchange holdings; and

•	allowing us to receive credit from The Bank of Korea.
      The extent of the Government’s yearly financial support, in the form of loans, guarantees or contributions to capital, helps determine our lending capacity.
      The Government also supports our operations pursuant to Articles 43 and 44 of the KDB Act. Article 43 provides that “the annual net profit of the Korea Development Bank, after adequate allowances are made for depreciation in assets, shall be totally transferred to reserve” and that accumulated amounts in reserve may be capitalized in accordance with the provisions of the KDB Decree. Article 44 provides that “the net losses of the Korea Development Bank shall be offset each fiscal year by the reserve, and if the reserve be insufficient, the deficit shall be replenished by the Government.”
      As a result of the KDB Act, the Government is generally responsible for our operations and is legally obligated to replenish any deficit that arises if our reserve, consisting of our surplus and capital surplus items, is insufficient to cover our annual net losses. In light of the above, if we had insufficient funds to make any payment under any of our obligations, including the debt securities and the guarantees covered by this prospectus, the Government would take appropriate steps, such as by making a capital contribution, by allocating funds or by taking other action, to enable us to make such payment when due. The provisions of Article 44 do not, however, constitute a direct guarantee by the Government of our obligations under the debt securities or the guarantees, and the provisions of the KDB Act, including Article 44, may be amended at any time by action of the National Assembly.
      The Government closely supervises our operations in the following ways:

•	the President of the Republic appoints our Governor and Chairman of the Board of Directors upon the recommendation of the Minister of Finance and Economy;

•	the Minister of Finance and Economy appoints our Deputy Governor and Executive Directors upon the recommendation of our Governor;

•	one month prior to the beginning of each fiscal year, we must submit our proposed program of operations for the fiscal year to the Minister of Finance and Economy;

•	the Minister of Finance and Economy must approve our operating manual, which sets out guidelines for all principal operating matters, including the range of permitted financings;

•	the Board of Audit and Inspection, a Government department, examines our settlement of accounts annually;

•	the Minister of Finance and Economy and the Financial Supervisory Commission together have broad authority to require reports from us on any matter and to examine our books, records and other documents. On the basis of the reports and examinations, the Minister of Finance and Economy may issue any orders deemed necessary to enforce the KDB Act or delegate examinations to the Financial Supervisory Commission;

•	the Financial Supervisory Commission may supervise our operations to ensure managerial soundness based upon the KDB Decree and the Bank Supervisory Regulations of the Financial Supervisory Commission and may issue orders deemed necessary for such supervision;

•	the National Assembly receives our annual report within four months after the end of each fiscal year outlining our operations and analyzing our activities; and

•	we may amend our By-Laws only with the approval of the Minister of Finance and Economy.
      In addition, the conditions of the IMF aid package stated that domestic banks in the Republic, including us, should undergo external audits from internationally recognized accounting firms. Accordingly, we have had our annual financial statements for years commencing 1998 audited by an external auditor. See “—Financial Statements and the Auditors” and “Experts.”
      Pursuant to our most recently approved program of operations, we expect to support the reform and restructuring of the Republic’s economic and industrial structure, including financing of promising small and medium sized enterprises, providing export finance and encouraging investments in infrastructure necessary to promote consumer demand and industrial reorganization.
Selected Financial Statement Data

Results of Operations
      You should read the following financial statement data together with the financial statements and notes included in this prospectus:

	Year Ended December 31,

	2000	2001	2002	2003	2004

	(billions of won)
	(audited)
Income Statement Data
Total Interest Income	5,458.0	4,583.0	3,311.5	2,821.4	2,847.1
Total Interest Expenses	5,356.8	4,359.8	3,179.0	2,684.8	2,528.9
Net Interest Income	101.2	223.1	132.5	136.6	318.3
Operating Revenues	9,869.5	9,758.4	8,006.6	7,751.9	13,381.1
Operating Expenses	9,516.7	9,083.5	8,551.6	8,233.1	13,120.2
Net Income (Loss)	(1,398.4)	109.0	183.9	166.9	997.5

	As of December 31,

	2000	2001	2002	2003	2004

	(billions of won)
	(audited)
Balance Sheet Data
Total Loans(1)	52,582.1	49,437.7	46,134.2	48,652.9	46,877.9
Total Borrowings(2)	70,446.6	68,391.0	66,804.4	70,095.8	70,582.4
Total Assets	81,309.1	82,003.1	78,782.3	89,263.2	92,227.2
Total Liabilities	77,510.9	75,069.6	71,841.7	81,860.3	81,964.3
Total Equity	3,798.2	6,933.4	6,940.6	7,402.9	10,263.0

(1)	These figures include loans, call loans, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to the applicable guidelines.

(2)	Total Borrowings include deposits, call money, borrowings and industrial finance bonds.

2003
      We had net income of W166.8 billion compared to net income of W183.9 billion in 2002.
      Principal factors for the net income in 2003 included:

•	gains on equity method investees of W898.0 billion primarily due to gains from investments in KEPCO and Daewoo Shipbuilding & Marine Engineering;

•	fees and commissions of W353.1 billion primarily due to increased bond underwriting and project financing activities; and

•	net interest income of W136.6 billion primarily due to decreased interest expenses on borrowings and bond payables.
      The above factors were partially offset by: (1) impairment losses of W398.5 billion primarily due to valuation losses on the stock of Hyundai Engineering and Construction and Hynix Semiconductor resulting from changes in accounting regulations with respect to companies subject to the Corporate Restructuring Promotion Act; beginning on January 1, 2003, our equity interests in companies subject to the Corporate Restructuring Promotion Act were recorded at prevailing market prices instead of at acquisition cost; (2) net loss on derivative financial instruments of W330.0 billion; and (3) additional loan loss reserves of W62 billion.
      The overall statutory income tax rate applicable to us is 29.7%. We paid virtually no income tax in 2003 because we carried forward net losses from 1998 to offset net income. Net losses can be carried forward for a maximum of five years under the Corporate Income Tax Law of the Republic.

2004
      We had net income of W997.5 billion compared to net income of W166.8 billion in 2003.
      Principal factors for the net income in 2004 included:

•	gains of W961.4 billion due primarily to gain from equity method investments in KEPCO and gain from the sale of our interest in STX Pan Ocean Co., Ltd.;

•	fees and commissions of W348.3 billion due to increased underwriting of debt securities and increased project financing activities;

•	net interest income of W318.3 billion primarily due to increased interest income on loans and decreased interest expense on bond payables; and

•	reversal of W260.1 billion of provision for loan losses with respect to our credit exposure primarily due to the enhanced asset quality of loans extended to our corporate clients and the sale of the non-memory business of Hynix Semiconductor, one of our corporate clients.
      The above factors were partially offset by net loss on foreign currency transactions of W642.8 billion.
      The overall statutory income tax rate applicable to us is 29.7%. We paid virtually no income tax in 2004 because we carried forward net losses from 2000 to offset net income. Net losses can be carried forward for a maximum of five years under the Corporate Income Tax Law of the Republic.

Provisions for Possible Loan Losses and Loans in Arrears
      We establish provisions for possible losses from problem loans, including guarantees and other extensions of credit, based on the length of the delinquent periods and the nature of the loans, including guarantees and other extensions of credit. As of December 31, 2004, we established provisions of W961.6 billion for possible loan losses and bad debt securities, 12.3% lower than the provisions as of December 31, 2003, and W15.8 billion for doubtful accounts relating to foreign exchange, guarantees and other assets, representing a 65.4% increase from December 31, 2003.
      Certain of our customers have restructured loans with their creditor banks. As of December 31, 2004, we have provided loans of W2,377.7 billion for companies under workout, court receivership, court mediation and other restructuring procedures. In addition, as of such date, we held equity securities of such companies in the amount of W1,236.1 billion following debt-equity swaps. As of December 31, 2004, we had established provisions of W604.7 billion for possible loan losses and W10.9 billion for present value discount with regard to the above loans. We cannot assure you that actual results of the credit loss from the loans to these customers will not exceed the provisions reserved.

      Financial Supervisory Commission guidelines classify loans into five categories; provisions are made in accordance with ratios applicable to each category. Effective December 31, 1999, the Financial Supervisory Commission adopted more stringent definitions for the relevant loan categories which more closely follow international standards. Under the revised definitions, loans are categorized as follows:

Normal	Credits extended to customers which, in consideration of their business and operations, financial conditions and future cash flows, do not raise concerns regarding their ability to repay the credits. 0.5% or more reserves required.

Special attention	Credits extended to customers: (1) which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have potential risks with respect to their ability to repay the credits in the future, although there have not occurred any immediate risks of default in repayment; or (2) which are in arrears for one month or more but less than three months. 2.0% or more reserves required.

Substandard	(1) Credits extended to customers, which in consideration of their business and operations, financial conditions and future cash flows, are judged to have incurred considerable risks for default in repayment as the customers’ ability to repay has deteriorated; or (2) that portion which is expected to be collected of total credits (a) extended to customers which have been in arrears for three months or more, (b) extended to customers which are judged to have incurred serious risks due to the occurrence of final refusal to pay their promissory notes, liquidation or bankruptcy proceedings, or closure of their businesses or (c) of “Doubtful Customers” or “Estimated-loss Customers” (each as defined below). 20% or more reserves required.

Doubtful	That portion of credits in excess of the amount expected to be collected of total credits extended to: (1) customers (“Doubtful Customers”) which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have incurred serious risks of default in repayment due to noticeable deterioration in their ability to repay; or (2) customers which have been in arrears for three months or more but less than twelve months. 50% or more reserves required.

Loss	That portion of credits in excess of the amount expected to be collected of total credits extended to: (1) customers (“Estimated-loss Customers”), which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have to be accounted as a loss as the inability to repay became certain due to serious deterioration in their ability to repay; (2) customers which have been in arrears for twelve months or more; or (3) customers which are judged to have incurred serious risks of default in repayment due to the occurrence of final refusal to pay their promissory notes, liquidation or bankruptcy proceedings, or closure of their businesses. 100% reserves required.

      The following table provides information on our loan loss provisions:

	As of December 31, 2002(1)			As of December 31, 2003(1)			As of December 31, 2004(1)

		Minimum	Loan		Minimum	Loan		Minimum	Loan
	Loan	Provisioning	Loss	Loan	Provisioning	Loss	Loan	Provisioning	Loss
	Amount	Ratio	Provisions	Amount	Ratio	Provisions	Amount	Ratio	Provisions

	(billions of won, except percentages)
Normal	W47,268.5	0.5%	W200.9	W47,669.6	0.5%	W197.3	W50,840.8	0.5%	W189.2
Special attention	3,964.0	2.0%	576.1	2,383.6	2.0%	314.6	2,141.8	2.0%	392.9
Sub-Standard	729.0	20.0%	191.9	1,410.3	20.0%	433.3	575.0	20.0%	141.1
Doubtful	205.3	50.0%	129.8	157.6	50.0%	78.8	182.7	50.0%	148.3
Loss	59.7	100.0%	59.6	78.5	100.0%	80.8	102.6	100.0%	102.6
Others(2)	—	—	—	6,526.3	—	—	—	—	—

Total	W52,226.5		W1,158.2	W58,225.9		W1,104.8	W53,842.9		W974.1

(1)	These figures include loans, guarantees, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to the applicable guidelines.

(2)	Includes loans guaranteed by the Government.
     As of December 31, 2004, our delinquent loans totaled W860.3 billion, representing 1.6% of our outstanding loans and guarantees as of such date. On December 31, 2004, our legal reserve was W293.3 billion, representing 0.5% of our outstanding loans and guarantees as of such date.

Loans to Financially Troubled Companies
      We have significant credit exposure (including loans, guarantees and equity investments) to a number of financially troubled Korean companies including Hyundai Corp., Hynix Semiconductor and Korea Thrunet Co., Ltd. As of December 31, 2004, our credit extended to these companies totaled W776.0 billion, accounting for 0.8% of our total assets as of such date. From July to December 2004, certain of the former Hyundai Group affiliates previously classified as “financially troubled,” including Hyundai Engineering & Construction and Hyundai Merchant Marine, normalized their operations.
      As of December 31, 2004, our total exposure to Hyundai Corp. decreased to W232.6 billion from W364.1 billion as of December 31, 2003, primarily due to its repayment of loans following improved operating results in its shipping business. As of December 31, 2004, our total exposure to Hynix Semiconductor increased to W524.4 billion from W353.8 billion as of December 31, 2003, primarily due to increased capital injection.
      In March 2003, the principal creditor banks of SK Networks commenced corporate restructuring procedures against SK Networks after it publicly announced that its financial statements understated its debt by W1.1 trillion and overstated its profits by W1.5 trillion. In October 2003, SK Networks and its principal creditors agreed to a restructuring plan which, among other things, allowed foreign creditors to cash out their debts at a buyout rate of 43% of the face value of the outstanding debt owed to them. In accordance with the decision of the Creditor Financial Institution Committee of SK Networks, W501.4 billion of our loans to SK Networks was exchanged for equity of SK Networks, consisting of W191.1 billion in common shares, W224.8 billion in callable preferred shares and W85.4 billion in convertible bonds. In addition, Korea Thrunet, an Internet broadband service provider, filed for court receivership and received a court order for the commencement of corporate reorganization proceedings in March 2003. As of December 31, 2004, our total exposure to SK Networks and Korea Thrunet was W851.8 billion and W264.2 billion, respectively. In the second quarter of 2004, we reclassified the outstanding W851.8 billion of our exposure to SK Networks from substandard to precautionary following the improvement in its results of operations and financial condition.
      As of December 31, 2004, we established provisions of W40.0 billion for our exposure to Hyundai Corp., W29.3 billion for the exposure to Hynix Semiconductor, W87.4 billion for our exposure to SK Networks and W146.0 billion for our exposure to Korea Thrunet.

      As of December 31, 2004, we had total exposures of W598.5 billion to LG Card Co., Ltd., Korea’s largest credit card company in terms of both number of credit card holders and charge volume, in the form of debt securities issued by LG Card. Commencing in the second half of 2003, LG Card experienced significant liquidity problems. In November 2003, we and other creditors of LG Card agreed to provide W2 trillion (subsequently adjusted to W1.59 trillion) in new loans to enable LG Card to resume cash operations. Our portion of this commitment was W500.0 billion (subsequently adjusted to W567.4 billion). Certain of LG Card’s creditors (including us) also agreed to extend payments on existing debt for one year after the chairman of LG Group pledged his personal stake in LG Corp., the group holding company, LG Investment & Securities and LG Card as collateral to offset future losses of LG Card. In addition, the creditors agreed to form a normalization steering committee for LG Card to oversee LG Card’s business operations. In March 2004, an extraordinary shareholders meeting was held, and the shareholders elected a new chief executive officer and directors nominated by the committee.
      In 2004, the creditors of LG Card exchanged approximately W2 trillion of LG Card debt into equity, of which our portion amounted to W773.3 billion, and extended W1.59 trillion in new loans to LG Card, of which our portion amounted to W567.4 billion, which were subsequently converted into equity. In 2005, such creditors made cash contributions of W228 billion, of which our portion amounted to W139 billion, and converted an additional W272 billion of debt into equity, of which our portion amounted to W61 billion. LG Group also purchased LG Card’s debt securities in the amount of W800 billion and W375 billion in February and March 2004, respectively (in addition to a W200 billion capital contribution made in December 2003). In 2005, LG Group exchanged W500 billion of LG Card debt for equity. Upon the foregoing transactions and two capital write-downs completed in May 2004 and February 2005, the creditors of LG Card and LG Group held an 85% and 11% stake in LG Card, respectively. As of June 20, 2005, we currently hold a 22.93% stake in LG Card.
      Although our exposure to LG Card is fully collateralized, the value of such collateral or our pro rata entitlement thereto may not be sufficient to cover all future losses arising from our exposure to LG Card. In addition, if LG Card were to enter into workout, restructuring, reorganization or liquidation proceedings in the future, our recovery may be limited. We may, therefore, experience future losses with respect to our exposure to LG Card. We cannot provide any assurance that our exposure to LG Card will not increase in the future, whether through additional loans, equity investments or otherwise.
      In addition to our loans in Korea, as of December 31, 2004, we had loans totaling approximately US$23.5 million to Indonesian entities. Our total loans extended to Indonesian entities decreased to US$23.5 million from US$35.5 million as of December 31, 2003, primarily due to the write off and dispositions of non-performing loans and the repayment of certain loans by Indonesian entities. We have classified the remaining loans to Indonesian entities and substandard and have established provisions of US$3.9 million in respect of such loans. As of December 31, 2004, we did not hold any investment securities of such entities of such entities.
      In 2004, we have not sold any non-performing loans to The Korea Asset Management Corporation, or KAMCO.
Operations

Loan Operations
      We mainly provide equipment capital loans and working capital loans to private Korean enterprises that undertake major industrial projects. The loans generally cover over 50%, and in some cases as much as 100%, of the total project cost. Equipment capital loans include loans to major industries for development of high technology and for acquisition, improvement or repair of machinery and equipment. All loans for equipment must be for more than one year. We may extend working capital loans to entities to whom we made equipment capital loans or provided guarantees, to enterprises partly or wholly owned by the Government or by us and to small- and medium-sized companies engaged in the high technology business.

      We disburse loan proceeds in installments to ensure that the borrower uses the loan for its intended purpose. The KDB Act requires monitoring of the projects or enterprises to which we extend loans or in which we invest and authorizes us to assign our own personnel to a borrower in need of management assistance.
      Before approving a loan, we consider:

•	the economic benefits of the project to the Republic;

•	the extent to which the project serves priorities established by the Government’s industrial policy;

•	the project’s operational feasibility;

•	the loan’s and the project’s profitability; and

•	the quality of the borrower’s management.
      We generally charge interest of up to 6.5% over our prime rate, although we provide a discount between 0.3% and 0.8% to credit-constrained small- and medium-sized companies. We adjust the prime rate monthly. The spread depends on the purpose of the loan, maturity date and the borrower’s credit ratings. Certain loans bear interest at below market rates. Equipment capital loans generally have original maturities of five to ten years, although we occasionally make equipment capital loans with longer maturities. Working capital loans usually mature within two years.
      We generally obtain collateral valued in excess of the original loan from large companies and up to the value of the loan from small- and medium-sized companies. Depending on the type of borrower and loan, the collateral may be equipment purchased with the loan proceeds, industrial plants, real estate and marketable securities. We appraise the value of our collateral at least once a year.
      In May 2004, the Korean Board of Audit and Inspection announced that it was investigating the credit approval system of certain domestic lenders (including us) in connection with alleged irregular lending to certain credit defaulters as well as certain companies with credit risk.
      The following table sets out, by currency and category of loan, our outstanding loans:
Loans(1)

	December 31,

	2002	2003	2004

	(billions of won)
Equipment Capital Loans:
Domestic Currency	9,967.1	9,841.2	9,992.1
Foreign Currency(2)	13,651.4	13,462.1	11,213.1

	23,618.5	23,303.3	21,205.2
Working Capital Loans:
Domestic Currency	4,422.2	6,961.9	7,133.3
Foreign Currency(2)	2,467.1	2,410.7	2,291.0

	6,889.3	9,372.6	9,424.3

Total Loans	30,507.8	32,675.9	30,629.5

(1)	Includes loans extended to affiliates.

(2)	Includes loans disbursed and repayable in Won, the amounts of which are based upon an equivalent amount of foreign currency. This type of loan totaled W5,476.3 billion as of December 31, 2002, W5,538.1 billion as of December 31, 2003 and W4,438.4 billion December 31, 2004. See “—Loans by Categories—Local Currency Loans Denominated in Foreign Currencies.”
     As of December 31, 2004, we had W30,629.5 billion in outstanding loans, a 6.3% decrease from December 31, 2003. The decrease reflected lower demand for facility loans and the repayment of outstanding facility loans.

Maturities of Outstanding Loans
      The following table categorizes our outstanding loans by their remaining maturities:
Outstanding Loans by Remaining Maturities(1)

	December 31,			As % of
				December 31,
	2002	2003	2004	2004 Total

	(billions of won, except percentages)
Loans with Remaining Maturities of Less Than One Year	7,986.6	9,937.1	10,301.9	33.6
Loans with Remaining Maturities of One Year or More	22,521.2	22,738.8	20,327.6	66.4

Total	30,507.8	32,675.9	30,629.5	100.0

(1)	Includes loans extended to affiliates.

Loans by Industrial Sector
      The following table sets out the total amount of our outstanding loans, categorized by industry sector:
Outstanding Loans by Industry Sector(1)

	December 31,			As % of
				December 31,
	2002	2003	2004	2004 Total

	(billions of won, except percentages)
Manufacturing	13,662.0	15,612.2	16,243.6	53.0
Transportation and Communication	3,425.7	3,490.0	3,155.3	10.3
Electric, Gas and Water Supply Industry	3,149.4	2,170.6	1,133.7	3.7
Banking and Insurance	4,163.7	2,751.8	2,773.3	9.1
Public Administration and National Defense	3,734.7	3,409.1	3,283.8	10.7
Others	2,372.3	5,242.2	4,039.8	13.2

Total	30,507.8	32,675.9	30,629.5	100.0

Percentage increase (decrease) from previous period	(14.5)%	7.1%	(6.3)%

(1)	Includes loans extended to affiliates.
     The manufacturing sector accounted for 53.0% of our outstanding loans as of December 31, 2004. Loans related to the manufacture of metal products, machinery and equipment accounted for 25.2% of our total outstanding loans, and loans related to the manufacture of chemical, petroleum, coal, rubber and plastic products for 14.2%.
      The Small and Medium Industry Promotion Corporation was our single largest borrower as of December 31, 2004, accounting for 9.0% of our outstanding loans. As of December 31, 2004, our five largest borrowers accounted for 18.8% of our outstanding loans and the 20 largest borrowers for 34.4%.

      The following table breaks down the loans to our 20 largest borrowers outstanding as of December 31, 2004 by industry sector:
20 Largest Borrower by Industry Sector

As % of December 31, 2004
Total Outstanding Loans

Financing, Insurance and Business Services	49.1%
Manufacturing	36.4%
Construction	—%
Transportation and Communication	10.6%
Electricity and Waterworks	3.9%
      Pursuant to the KDB Decree, we may not extend credits in excess of 20% of our total capital to a single borrower and in excess of 25% of our total capital to a single borrower and certain affiliates, with certain statutory exceptions including debt restructurings pursuant to the Republic’s insolvency laws or other public policy reasons. The KDB Decree requires that any credits in excess of the foregoing limits at the time of the amendment shall be reduced below the limits by December 31, 2004. In addition, the KDB Decree requires us to limit the aggregate of large credits, defined as those in excess of 10% of our total capital, to 500% of our total capital. We are currently in compliance with these requirements.
      A number of our borrowers have encountered financial difficulties during the recent economic crisis. See “ Selected Financial Statement Data—Loans to Financially Troubled Companies.”
      The following table categorizes the new loans made by us by industry sector:
New Loans by Industry Sector

	December 31,			As % of
				December 31,
	2002	2003	2004	2004 Total

	(billions of won, except percentages)
Manufacturing	4,121.9	4,293.2	5,084.3	44.9%
Transportation and Communication	1,338.4	2,163.0	2,818.3	24.9%
Electricity and Waterworks	776.2	1,858.5	1,679.1	14.8%
Financing, Insurance and Business Services	764.8	908.4	1,461.6	12.9%
Others	543.1	346.2	277.7	2.5%

Total	7,544.4	9,569.3	11,321.0	100.0%

Percentage increase (decrease) from previous period	(13.9)%	26.8%	18.3%

Loans by Categories
      In addition to dividing our loans into equipment capital and working capital loans, we classify loans into several groupings, the most important being:

•	industrial fund loans;

•	foreign currency loans;

•	local currency loans denominated in foreign currencies;

•	offshore loans in foreign countries; and

•	government fund loans.

      See “—Financial Statements and the Auditors—Notes to Non-Consolidated Financial Statements of December 31, 2004 and 2003—Note 5” for more information on the types of credit extended by us and the amounts of each type outstanding as of December 31, 2004.
      The following table sets out loans by categories as of December 31, 2004:

	Equipment		Working
	Capital Loans(1)		Capital Loans(1)

	December 31,		December 31,
	2004	%	2004	%

	(billions of won, except percentages)
Industrial Fund Loans	6,685.8	31.5	5,427.6	57.6
Foreign Currency Loans	2,719.3	12.8	716.0	7.6
Local Currency Loans Denominated in Foreign Currencies	3,387.0	16.0	1,051.4	11.2
Offshore Loans in Foreign Currencies	1,132.7	5.3	—	—
Government Fund Loans	912.0	4.3	455.1	4.8
ADB and IBRD Loans	3,974.0	18.7	—	—
Others	2,394.4	11.3	1,774.2	18.8

Total	21,205.2	100.0	9,424.3	100.0

(1)	Includes loans extended to affiliates totaling W2,541.2 billion.
     Industrial Fund Loans. Industrial fund loans are equipment capital and working capital loans denominated in Won to borrowers in major industries to finance equipment and facilities.
      We currently make equipment capital industrial fund loans at floating rates for terms of up to 20 years and for up to 100% of the equipment cost being financed. We make working capital industrial fund loans at floating rates and in amounts constituting up to 40% of the borrower’s estimated annual sales.
      Foreign Currency Loans. We extend loans denominated in U.S. dollars, Japanese yen or other foreign currencies principally to finance the purchase of industrial equipment from abroad or the implementation of overseas industrial development projects by Korean companies. We make these loans at floating interest rates with original maturities, in the case of equipment capital foreign currency loans, of up to 20 years and, in the case of working capital foreign currency loans, of up to two years.
      Local Currency Loans Denominated in Foreign Currencies. We make local currency loans denominated in foreign currencies for the same purposes, and to the same borrowers, as foreign currency loans. Although we denominate the loans in foreign currency, the borrower receives and repays the loans in Won based on foreign exchange rates at the time of receipt and repayment. We currently make loans of this type at floating interest rates with original maturities, in the case of equipment capital loans, of up to 20 years and, in the case of working capital loans, of up to two years.
      Offshore Loans in Foreign Currencies. We extend offshore loans in foreign currencies to finance:

•	the purchase of industrial equipment and the implementation of overseas industrial projects by overseas subsidiaries and branches of Korean companies; and

•	the overseas industrial development projects of foreign government entities, international organizations and foreign companies.
      We make these loans at floating interest rates with original maturities, in the form of equipment capital foreign currency loans, of up to 20 years.

      Government Fund Loans. We make government fund loans primarily to finance:

•	water supply and drainage facilities;

•	the Seoul and Pusan subway systems;

•	small tourist facilities;

•	rural and coastal electricity facilities;

•	hospitals; and

•	other facilities.
      Government fund loans require approval by the appropriate Government ministry. We currently make government fund loans in Won at fixed interest rates with original maturities, in the case of equipment capital loans, of seven to 35 years and, in the case of working capital loans, of up to three years.
      Other Loans. We also make special purpose fund loans for particular industries or projects using funds lent to us by the Government and foreign financial institutions. The Government funds that finance these loans include, among others:

•	the Petroleum Business Fund (energy conservation projects and alternate fuel development projects);

•	the Tourism Promotion Fund (hotel and resort projects); and

•	the Special Industry Supporting Fund (defense projects).
      We also make special purpose fund loans from money received from the World Bank, the ADB, other multinational agencies and foreign financial institutions. For further information relating to such loans, see “—Sources of Funds” and “—Financial Statements and the Auditors—Notes to Non-Consolidated Financial Statements of December 31, 2004 and 2003—Note 5.”

Guarantee Operations
      We extend guarantees to our clients to facilitate their other borrowings and to finance major industrial projects. We guarantee Won-denominated corporate debentures, local currency loans, and other Won liabilities and foreign currency loans from domestic and overseas Korean financial institutions and from foreign institutions. The KDB Act and our By-Laws limit the aggregate amount of our industrial finance bond obligations and guarantee obligations. See “—Sources of Funds.”
      We generally obtain collateral valued in excess of the original guarantee. We appraise the value of our collateral at least once a year. Depending on the borrower, the collateral may be industrial plants, real estate and marketable securities.
      The following table shows our outstanding guarantees:
Guarantees Outstanding

	December 31,

	2002	2003	2004

	(billions of won)
Acceptances	1,135.8	727.3	428.1
Guarantees on local borrowing	930.6	654.8	267.0
Guarantees on foreign borrowing	3,435.8	8,253.9	8,218.5
Letter of guarantee for importers	37.8	39.3	32.3

Total	5,540.0	9,675.3	8,945.9

      On November 13, 2002, we entered into a guarantee agreement with KEPCO with respect to certain of KEPCO’s debt securities in connection with KEPCO’s restructuring and privatization. Pursuant to the guarantee agreement, we issued in February 2003 our guarantee to holders of KEPCO’s Yankee and

Global debt securities with final maturities ranging from 2003 to 2096 (although our guarantee obligations only run through 2016) in an aggregate principal amount of approximately W3.3 trillion, based on exchange rates prevailing on the guarantee issuance date, February 25, 2003, and we issued in April 2003 our guarantee to holders of KEPCO’s Eurobonds with final maturities ranging from 2004 to 2007 in an aggregate principal amount of approximately W0.9 trillion, based on exchange rates prevailing on the guarantee issuance date, April 29, 2003. In addition, we issued in February 2004 our guarantee to holders of KEPCO debt securities denominated in Japanese Yen with final maturities ranging from 2005 to 2006 in an aggregate principal amount of approximately W0.9 trillion, based on exchange rates prevailing on the guarantee issuance date, February 10, 2004. The guarantees described above constitute full, irrevocable and unconditional guarantees, on an unsecured and unsubordinated basis, in respect of the principal, interest and other payments due with respect to those debt obligations. KEPCO paid and will continue to pay us an annual guarantee fee of 0.05% of (i) the aggregate outstanding principal amount of all issues of debt securities that will be covered by the benefit of our guarantee and (ii) the sum of all interest payments due on such debt securities from the date of calculation until the earlier of their maturity or their stated redemption date.
      We currently own approximately 30.0% of the outstanding shares of common stock of KEPCO, and the Government, which owns all of our paid-in capital, owns an additional 24.0% of such shares.

Investments
      We invest in a range of Korean private and Government-owned enterprises but we will not take a controlling interest in a company unless the Government specifically instructs us to do so. Although generally a long-term investor, we sell investments from time to time. In recent years, sales resulted principally from the Government’s privatization program, and we expect to continue such sales in the future. Our equity investments increased to W18,197.4 billion as of December 31, 2004 from W14,931.4 billion as of December 31, 2003, principally as a result of the Government’s contribution to us in the form of shares of common stock of KEPCO and Korea Water Resources Corporation in April 2004.
      To support the Government’s policy of helping credit-constrained small-and medium-sized companies, we allocated W170 billion and W150 billion for year 2003 and 2004, respectively, for investment in promising small- and medium-sized companies and invested W80.6 billion and W47.9 billion in 52 and 37 companies in 2003 and 2004, respectively.
      The KDB Act and our By-Laws provide that the cost basis of our total equity investments may not exceed twice the sum of our paid-in capital and our reserve from profit. In addition, pursuant to the KDB Decree, we may not acquire equity securities of a single company in excess of 15% of its entire voting shares. The 15% limit, however, does not apply to certain investments, including those in Government-controlled companies financed by capital contributions from the Government. As of December 31, 2004, the cost basis of our equity investments subject to the restriction under the KDB Act and our By-Laws totaled W5,045.1 billion, equal to 29.6% of our equity investment ceiling. For a discussion of Korean accounting principles relating to our equity investments, see “—Financial Statements and the Auditors.”
      The following table sets out our equity investments by industry sector on a book value basis:
Equity Investments

Book Value as of
December 31, 2004

(billions of won)
Electricity & Waterworks	8,329.8
Construction	4,206.6
Finance and Insurance	9,980.6
Manufacturing	1,345.5
Other	2,664.7

Total	18,197.4

      As of December 31, 2004, we held total equity investments, on a book value basis, of W1,814.5 billion in three of our five largest borrowers and W1,849.9 billion in seven of our 20 largest borrowers. As of December 31, 2004, we owned a controlling interest in a financial services company which was one of our 20 largest borrowers. We have not established a policy addressing loans to enterprises in which we hold equity interests or equity interests in enterprises to which we have extended loans.
      When possible, we use the prevailing market price of a security to determine the value of our interest. However, if no readily ascertainable market value exists for our holdings, we record these investments at the cost of acquisition. With respect to our equity interests in enterprises in which we hold more than 15% of interest, we value these investments annually, with certain exceptions, on a net asset value basis when the investee company releases its financial statements. As of December 31, 2004, the aggregate value of our equity investments accounted for approximately 116.3% of their aggregate cost basis.
      As part of our investment activities, we underwrite straight and convertible bond issuances in Won for domestic corporations. We also invest in municipal bonds, extending funds to municipalities at subsidized interest rates, mostly to finance water supply and drainage infrastructure projects.

Other Activities
      We engage in a range of industrial development activities in addition to providing loans and guarantees, including:

•	conducting economic and industrial research;

•	performing engineering surveys;

•	providing business analyses and managerial assistance; and

•	offering trust services.
      As of December 31, 2004, we held in trust cash and other assets totaling W16,431.2 billion, and we generated in 2004 trust fee income equaling W26.2 billion. Pursuant to Korean law, we segregate trust assets from our other assets; trust assets are not available to satisfy claims of our depositors or other creditors. Accordingly, we account for our trust accounts separately from our banking accounts. However, if the income from our trust operations fails to generate the guaranteed minimum rate of return on some of our money trusts, we are responsible for covering the deficit either from previously established provisions in our trust accounts or by a transfer from our banking accounts. We have transferred W243.6 billion, W322.7 billion and W317.2 billion in 2002, 2003 and 2004, respectively, from our banking accounts to cover deficits in our trust accounts. Surplus funds generated by the trust assets may be deposited into our banking accounts and earn interest. We reflect trust fees earned by us on our trust account management services as other operating revenues in the income statement of the banking accounts.
Sources of Funds
      In addition to our capital and reserves, we obtain funds primarily from:

•	borrowings from the Government;

•	issuances of bonds in the domestic and international capital markets;

•	borrowings from international borrowings from The Bank of Korea; and

•	deposits.
      All of our borrowings are unsecured.

Borrowings from the Government
      We borrow from the Government’s general purpose funds and its special purpose funds. General purpose loans generally are in Won and have fixed interest rates and maturities ranging from three to 35 years. We incur special purpose loans, principally from the Petroleum Business Fund, the Tourism Promotion Fund and the Special Industry Supporting Fund, in connection with specific projects we finance. The Government links the interest rate and maturity of each special purpose borrowing to the terms of the financing we provide for the specific project.

      The following table sets out our Government borrowings as of December 31, 2004:

Type of Funds Borrowed	Amount

(billions of won)
General Purpose	1,739.0
Special Purpose	4,455.1

Total	6,194.1

     Domestic and International Capital Markets
      We issue industrial finance bonds both in Korea and abroad, some of which the Government directly guarantees. We generally issue domestic bonds at fixed interest rates with original maturities of one to ten years.
      The following table sets out the outstanding balance of our industrial finance bonds as of December 31, 2004:

Outstanding Balance	Amount

(billions of won)
Denominated in Won	28,762.0
Denominated in Other Currencies	11,341.5

Total	40,103.5

      The KDB Act provides that the aggregate outstanding principal amount of our industrial finance bonds, other than those directly guaranteed or purchased by the Government, plus the aggregate outstanding amount of our on-balance sheet and off-balance sheet guarantee obligations, other than those excepted by statute, may not exceed 30 times the sum of our paid-in capital and our reserve from profit. As of December 31, 2004, the aggregate amount of our industrial finance bonds and guarantee obligations (including guarantee obligations relating to loans that had not been borrowed as of December 31, 2004) was W52,462.4 billion, equal to 20.5% of our authorized amount under the KDB Act, which was W256,050 billion.

Foreign Currency Borrowings
      We borrow money from institutions, principally syndicates of commercial banks, outside the Republic in foreign currencies. We frequently enter into related interest rate and currency swap transactions. The loans generally have original maturities of five to ten years. We also borrow from the World Bank, the ADB and other similar supranational institutions to fund special projects, with terms linked to the related loans we extend. As of December 31, 2004, the outstanding amount of our foreign currency borrowings was US$11.0 billion.
      The Bank of Korea deposits a portion of its surplus foreign currency with us. We account for The Bank of Korea deposits as foreign currency borrowings. The amount of these deposits totaled W156.1 billion and W72.6 billion as of December 31, 2002 and December 31, 2003, respectively. As of December 31, 2004, we do not hold any of these deposits. The deposits, typically denominated in U.S. dollars, bear interest at floating rates and have maturities of one year, although we frequently extend the maturities on a year-to-year basis. Deposits made at the direction of the Government to finance certain development projects have maturities matching the terms of the related loans extended by us.
      Our long term and short term foreign currency borrowings decreased to W10,959.7 billion as of December 31, 2004 from W13,721.1 billion as of December 31, 2003.

Deposits
      We take demand deposits and time and savings deposits. We accept demand deposits offering interest rates ranging from zero to one percent only from enterprises to which we have extended credit, the central and local governments, and other persons as specified by Presidential decree. We may accept time and savings deposits from the general public. Time and savings deposits generally have maturities shorter than three years and bear interest at fixed rates. As of December 31, 2004, demand deposits held by us totaled W317.8 billion and time and savings deposits held by us totaled W5,982.4 billion.
Debt

Debt Repayment Schedule
      The following table sets out our principal repayment schedule:
Debt Principal Repayment Schedule

	Maturing on or before December 31,

Currency(1)(2)	2005	2006	2007	2008	Thereafter

		(billions of won)
Won	17,300.3	5,468.9	5,867.7	1,181.0	3,678.7
Foreign	7,280.3	4,615.7	1,798.8	1,790.9	6,815.6

Total Won Equivalent	24,580.6	10,084.6	7,666.5	2,971.9	10,494.3

(1)	Borrowings in foreign currency have been translated into Won at the market average exchange rates on December 31, 2004, as announced by the Seoul Money Brokerage Services Ltd.

(2)	We categorize debt with respect to which we have entered into currency swap agreements by our repayment currency under such agreements.

Debt Record
      We have never defaulted in the payment of principal or interest on any of our obligations.
Overseas Operations
      We operate overseas subsidiaries in Hong Kong, Hungary and Dublin. The subsidiaries engage in a variety of banking and merchant banking services, including:

•	managing and underwriting new securities issues;

•	syndicating medium and long-term loans;

•	trading securities;

•	trading in the money market; and

•	providing investment management and advisory services.
      We currently maintain branches in New York, London, Tokyo, Shanghai and Singapore and two overseas representative offices in Frankfurt and Beijing.
      During 1998, 1999 and 2000, we closed one overseas branch in Bangkok, six overseas subsidiaries, Korea Associated Securities Inc., KDB Bank (Schweiz) AG, KDB (UK) Ltd., KDB International (Singapore) Ltd., KDB (Deutschland) Gmbh, KDB Lease (Japan) Ltd., and eleven overseas representative offices in Toronto, Budapest, Sydney, Mexico City, Hanoi, Manila, Paris, Santiago, Moscow, New Delhi and Jakarta.
Property
      Our head office is located at 16-3 Youido-dong, Youngdeungpo-gu, Seoul, Korea, a 35,996 square meter building completed in July 2001 and owned by us. In addition to the head office, we maintain 39 branches in major cities throughout the Republic, including 11 in Seoul. We generally own our domestic office space and lease our overseas offices under long-term leases.
Directors and Management; Employees
      Our Board of Directors, comprising the Governor and Chairman of the Board of Directors, the Deputy Governor and the Executive Directors, manages our affairs. The President of the Republic appoints the Governor and Chairman of the Board of Directors upon the recommendation of the Minister of Finance and Economy. The Minister of Finance and Economy appoints the Deputy Governor and Executive Directors upon the recommendation of the Governor. The Board of Directors decides all important matters relating to our operations. The Directors serve for three-year terms and may be re-appointed. As of December 31, 2004, the directors were:

Governor and Chairman of the Board of Directors:	Ji-Chang Yoo
Deputy Governor:	Yun-Woo Lee
Executive Directors:	Jong Bae Kim
Chong-Gyu Laah
In Chul Kim
Ho In
Young Chan Kim
Sang Kwon Lee
      As of December 31, 2004, we employed 2,001 persons with 1,281 located in our Seoul head office.
Financial Statements and the Auditors
      The Minister of Finance and Economy appoints our Auditor who is responsible for examining our financial operations and auditing our financial statements and records. The present Auditor is Chang—Mo Moon, who was appointed for a three-year term on February 25, 2005.
      We prepare our financial statements annually for submission to the Minister of Finance and Economy, accompanied by an opinion of the Auditor. Although we are not legally required to have financial statements audited by external auditors, an independent public accounting firm has audited our non-consolidated and consolidated financial statements commencing with such financial statements as of and for the year ended December 31, 1998. As of the date of this prospectus, our external auditor is Samil PricewaterhouseCoopers, located at Kukje Center Building, 191, Hankang-ro, 2-ka, Yongsan-gu, Seoul, Korea.
      Our financial statements appearing in this prospectus were prepared in conformity with Korean law and in accordance with generally accepted accounting principles in the Republic, summarized in “—Financial Statements and the Auditors—Notes to Non-Consolidated Financial Statements of December 31, 2003 and 2004—Note 2.” These principles and procedures differ in certain material respects from generally accepted accounting principles in the United States (“US GAAP”).
      We generally record our trading portfolio of marketable equity securities and other equity investments at the cost of acquisition (including incidental expenses related to purchase), computed on the moving average method. However, if the aggregate market value of the trading portfolio of marketable securities as of the balance sheet date differs from their purchase cost, we record the securities at market value. If the market value of equity investments, except for those of companies in which we hold more than 15% of interest (“affiliated companies”), differs from their purchase cost, we record the investment at market value. Starting in April 1999, we record our equity investments in affiliated companies by using the equity method, pursuant to which we account for adjustments in the value of our investments resulting from changes to the affiliated companies’ net asset values. However, we do not apply the equity method for the following investments: (1) total assets of investees are less than W7,000 million; (2) investees which are owned by the Korean Government and Government invested companies; (3) investees under court receivership or bankruptcy; and (4) investees in the process of being sold.
      We generally record our debt securities investments, except for our trading portfolio of marketable debt securities, at the cost of acquisition (including incidental expenses related to purchase), computed on the specific identification method. We record our trading portfolio of marketable debt securities at market value. Starting in April 1999, we record all our debt securities investments at market value except for debt securities invested with the intention of holding until maturity, which we record at the cost of acquisition or amortized cost.
      We record the value of our premises and equipment on our balance sheet on the basis of a revaluation conducted as of July 1, 1998. The Minister of Finance and Economy approved the revaluation in accordance with applicable Korean law. We value additions to premises and equipment since such date at cost.

REPORT OF INDEPENDENT ACCOUNTANTS
      To the Board of Directors of The Korea Development Bank:
      We have audited the accompanying non-consolidated balance sheet of the Korea Development Bank (the “Bank”) as of December 31, 2004 and 2003, the related non-consolidated statements of income, appropriations of retained earnings, and cash flows for the years then ended, expressed in Korean Won. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the non-consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Korea Development Bank as of December 31, 2004 and 2003, and the results of its operations, the changes in its retained earnings and its cash flows for the years then ended in conformity with accounting principles generally accepted in the Republic of Korea.
      Without qualifying our opinion, we draw your attention to the following matters.
      As discussed in Note 2 to the non-consolidated interim financial statements, in June 2001, the Bank determined the original reversal period of negative goodwill arising from the acquisition of stocks of Korea Electric Power Corporation (“KEPCO”) as nine years using the information available during acquisition. During our interim review for the six-month period ended June 30, 2004, the Bank re-estimated the reversal period of negative goodwill to be 20 years based on a new information from KEPCO. Accordingly, this change is regarded as a change in accounting estimate, resulting from the acquisition of new information. As a result of this change, the reversal amount of negative goodwill for the years then ended December 31, 2004 is lesser by W262 billion than the amount which would have been reported under the previous accounting estimate.
      As discussed in Note 2 to the non-consolidated interim financial statements, The Bank, in relation to loan disposal, have recognized the following: In case of bad debt loan, the disposal price is adjusted in the provision for allowance for bad debt loan; if it is not a bad debt loan, the difference between the book value at the point of disposal and the disposal price is recognized as gain (loss) in loan disposal. However, the Bank has changed method of recognizing for all loans to recognizing the difference between the book value of loans in the prior year-end and the disposal price as gain (loss) in loan disposal. This changes has resulted in an increase of losses in loan disposal amounting to W113 billion, a decrease of gains in loan disposal amounting to W18.2 billion and a decrease of provision for loan losses amounting to W131.2 billion.
      The income statement for the year ended December 31, 2003, presented herein for comparative purposes, has been restated, resulting in an increase of losses in loan disposal amounting to W33 billion, a decrease of gains in loan disposal amounting to W5.7 billion and a decrease of provision for loan losses amounting to W38.7 billion. Such changes do not affect net assets value, operating income and net income.
      As discussed in Note 15 to the non-consolidated interim financial statements, on April 30, 2004, the Korean government increased the Bank’s capitalization by W1,000 billion by additionally contributing KEPCO shares of W695 billion and subscription certificate of Korean Water Resources Corporation amounting to W305 billion.
      Accounting principles and review standards and their application in practice vary among countries. The accompanying non-consolidated financial statements are not intended to present the financial position, results of operations and cash flows in conformity with accounting principles and practices generally accepted in countries and jurisdictions other than the Republic of Korea. In addition, the procedures and practices used in the Republic of Korea to review such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying financial statements are for use by those who are knowledgeable about Korean accounting principles or review standards and their application in practice.
Samil PricewaterhouseCoopers
Seoul, Korea
January 21, 2005
This report is effective as of January 21, 2005, the audit report date. Certain subsequent events or circumstances, which may occur between the audit report date and the time of reading this report, could have a material impact on the accompanying non-consolidated financial statements and notes thereto. Accordingly, the readers of the audit report should understand that there is a possibility that the above audit report may have to be revised to reflect the impact of such subsequent events or circumstances, if any.

THE KOREA DEVELOPMENT BANK
NON-CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003

	2004		2003

	(in millions of Korean Won)
Assets
Cash and due from banks (Note 3)	W	1,192,300	W	1,778,882
Securities (Note 4)		33,530,241		28,022,445
Loans receivable (Note 5)		46,877,881		48,652,933
(Provision for possible loan losses) (Note 5)		(961,578)		(1,097,039)
(Present value discount) (Note 5)		(67,517)		(102,303)
Property and equipment, net (Note 6)		658,375		669,014
Derivative financial instruments (Note 14)		3,913,344		1,546,464
Other assets, net (Note 7)		7,084,162		9,792,842

Total assets	W	92,227,208	W	89,263,238

Liabilities and Shareholders’ Equity
Deposits (Note 8)	W	8,932,958	W	10,716,330
Borrowings (Note 9)		21,545,932		22,503,555
Industrial finance bonds, gross of premium on bonds of W34,534 million (2003: W19,591 million) and net of discount on bonds of W41,972 million (2003: W52,403 million) (Note 10)		40,103,503		36,875,943
Provision for possible guarantee losses (Note 12)		11,931		4,758
Accrued severance benefits		29,855		18,436
Derivative financial instruments (Note 14)		3,916,698		1,412,403
Other liabilities (Note 11)		7,423,380		10,328,922

Total liabilities		81,964,257		81,860,347

Commitments and contingencies (Note 13)
Shareholder’s Equity
Paid-in capital (Note 15)		8,241,861		7,241,861
Capital surplus (Note 15)		44,373		44,373
Retained earnings		1,290,775		293,276
Capital adjustments (Note 15)		685,942		(176,619)

Total shareholders’ equity		10,262,951		7,402,891

Total liabilities and shareholders’ equity	W	92,227,208	W	89,263,238

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK
NON-CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2004 and 2003

	2004		2003

	(in millions of Korean Won)
Interest income
Interest on loans	W	2,138,604	W	2,097,227
Interest on due from banks		30,305		30,120
Interest on trading securities		54,522		47,974
Interest on available-for-sale securities		441,113		406,596
Interest on held-to-maturity securities		162,352		209,899
Other interest income		20,247		29,581

		2,847,143		2,821,397

Interest expense
Interest on deposits		332,772		362,691
Interest on borrowings		500,244		540,164
Interest on bonds payable		1,683,038		1,765,122
Other interest expenses		12,839		16,817

		2,528,893		2,684,794

Net interest income		318,250		136,603
Provision for loan losses (Note 5)		315,137		575,214

Net interest income (loss) after provision for loan losses		3,113		(438,611)

Non-interest revenue
Fees and commissions		348,325		353,116
Gain from trading securities		60,132		48,262
Gain from available-for-sale securities		65,746		27,242
Gain from derivative financial instruments		8,465,687		3,053,988
Others (Note 16)		1,594,060		1,447,895

		10,533,950		4,930,503

Non-interest expense
Fees and commissions		21,672		108,947
Loss from trading securities		32,841		35,458
Loss from derivative financial instruments		8,448,780		3,384,023
General and administrative expenses (Note 17)		324,196		295,043
Others (Note 16)		1,448,660		1,149,631

		10,276,149		4,973,102

Operating income (loss)		260,914		(481,210)
Non-operating income, net (Note 18)		879,819		655,614

Income before income taxes		1,140,733		174,404
Income taxes (Note 19)		143,234		7,525

Net income	W	997,499	W	166,879

The accompanying notes are an integral part of these non-consolidated financial statements.

The Korea Development Bank
Non-Consolidated Statements of Appropriations of Retained Earnings
(Disposition of Accumulated Deficit)
Years Ended December 31, 2004 and 2003
(Dates of Appropriation and Disposition: February 28, 2005 and February 28, 2004
for the years ended December 31, 2004 and 2003, respectively)

	2004		2003

	(in millions of Korean Won)
Retained earnings before appropriations
Unappropriated retained earnings carried over from prior year	W	—	W	—
Effects on valuations of investments by the equity method		—		(167,706)
Net income		997,499		166,879

		997,499		(827)
Appropriation of retained earnings (Disposition of accumulated deficit)
Legal reserve		997,499		(827)

		997,499		(827)

Unappropriated retained earnings carried forward to the subsequent year	W	—	W	—

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK
NON-CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2004 and 2003

	2004		2003

	(in millions of Korean Won)
Cash flows from operating activities
Net income	W	997,499	W	166,879

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation		19,027		21,740
Provision for allowance for loan losses		315,137		575,214
Loss on disposal of loans, net		142,192		19,208
Gain on trading securities, net		(26,990)		(12,804)
Loss on available-for-sale securities, net		143,090		274,463
Gain on equity method securities		(1,145,317)		(996,716)
Loss (Gain) on foreign currency translation		614,952		(465,271)
Loss (Gain) from derivative financial instruments, net		(6,068)		149,621
Loss (Gain) on valuation of hedged items, net		(732,248)		193,841
Retirement allowance		20,867		16,822
Others, net		148,631		(64,682)

		(506,727)		(288,564)

Changes in operating assets and liabilities
Decrease (increase) in accounts receivable		2,558,860		(6,762,213)
Increase (decrease) in accounts payable		(2,605,011)		6,707,930
Net decrease (increase) in derivative financial instruments		875,732		(62,722)
Payment of severance benefits		(4,737)		(3,121)
Receipt of dividends		178,439		113,294
Others, net		(316,419)		230,273

		686,864		223,441

Net cash provided by operating activities		1,177,636		101,756

Cash flows from investing activities
Disposal (acquisition) in trading securities, net		(1,037,678)		121,010
Disposal (acquisition) in loans receivable, net		1,038,140		(3,323,473)
Acquisition in available-for-sale securities, net		(2,196,882)		(1,379,996)
Disposal in held-to-maturity securities, net		808,116		1,210,464
Acquisition in equity method securities, net		(231,002)		(75,950)
Acquisition in property and equipment, net		(12,533)		(10,126)
Others, net		542,708		243,668

Net cash used in investing activities		(1,089,131)		(3,214,403)

Cash flows from financing activities
Increase (decrease) in deposits, net		(1,783,372)		1,971,025
Decrease in borrowings, net		(2,967,811)		(3,808,681)
Increase in bonds issued, net		3,216,574		3,134,714
Increase in paid-in capital		—		80,000
Others, net		1,411,741		1,805,678

Net cash provided by (used in) financing activities		(122,868)		3,182,736

Net increase (decrease) in cash and cash equivalents		(34,363)		70,089

Cash and cash equivalents
Beginning of year		108,562		38,473

End of year	W	74,199	W	108,562

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

1.	The Bank
      The Korea Development Bank (the “Bank”) was established in 1954 in accordance with the Korea Development Bank Act for the purpose of supplying and managing major industrial capital to develop the Korean manufacturing industry and others. The Bank has 36 local branches, 5 overseas branches, 3 overseas subsidiaries and 2 overseas offices as of December 31, 2004. The Bank is engaged in the banking business under the Korea Development Bank Act and in the trust business in accordance with the Trust Business Act and other related regulations.
      The Korea Development Bank Act prescribes that the Korean government owns the entire capital of the Bank.

2.	Summary of Significant Accounting Policies
      The significant accounting policies followed by the Bank in the preparation of its non-consolidated financial statements are summarized below:

Basis of Financial Statement Presentation
      The Bank operates both a commercial banking business and a trust business in which the Bank, as a fiduciary, holds and manages the property of others. Under the Trust Business Act, the trust funds held as fiduciary are accounted for and reported separately from the Bank’s own commercial banking business.
      The Bank maintains its accounting records in Korean Won and prepares statutory financial statements in the Korean language in conformity with accounting principles generally accepted in the Republic of Korea. The accompanying non-consolidated financial statements have been condensed, restructured and translated into English from the Korean language non-consolidated financial statements. Certain accounting principles applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use by those who are informed about Korean accounting principles and practices. Certain information attached to the Korean language non-consolidated financial statements, but not required for a fair presentation of the Bank’s financial position, results of operations, or cash flows is not presented in the accompanying non-consolidated financial statements.

Accounting Estimates
      The preparation of the non-consolidated financial statements requires management to make estimates and assumptions that affect amounts reported herein. Although these estimates are based on management’s best knowledge of current events and actions that the Bank may undertake in the future, actual results may be different from those estimates.

Application of the Statements of Korean Financial Accounting Standards
      The Bank has adopted Statements of Korean Financial Accounting Standards (“SKFAS”) Nos. 1-10, 12 and 13 (SKFAS Nos.10, 12 and 13 have been effective as of January 1, 2004) in the preparation of its financial statements. Except for the adoption of these SKFAS, the same accounting policies are applied for the financial statements as of and for the year ended December 31, 2004 and as of and for the year ended December 31, 2003.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003

Recognition of Interest Income
      The Bank recognizes interest income on loans and debt securities on an accrual basis. However, interest income on delinquent and dishonored loans, other than those subject to security deposits and guaranteed by financial institutions, is recognized on a cash basis. Such unaccrued interest income for the year ended December 31, 2004, is W434,377 million (2003: W275,244 million).

Provision for Possible Loan Losses
      The Bank provides for possible loan losses based on the borrowers’ future debt servicing ability (forward looking criteria) as determined by a credit rating model developed by the Bank. This credit rating model includes the financial and non-financial factors of borrowers and classifies the borrowers’ credit risk. Provisions are determined by applying the following minimum percentages to the various credit risk ratings:

Loan Classifications	Provision Percentages

Normal	0.5% or more
Special attention	2% or more
Substandard	20% or more
Doubtful	50% or more
Loss	100%
      Pursuant to the revised Regulation on the Supervision of the Banking Business which became effective December 1, 2002, the Bank changed the credit line for importers from acceptances to domestic import usance bills.

Securities
      Securities that are bought and held principally for the purpose of generating profits on short-term differences in price, which are actively and frequently bought and sold, are classified as trading securities. Debt securities with fixed or determinable payments and fixed maturity that the Bank has the intent and ability to hold to maturity are classified as held-to-maturity securities. Investments classified as neither trading securities nor held-to-maturity securities are classified as available-for-sale securities.
      Trading and available-for-sale securities are carried at fair value, except for non-marketable equity securities classified as available-for-sale securities, which are carried at cost. The fair value of debt securities, which do not have a quoted market value, are calculated using the present value of future cash flows, discounted at a reasonable interest rate determined based on the credit ratings provided by independent credit rating institutions.
      Unrealized holding gains or losses on trading securities are charged to current operations and those resulting from available-for-sale securities are recorded as a capital adjustment, the accumulated amount of which shall be charged to current operations when the related securities are sold or when an impairment loss on the securities is recognized.
      Held-to-maturity securities are generally carried at amortized cost. Premiums and discounts on debt securities are amortized until their maturity using the effective interest rate method.
      Impairment losses are recognized in the statement of operations when the recoverable amounts are less than the acquisition cost of equity securities or amortized cost of debt securities.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      Impairment losses for the year ended December 31, 2004, are W106,214 million (2003: W398,502 million).
      Investment securities which allow the Bank a significant influence over the investee are valued using the equity method of accounting. The Bank considers that it has a significant influence on an investee if the Bank holds more than 15% interest. However, the Bank does not apply the equity method for the following investments:

•	Investees having total assets of less than W7,000 million

•	Investees under court receivership or bankruptcy

•	Investees under the process of being sold

•	Converted shares of stock with a restriction on disposal under the corporate restructuring law
      The Bank discontinues the use of equity method of accounting for investments in equity method investees when the Bank’s share of accumulated losses equals the costs of the investments and until the subsequent change in its proportionate net income of the investees equals its proportionate net losses not recognized during the period the equity method was suspended.
      Under the equity method, the Bank records changes in its proportionate ownership of the book value of the investee in current operations, as capital adjustments or as adjustments to retained earnings, depending on the nature of the underlying changes in the book value of the investee.

Property and Equipment and Related Depreciation
      Property and equipment used for business purposes are recorded at cost, except for those assets subject to upward revaluation in accordance with the Korean Asset Revaluation Law. Such revaluation presents facilities and buildings at their depreciated replacement cost and land at the prevailing market price, as of the effective date of revaluation.
      Depreciation is computed using the declining-balance method, except for buildings and structures, which are depreciated using the straight-line method, based on the estimated useful lives of the assets as described below:

Classifications	Estimated useful lives

Buildings	20-40 years
Structures	10-40 years
Machinery	4 years
Vehicles	4 years
Others	4 years
      Routine maintenance and repairs are charged to expense as incurred. Expenditures, which enhance the value or extend the useful life of the related assets, are capitalized.
      The Bank recognizes an impairment loss when the carrying amount of an asset exceeds its recoverable amount. The impairment loss is recognized in the statement of income and is deducted from the acquisition cost of the impaired asset. If there is a subsequent recovery from the impairment, a reversal of the previous write-down is made up to the amount of the original cost. The reversal amount of the previously recognized loss is credited to current operations as a gain.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003

Intangible Assets
      Intangible assets are stated at cost, net of accumulated amortization. Amortization of these intangibles is computed using the straight-line method over a period of four to five years.

Present Value Discount
      Receivables and payables arising from long-term installment transactions, long-term cash loans (borrowings) and other similar transactions are stated at present value if the difference between the nominal value and present value is material. Such differences are presented in the present value discount account and directly deducted from the nominal value of the related receivables or payables. The present value discount account is amortized using the effective interest rate method as interest expense or interest income.
      Loans which are impaired due to the restructuring of the borrower, court mediation or negotiation, are revalued using the adjusted interest rate. The difference between the book value and the readjusted value is offset against the provision for possible loan losses, and the remaining difference is recognized as a bad debt expense in the year incurred.

Foreign Currency Translation
      Assets and liabilities denominated in foreign currencies are translated into Korean Won at the basic exchange rates (W1,043.8:US$1) on the balance sheet date. The resulting exchange gains or losses are reflected in current operations.

Bonds Sold under Repurchase Agreements
      The Bank provides a provision for possible losses from the bonds sold under repurchase agreements as determined based on possible loss estimates when the bonds are repurchased. The provision for possible losses for the year ended December 31, 2004, is W36,776 million (2003: W83,652 million).

Disposition of Loans
      The Bank records the difference between the selling price and the book value of disposed loans as a gain or loss on disposal of loans. The book value is the face amount of the disposed loans less identifiable allowance for possible loan losses. When the Bank cannot allocate the allowance for possible loan losses to specific disposed loans, it records the gain or loss as the difference between the selling price and the face amount of the loan.

Accrued Severance Benefits
      Employees and directors with at least one year of service are entitled to receive a lump-sum payment upon termination of their employment with the Bank, based on their length of service and rate of pay at the time of termination. Accrued severance benefits represent the amount which would be payable assuming all eligible employees and directors were to terminate their employment as of the balance sheet date.
      Accrued severance benefits are funded at approximately 45.24% as of December 31, 2004, through a group severance trust in Woori Bank. The Bank accounts for the amounts funded under the group severance trust as a deduction to accrued severance benefits.
      Actual payment of severance benefits for the year ended December 31, 2004, is W4,737 million (2003: W3,121 million).

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003

Provision for Possible Guarantee Losses
      The Bank sets up a provision for possible losses on guarantees outstanding as determined based on a credit risk rating of the companies for which guarantees are provided. The Bank provides a provision of 20% or more of guaranteed amounts for companies classified as “substandard,” 50% or more for “doubtful” and 100% for “loss”. The allowance is shown in the liability section.

Deferred Income Taxes
      The Bank records deferred income taxes which arises from temporary differences between the amount reported for financial reporting purposes and income tax purposes. Income tax expense comprises taxes payable for the period and the change in deferred income tax assets and liabilities for the year. Deferred tax assets are recognized when it is more likely that they will be realized in the future.

Bonds Purchased Under Resale Agreement and Bonds Sold Under Repurchase Agreements
      Bonds purchased or sold under resale or repurchase agreements are included in loans and borrowings, respectively. The difference between the selling and repurchase price is treated as interest and is accrued evenly over the period covered by the agreements.

Translation of Foreign Currency Financial Statements
      Accounts and records of the overseas branches are maintained in foreign currencies. For presentation in the accompanying non-consolidated financial statements, the financial statements of the branches have been translated at the exchange rates as of the balance sheet date.

Derivative Financial Instruments
      Derivative financial instruments held for trading purposes are stated at fair value as of the balance sheet date.
      Derivative financial instruments for fair value hedges are stated at market value. The gains and losses on the hedging instruments, as well as the related loss or gain on the hedged items, are recognized in the current operations.

Compensation to Trust Accounts
      The Bank receives management fees from trust accounts for management and custodian services.
      Certain trust funds held by the Bank are guaranteed a certain rate of return by the Bank. If the income from trust operations is insufficient to generate the required rate of return, the deficiency may be either recovered from previously established special allowances, or compensated by the Bank’s banking accounts. Such compensation is accounted for as other operating expenses of the banking accounts and other income of the trust accounts in accordance with the relevant laws and regulations applicable to trust operations.

Statement of Cash Flows
      In the preparation of the statement of cash flows, the Bank has presented net amounts of cash inflows and cash outflows for items where the turnover is quick and the amounts are material.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003

Change in Accounting Assumption
      In June 2001, the Bank determined the original reversal period of negative goodwill arising from the acquisition of stocks of Korea Electric Power Corporation (“KEPCO”) as nine years using the information available during acquisition. During our audit for the year ended December 31, 2004, the Bank re-estimated the reversal period of negative goodwill to be 20 years based on a new information from KEPCO. Accordingly, this change is regarded as a change in accounting estimate, resulting from the acquisition of new information. As a result of this change, the reversal amount of negative goodwill for the years then ended December 31, 2004 is lesser by W262 billion than the amount which would have been reported under the previous accounting estimate.

Restatement of Prior Year financial statements
      Relative to loans receivable disposal prior to January 1, 2004, the Bank computes for gain(loss) on disposal as the difference between the disposal price and book value of the loan at disposal date; while for cases of written off loans, the disposal price is adjusted to consider the provision for bad debts in cases of written off loans. Effective January 1, 2004, however, the Bank adopted to only consider the difference between the book value of the loans in the prior year end and the disposal price as the gain(loss) on disposal for all loans. This change resulted in an increase of W113 billion in losses in loan disposal, a decrease of W18.2 billion in gains in loan disposal, and a decrease of W131.2 billion in provision for loan losses.
      The income statement for the year ended December 31, 2003, presented herein for comparative purposes, has been restated, resulting in an increase of losses in loan disposal amounting to W33 billion, a decrease of gains in loan disposal amounting to W5.7 billion and a decrease of provision for loan losses amounting to W38.7 billion. Such changes do not affect net asset value, operating income and net income as of and for the year ended December 31, 2003.
3.     Cash and Due from Banks
      Cash and due from banks as of December 31, 2004 and 2003, are as follows:

	Annual
	interest rate (%)

	December 31,
	2004	2004		2003

		(in millions of Korean Won)
Cash on hand in local currency	—	W	71,524	W	105,722
Cash on hand in foreign currency	—		2,676		2,841
Due from banks in local currency	0-5.95		402,940		288,078
Due from banks in foreign currency	0-2.63		715,160		1,382,241

		W	1,192,300	W	1,778,882

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      Due from banks in local currency as of December 31, 2004 and 2003 are as follows:

	Annual
	interest rate (%)

	December 31,
	2004	2004		2003

		(in millions of Korean Won)
The Bank of Korea	—	W	226,778	W	208,487
Others	0-5.95		176,162		79,591

		W	402,940	W	288,078

      Due from banks in foreign currency as of December 31, 2004 and 2003, are as follows:

	Annual
	interest rate (%)

	December 31,
	2004	2004		2003

		(in millions of Korean Won)
The Bank of Korea	—	W	29,159	W	18,819
Hana Bank	2.63		57,409		55,099
Shinan Bank	2.63		15,657		17,967
Korea Exchange Bank	2.63		28,141		41,923
Chohung Bank	2.63		46,930		35,934
Woori Bank	2.63		69,831		35,934
KDB Asia (HK) Ltd.	2.63		113,774		142,538
KDB Ireland Ltd.	2.63		164,312		347,961
Others	2.63		189,947		686,066

		W	715,160	W	1,382,241

      Restricted deposits included in due from banks as of December 31, 2004, are as follows:

	(in millions of Korean Won)

Reserve deposits with the Bank of Korea	W	235,331
Kookmin Bank		78,907
Shinhan Bank		12,405
Industrial & Commercial Bank of China (ICBC) — Shanghai, China		3,131

	W	329,774

      Deposits with Kookmin Bank and Shinhan Bank are pledged as collateral. Reserve deposits with the Bank of Korea represent amounts required under the Banking Act for the payment of deposits. Reserve deposits with ICBC Shanghai represents amounts required under the related banking regulations of the People’s Republic of China.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      The maturities of the amounts due from banks as of December 31, 2004 are as follows:

	Due from banks		Due from banks
Maturing on or before	in local currency		in foreign currency		Total

	(in millions of Korean Won)
Mar. 31, 2005	W	239,543	W	392,104	W	631,647
Jun. 30, 2005		29,882		104,902		134,784
Dec. 31, 2005		—		134,650		134,650
Dec. 31, 2006		49,025		67,847		116,872
Dec. 31, 2007		—		—		—
Dec. 31, 2008		—		15,657		15,657
Dec. 31, 2009		—		—		—
Thereafter		84,490		—		84,490

	W	402,940	W	715,160	W	1,118,100

4.	Securities
      Securities as of December 31, 2004 and 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Trading securities	W	2,251,513	W	1,224,821
Available-for-sale securities		19,016,700		16,119,344
Held-to-maturity securities		2,093,475		2,901,590
Securities under the equity method		10,168,553		7,776,690

	W	33,530,241	W	28,022,445

      Trading securities as of December 31, 2004 and 2003 are as follows:

	Annual
	interest rate (%)

	December 31,
	2004	2004		2003

		(in millions of Korean Won)
Equity investments	—	W	25,329	W	2,664
Government and public bonds	4.56		654,714		467,319
Corporate bonds	4.62-6.96		347,351		277,913
Beneficiary certificate	—		318,113		968
Commercial papers	7.50		9,932		—
Securities in foreign currency	2.58		896,074		475,977

		W	2,251,513	W	1,224,821

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      Par value, acquisition cost and fair value of trading debt securities as of December 31, 2004 and 2003 are as follows:

	Par value				Acquisition cost				Fair value

	2004		2003		2004		2003		2004		2003

	(in millions of Korean Won)
Government and public bonds	W	640,000	W	467,772	W	652,586	W	467,319	W	654,714	W	467,319
Corporate bonds		350,000		278,516		345,630		277,913		347,351		277,913
Commercial paper		10,000		—		9,932		—		9,932		—
Securities in foreign currencies		895,079		477,275		896,074		475,977		896,074		475,977

	W	1,895,079	W	1,223,563	W	1,904,222	W	1,221,209	W	1,908,071	W	1,221,209

      Trading securities in each foreign currency as of December 31, 2004 and 2003 are as follows:

Foreign currency
				Equivalent in Korean Won

2004		2003		2004		2003

(in millions of Korean Won; thousands of USD, EUR, AUD, JPY, GBP, CHF, HKD and SGD)
USD	426,443	USD	223,116	W	445,121	W	267,248
EUR	287,269	EUR	126,076		408,773		187,902
AUD	—	AUD	11,983		—		10,748
JPY	561,460	JPY	528,270		5,682		5,915
GBP	9,008	GBP	1,040		18,096		2,215
CHF	5,978	CHF	2,021		5,510		1,949
HKD	70,000	HKD	—		9,396		—
SGD	5,484	SGD	—		3,496		—

				W	896,074	W	475,977

      Available-for-sale securities as of December 31, 2004 and 2003 are as follows:

	Annual
	interest rate (%)

	December 31,
	2004	2004		2003

		(in millions of Korean Won)
Equity investments	—	W	8,019,224	W	7,150,234
Government and public bonds	4.62		732,734		422,964
Corporate bonds	4.30-6.21		7,142,491		5,771,881
Beneficiary certificates(1)	—		823,250		325,137
Other securities in local currency	—		—		194,611
Other securities in foreign currency	3.43-6.61		2,299,001		2,254,517

		W	19,016,700	W	16,119,344

(1)	As of December 31,2004, the Bank has investments of W803,392 million in private equity fund, and the details of its main assets and the operating profits are as follows:

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003

					Operating
	Name of fund	Main assets	Book value		profits

	(in millions of Korean Won)
Korea Investment & Securities Co., Ltd.	Q50	Government and public bonds and others	W	41,270	W	1,270
Kyobo Securities Co., Ltd.	J5 and others	Government and public bonds and others		52,028		2,028
Others				710,094		20,094

			W	803,392	W	23,392

      Available-for-sale equity securities, not using the equity method, as of December 31, 2003 are as follows:

		Percentage of
		ownership (%)

	Number of	as of	Acquisition				Fair value or
	shares	Dec. 31, 2004	cost		Book value		net book value

	(in millions of Korean Won, thousands of shares)
Korea Highway Corporation	143,010	9.18	W	1,430,100	W	1,430,184	W	1,472,138
GM Daewoo Motors Co., Ltd.	108	—		261,375		281,255		281,255
Samsung Life Insurance Co., Ltd.	378	1.89		264,496		132,248		150,907
Industrial Bank of Korea	46,915	—		326,906		323,575		323,375
Hyundai Engineering & Construction Co., Ltd.	18,290	32.68		349,615		284,402		284,402
Korea National Housing Corp.	—	17.71		1,300,618		1,300,618		998,286
Korea Land Development Corp.	—	26.77		1,161,904		1,191,329		1,062,308
Korea Water Resources Corp.	—	10.57		976,307		976,307		899,791
Others	—	—		2,117,678		2,108,966		2,251,768

			W	8,188,999	W	8,028,884	W	7,724,230

      Available-for-sale debt securities as of December 31, 2004 and 2003 are as follows:

	Par value				Acquisition cost				Book value

	2004		2003		2004		2003		2004		2003

	(in millions of Korean Won)
Government and public bonds	W	714,550	W	411,319	W	731,799	W	431,311	W	732,734	W	422,964
Corporate bonds		7,220,280		6,344,071		7,319,827		6,383,294		7,142,491		5,771,881
Beneficiary certificates		195,413		367,580		806,364		377,862		823,250		325,137
Investment debt securities in local currency		—		194,029		—		193,970		—		194,611
Investment debt securities in foreign currencies		2,282,805		2,257,634		2,308,597		2,259,090		2,289,341		2,250,024

	W	10,413,048	W	9,574,633	W	11,166,587	W	9,645,527	W	10,987,816	W	8,964,617

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
     Held-to-maturity debt securities as of December 31, 2004 and 2003 are as follows:

	Par value		Acquisition cost		Carrying value

	2004	2003	2004	2003	2004	2003

	(in millions of Korean Won)
Government and public bonds	W1,659,505	W1,842,827	W1,595,174	W1,738,128	W1,595,349	W1,740,048
Corporate bonds	310,000	417,000	302,123	408,715	323,823	413,109
Investment debt securities in local currency	1,055	1,126	1,037	1,105	1,045	1,112
Investment debt securities in foreign currencies	173,263	747,888	173,174	747,199	173,256	747,321

	W2,143,823	W3,008,841	W2,071,508	W2,895,147	W2,093,473	W2,901,590

      Securities under the equity method as of December 31, 2004 and 2003 are as follows:

	Percentage of					Fair value or
	ownership (%)	Acquisition cost		Book value		net book value

	as of Dec. 31,
	2004	2004	2003	2004	2003	2004	2003

		(in millions of Korean Won)
Korea Electric Power Corporation	29.99	W4,491,411	W3,265,468	W7,353,545	W5,394,029	W11,209,749	W8,103,319
Daewoo Shipbuilding & Marine Engineering Co., Ltd.	31.10	288,383	288,383	573,734	481,381	552,684	439,897
Daewoo Securities Co., Ltd.	39.09	548,252	548,252	540,343	499,090	504,238	438,513
Daewoo Heavy Industries & Machinery Ltd.	21.91	173,078	173,078	259,276	212,417	249,461	192,787
LG Card Co., Ltd.	26.02	326,943	—	254,713	—	(231,897)	—
The KDB Capital Corp.	97.49	754,052	754,052	247,329	222,694	221,312	188,530
GM Daewoo Auto & Technology Company	29.93	213,206	213,206	231,240	196,209	578,435	576,159
STX Pan Ocean Shipping Co., Ltd.	21.12	31,907	97,396	86,509	126,738	94,607	153,159
KDB Bank (Hungary) Ltd.	100.00	58,191	35,240	78,972	44,237	82,572	49,745
KDB Asia (HK) Ltd.	100.00	69,572	69,572	73,567	67,750	73,566	67,750
Others		494,824	532,233	469,325	532,145	465,759	530,523

		W7,449,819	W5,976,880	W10,168,553	W7,776,690	W13,800,486	W10,740,382

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      Details of valuation on the securities using the equity method as of and for the year ended December 31, 2004 are as follows:

	Beginning		Acquisition				Valuation		Retained		Capital		Ending
	book value		(disposal)		Dividends		gain (loss)		earnings		adjustment		book value

	(in millions of Korea Won)
Korea Electric Power Corp.	W	5,394,029	W	1,225,943	W	144,959	W	883,925	W	—	W	(5,393)	W	7,353,545
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		481,381		—		20,939		54,428		—		58,864		573,734
Daewoo Securities Co., Ltd.		499,090		—		—		(32,946)		—		74,199		540,343
Daewoo Heavy Industries & Machinery Ltd.		212,417		—		—		42,944		—		3,915		259,276
LG Card Co., Ltd.		—		326,943		—		(66,241)		—		(5,989)		254,713
The KDB Capital Corp.		222,694		—		—		10,493		—		14,142		247,329
GM Daewoo Auto & Technology Company		196,209		—		—		(1,253)		—		36,284		231,240
STX Pan Ocean Shipping Co., Ltd.		126,738		(83,517)		1,954		45,127		—		115		86,509
KDB Bank (Hungary) Ltd.		44,237		22,952		—		11,399		—		384		78,972
KDB Asia (HK) Ltd.		67,750		—		—		2,497		—		3,320		73,567
Others		532,145		(37,449)		10,587		(10,709)		—		(4,075)		469,325

	W	7,776,690	W	1,454,872	W	178,439	W	939,664	W	—	W	175,766	W	10,168,553

Foreign currency translation loss								19,726
Loss on the impairment of securities under the equity method								2,053

							W	961,443

      The equity method adjustments are calculated as the difference between the initial purchase price and the Bank’s initial proportionate ownership of the net book value of investees at the time of purchase. Equity method adjustment debits are amortized over five years while equity method adjustment credits are amortized over five years or over the weighted-average of the useful lives of tangible assets of investees using the straight-line method.
      The accumulated unamortized equity method adjustments as of December 31, 2004 and 2003 are as follows:

	2004		2003

	Equity method	Equity method	Equity method	Equity method
	adjustment debit	adjustment credit	adjustment debit	adjustment credit

	(in millions of Korea Won)
Beginning balance	W159,357	W3,123,049	W215,900	W3,156,356
Increase	550,946	1,333,506	8,856	412,916
Amortization	(119,772)	(234,091)	(65,399)	(446,223)

Ending balance	W590,531	W4,222,464	W159,357	W3,123,049

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      Investees in which the Bank holds more than 15% of interest but are not valued using the equity method as of December 31, 2004 are as follows:

		Percentage of
		ownership (%)

	Number	as of	Acquisition		Fair value or
	of shares	Dec. 31, 2004	cost	Book value	net book value

	(in millions of Korean Won, thousands of shares)
Korea Land Development Corp.(1)	—	26.77	W1,161,904	W1,191,329	W1,062,308
Korea National Housing Corp.(1)	—	17.71	1,300,618	1,300,618	998,286
Hyundai Engineering & Construction Co., Ltd.	18,290	32.68	349,615	284,402	284,402
Korea National Tourism Organization(1)	2,824	43.58	24,370	35,529	137,944
Donghae Pulp Co., Ltd.	4,900	51.36	24,500	12,250	12,250
Hyundai Corporation	3,894	16.96	15,248	13,395	13,395
Others			242,356	215,510	203,916

			W3,118,611	W3,053,033	W2,712,501

(1)	Notwithstanding its over 15 % ownership holdings of the investee companies presented above, the Bank is not considered to exercise a significant influence over the management of these companies because the aggregate ownership percentage held by the Korean government exceeds 50% of the ownership in these companies.
     The Bank used unaudited financial statements of the following investee companies as of December 31, 2004, for the valuation of securities using the equity method, as follows:

	Expected	Net asset value				Net asset value
	closing month	before adjustment		Adjustment		after adjustment

	(in millions of Korean Won)
Daewoo Shipbuilding & Marine Engineering Co., Ltd.	March 2005	W	551,052	W	—	W	551,052
Daewoo Securities Co., Ltd.	May 2005		502,238		—		502,238
Mukoonghwa Restructuring Fund	May 2005		43,467		—		43,467
Pan Ocean Shipping Co., Ltd.	March 2005		94,607		—		94,607
KDB Ireland Ltd.	March 2005		30,415		—		30,415
KDB Asia (HK) Ltd.	March 2005		73,462		—		73,462
The KDB Capital Corp.	May 2005		219,011		—		219,011
KDB Bank (Hungary) Ltd.	March 2005		82,520		—		82,520
Arirang Restructuring Fund	May 2005		53,727		—		53,727
Hankang Restructuring Fund	May 2005		30,187		—		30,187
KIF	March 2005		35,430		—		35,430
      The reason for using unaudited financial statements of the companies presented above is due to the differences in audit periods between the Bank and these companies. Furthermore, the Bank used the latest financial statements of investee companies, other than those presented above, for the valuation under the equity method.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      The maturity of investments in available-for-sale and held-to-maturity debt securities as of December 31, 2004 are as follows:

	Available-for-sale		Held-to-maturity
Maturing on or before	debt securities		debt securities

	(in millions of Korean Won)
Dec. 31, 2005	W	3,127,174	W	1,674,995
Dec. 31, 2009		7,006,100		285,547
Dec. 31, 2014		854,542		132,931

	W	10,987,816	W	2,093,473

      Investment securities denominated in foreign currencies as of December 31, 2004 and 2003 are as follows:

Foreign currency				Equivalent in Korean Won

2004		2003		2004		2003

(in millions of Korean Won; thousands of USD, JPY, EUR, SGD, CHF, GBP and CNY)
Available-for-sale debt securities:
USD	1,825,747	USD	1,450,952	W	1,905,715	W	1,737,950
JPY	21,538,332	JPY	43,209,718		217,983		483,776
GBP	29,536	GBP	5,910		59,338		12,585
EUR	72,062	EUR	7,564		102,542		11,365
CNY	29,837	CNY	30,051		3,763		4,348

				W	2,289,341	W	2,250,024

Held-to-maturity debt securities:
USD	165,986	USD	541,844	W	173,256	W	625,066
JPY	—	JPY	10,653,269		—		119,274
EUR	—	EUR	1,984		—		2,981

				W	173,256	W	747,321

      As of December 31, 2004, investment securities amounting to W485,000 million are pledged as collateral to KDB First Securitization Specialty Co., Ltd.
      With regard to futures trading, 7,680,060 shares of Korea Electric Power Corporation and debt securities of Korea Deposit Insurance Corporation amounting to W20,000 million are pledged as a substitute for the deposit money to Kookmin Futures Inc. and others as of December 31, 2004.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      Impairment losses on securities for the year ended December 31, 2004 are as follows:

	Amortized	Impairment
	cost	loss	Book value

	(in millions of Korean Won)
Equity Securities
Ssangyong Cement Industrial Co., Ltd.	W 71,628	W13,643	W 57,985
Thrunet Co., Ltd.	3,563	1,157	2,406
Donghae Pulp Co., Ltd.	24,500	12,250	12,250
Choil Paper Co., Ltd.	19,842	18,251	1,591
Others	185,457	37,464	147,993

	W304,990	W82,765	W222,225

Debt Securities
KDB First SPC	72,393	18,166	54,227
Koromas Fund	9,715	5,283	4,432

	W 82,108	W23,449	W 58,659

      Issuers of securities held by the Bank as of December 31, 2004 and 2003 are as follows:

			Ratio (%)

			December 31,
	2004	2003	2004

	(in millions of Korean Won)
By Country
The Republic of Korea	W32,023,594	W27,194,726	95.51
USA	458,111	196,174	1.37
The Philippines	3,121	29,133	0.01
Thailand	2,648	149,637	0.01
Others	1,042,766	452,775	3.10

	W33,530,240	W28,022,445	100.00

			Ratio (%)

			December 31,
	2004	2003	2004

	(in millions of Korean Won)
By Issuer
Korea Electric Power Corporation	W 7,450,916	W 5,574,702	22.22
Korea National Housing Corp.	1,300,618	1,630,855	3.88
Korea Highway Corporation	1,439,421	1,430,184	4.29
Korea Deposit Insurance Corp.	1,273,662	1,224,712	3.80
Korea Land Development Corp.	1,164,059	1,191,328	3.47
Korea Asset Management Corp.	9,414,575	255,620	28.08
Others	11,486,989	16,715,044	34.26

	W33,530,240	W28,022,445	100.00

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003

			Ratio (%)

			December 31,
	2004	2003	2004

	(in millions of Korean Won)
By Industry
Banking and insurance	W 9,829,215	W 8,662,002	29.31
Electric, gas and water supply industry	7,630,367	5,780,736	22.76
Manufacturing	5,931,303	5,230,939	17.69
Construction	4,537,294	4,590,577	13.53
Public administration	2,271,111	1,893,083	6.77
Others	3,330,950	1,865,108	9.94

	W33,530,240	W28,022,445	100.00

5.     Loans Receivable
      Loans receivable as of December 31, 2004 and 2003 are as follows:

	2004	2003

	(in millions of Korean Won)
Loans receivable in local currency	W17,125,418	W16,803,143
Loans receivable in foreign currency	13,504,107	15,872,758
Other loans	16,248,356	15,977,032

	46,877,881	48,652,933
Less: Provision for possible loan losses	(961,578)	(1,097,039)
Present value discount account	(67,517)	(102,303)

	W45,848,786	W47,453,591

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      Loans receivable in local and foreign currencies as of December 31, 2004 and 2003 are as follows:

Loans receivable in local currency

	Annual average
	interest rate (%)

	December 31,
	2004	2004		2003

		(in millions of Korean Won)
Loans for working capital
Industrial fund loans	6.41	W	5,427,615	W	5,395,737
Government fund loans	4.35		455,136		457,707
Overdraft	5.96		257,331		285,977
Others	5.48 - 6.05		993,195		822,483

			7,133,277		6,961,904

Loans for facilities
Industrial fund loans	6.98		6,685,812		6,829,475
Government fund loans	4.62		911,956		882,978
Others	3.35 - 7.25		2,394,373		2,128,786

			9,992,141		9,841,239

		W	17,125,418	W	16,803,143

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003

Loans receivable in foreign currencies

	Annual average
	interest rate (%)

	December 31,
	2004	2004		2003

		(in millions of Korean Won)
Loans for working capital
Local currency loans denominated in foreign currencies	4.13	W	1,051,400	W	872,385
Foreign currency loans	3.01		715,961		768,278
Others	3.20		523,684		770,003

			2,291,045		2,410,666

Loans for facilities
Local currency loans denominated in foreign currencies	3.42		3,387,046		4,665,701
Foreign currency loans	3.64		2,719,306		2,641,692
Offshore loans in foreign currencies	5.89		1,132,703		1,208,784
Asian Development Bank loans	2.26		1,043,800		1,201,764
Loans to International Bank for Reconstruction and Development	2.38		2,930,206		3,744,122
Others	—		—		29

			11,213,061		13,462,092

		W	13,504,106	W	15,872,758

     Other loans receivable

	2004		2003

	(in millions of Korean Won)
Notes purchased	W	255	W	1,295
Bills purchased		1,877,044		1,946,704
Advances for customers		63,149		78,927
Bonds purchased under repurchase agreements		192,152		213,693
Call loans		634,452		2,177,355
Domestic import usance bills		2,823,961		3,173,871
Debentures accepted by private subscription		9,302,841		8,005,502
Others(1)		1,354,502		379,685

	W	16,248,356	W	15,977,032

(1)	Includes loans receivable of W200,000 million to Ssangyong Cement Industrial Co., Ltd. convertible into equity at W5,000 per share, disposal of which is restricted until December 31, 2005.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
     The maturity of loans receivable in local receivable and foreign currencies as of December 31, 2004 are as follows:

	Loans for
	working		Loans for		Loans for		Loans for
	capital in		facilities in		working capital in		facilities in
Maturing on or before	local currency		local currency		foreign currency		foreign currency		Total

	(in millions of Korean Won)
Mar. 31, 2005	W	1,436,183	W	416,802	W	602,292	W	1,500,950	W	3,956,227
Jun. 30, 2005		791,682		373,308		415,928		335,792		1,916,710
Dec. 31, 2005		1,843,046		767,616		879,483		938,853		4,428,998
Dec. 31, 2006		829,516		1,546,984		195,322		1,979,807		4,551,629
Dec. 31, 2007		1,209,151		1,807,947		158,433		1,657,613		4,833,144
Dec. 31, 2008		465,485		1,513,218		18,665		1,465,693		3,463,061
Dec. 31, 2009		473,179		1,226,322		11,804		1,012,666		2,723,971
Thereafter		85,035		2,339,945		9,118		2,321,687		4,755,785

	W	7,133,277	W	9,992,142	W	2,291,045	W	11,213,061	W	30,629,525

      Changes in the provision for possible loan losses for the year ended December 31, 2004 and 2003 are as follows:

	2004						2003

	Loan		Other assets		Total		Total

	(in millions of Korean Won)
Balance at the beginning of the year	W	1,097,039	W	4,810	W	1,101,849	W	1,094,929
Changes in overseas branches due to foreign currency translation		(4,211)		—		(4,211)		678
Provision carry-over from loan acquisition		237,126		—		237,126		184,985
Change to provision for possible losses		(965)		—		(965)		—
Decrease in provision due to loan disposal		(48,680)		—		(48,680)		(63,516)
Changes in provision from loan restructuring		6,202				6,202		(4,108)
Current write-offs		(640,980)		—		(640,980)		(725,037)
Current provision (reversal)		316,047		(910)		315,137		613,918

	W	961,578	W	3,900	W	965,478	W	1,101,849

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      As of December 31, 2004 and 2003, the provisions for possible loan losses and other assets are as follows:

	2004		2003

	(in millions of Korean Won)
Loans
Loans receivable in local currency and foreign currencies and notes purchased	W	732,367	W	798,679
Bills purchased		36,583		40,279
Advances for customers		8,276		9,992
Domestic import usance bills		41,933		51,024
Debentures accepted by private subscription		139,410		195,509
Other loans receivable		3,009		1,556

		961,578		1,097,039
Other assets		3,900		4,810

	W	965,478	W	1,101,849

      As of December 31, 2004, the classification of loans and provisions for possible loan losses are as follows:

					Ratio (%)
			Provisions for
			possible loan		December 31,
Classification	Loans(1)		losses		2004

	(in millions of Korean Won)
Normal	W	37,306,514	W	190,449	0.51
Special attention		1,772,765		392,908	22.16
Substandard		540,418		134,026	24.80
Doubtful		177,713		143,288	80.63
Loss		100,907		100,907	100.00
Others(2)		6,912,047		—	—

	W	46,810,364	W	961,578	2.05

(1)    Net of present value discounts.
(2)    Loans to or loans guaranteed by the Korean government.
     The ratio of provisions to total loans and ratio of provisions to non-performing loans as of December 31, 2004, 2003 and 2002 are as follows:

	2004		2003		2002

	(in millions of Korean Won)
Total loans	W	46,810,364	W	48,550,631	W	46,007,214
Provisions for possible losses		961,578		1,097,039		1,089,983
Provision ratio (%)		2.05		2.26		2.37
Non-performing loans	W	819,038	W	1,626,381	W	886,130
Provisions for possible losses		378,221		584,104		313,028
Provision ratio (%)		46.18		35.91		35.33

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      Restructured loans receivable as of December 31, 2004 and 2003 due to court receivership, court mediation or other financial restructuring process are as follows:

	2004		2003

	(in millions of Korean Won)
Conversion to equity investment	W	701,736	W	682,477
Changes in contractual terms		—		25,292
Exemption		—		25,245

Total	W	701,736	W	733,014

      When the contractual terms, such as the principal, interest rate, or maturity of impaired loans are restructured, the Bank adjusts the carrying amount of the impaired loans to its present value determined based on the restructured terms. The Bank recognizes losses arising from the restructuring of the impaired loans as incurred.
      Loans receivable restructured due to changes in contractual terms for the year ended December 31, 2004 and 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Beginning
Original amount before restructuring	W	964,673	W	1,156,979
Present value		(862,370)		(1,030,024)

Present value discount	W	102,303	W	126,955

Present value discount
Increase	W	3,598	W	19,210
Decrease (amortization)		(38,384)		(43,862)

	W	(34,786)	W	(24,652)

Ending
Original amount before restructuring	W	534,694	W	964,673
Present value		(467,177)		(862,370)

Present value discount	W	67,517	W	102,303

      The present value discount account is amortized using the effective interest rate method over the redemption period.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      The Bank’s local and foreign currency loan portfolio by country, major customers and industry as of December 31, 2004 and 2003 are as follows:

					Ratio (%)

					December 31,
	2004		2003		2004

	(in millions of Korean Won)
By country
The Republic of Korea	W	29,098,337	W	31,148,520	95.00
USA		182,750		166,361	0.60
Russia		—		161,703	—
Indonesia		114,773		140,428	0.37
Others		1,233,665		1,058,889	4.03

	W	30,629,525	W	32,675,901	100.00

					Ratio (%)

					December 31,
	2004		2003		2004

	(in millions of Korean Won)
By customer
Small & Medium Industry Promotion Corp.	W	2,768,488	W	3,329,235	9.04
Korea Deposit Insurance Corp.		939,420		1,197,800	3.07
GM Daewoo Auto & Technology Company		817,700		503,200	2.67
Korean Airline Co., Ltd.		694,123		768,173	2.27
Dongbuanam Semiconductor Inc.		544,500		350,000	1.78
Tong Yang Cement Corporation		514,842		531,457	1.68
Others		24,350,452		25,996,036	79.49

	W	30,629,525	W	32,675,901	100.00

					Ratio (%)

					December 31,
	2004		2003		2004

	(in millions of Korean Won)
By industry
Manufacturing	W	16,243,589	W	15,612,171	53.03
Banking and insurance		2,773,301		2,751,798	9.05
Transportation and communication		3,155,291		3,490,007	10.30
Public administration		3,283,814		3,409,126	10.72
Electric, gas and water supply industry		1,133,682		2,170,579	3.70
Others		4,039,848		5,242,220	13.20

	W	30,629,525	W	32,675,901	100.00

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
6.     Property and Equipment
      Property and equipment as of December 31, 2004 and 2003 are as follows:

	Acquisition cost or				Accumulated				Net book
	revaluation				depreciation				value

	2004		2003		2004		2003		2004		2003

	(in millions of Korean Won)
Land	W	314,687	W	327,380	W	—	W	—	W	314,687	W	327,380
Buildings and structures		375,013		360,496		47,684		38,579		327,329		321,917
Machinery		52,350		55,329		42,816		46,461		9,534		8,868
Vehicles		1,298		1,488		913		1,150		385		338
Construction-in-progress		—		4,334		—		—		—		4,334
Others		31,180		34,535		24,740		28,358		6,440		6,177

	W	774,528	W	783,562	W	116,153	W	114,548	W	658,375	W	669,014

      The government-valued price of the Bank’s land for the year ended December 31, 2004 is W277,816 million (2003: W258,872 million).
      As of December 31, 2004, the Bank’s premises, equipment and other assets are insured against fire and other casualty losses up to approximately W304,961 million.
7.     Other Assets
      Other assets as of December 31, 2004 and 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Intangible assets	W	38,255	W	45,792
Other accounts receivables		6,000,878		8,559,739
Accrued income		311,572		378,872
Prepaid expense		188,769		181,573
Deferred income tax assets		—		139,039
Others		548,588		492,637

		7,088,062		9,797,652
Less: Provisions for possible losses		(3,900)		(4,810)

	W	7,084,162	W	9,792,842

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
8.     Deposits
      Deposits as of December 31, 2004 and 2003 are as follows:

	Annual
	interest rate (%)

	December 31,
	2004	2004		2003

		(in millions of Korean Won)
Local currency deposits
Demand deposits
Checking deposits	—	W	2,473	W	2,751
Temporary deposits	0.01		90,448		236,602
Passbook deposits	0.19		16,171		21,507
Others	0.25		283		3,000

			109,375		263,860

Time and savings deposits
Time deposits	3.72		2,492,840		3,464,213
Installment savings deposits	4.86		123,378		174,083
Corporate savings deposits	3.08		2,514,240		2,177,690
Savings deposits	2.22		156,820		203,291
Long-term savings for households	2.16		409		30,697
Others	9.17		157,465		155,057

			5,445,152		6,205,031

Total local currency deposits			5,554,527		6,468,891

Foreign currency deposits
Demand deposits
Checking deposits	—		35,723		19,617
Temporary deposits	0.55		172,465		152,015
Passbook deposits	0.44		262		124
Others	0.05		4		3

			208,454		171,759

Savings deposits
Time deposits	1.47		537,257		497,863

			745,711		669,622

Negotiable certificates of deposits	3.29		2,632,720		3,577,817

		W	8,932,958	W	10,716,330

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      The maturities of time and savings deposits in local and foreign currencies as of December 31, 2004 are as follows:

					Time
			Installment		deposits in
			savings		foreign
Maturing on or before	Time deposits		deposits		currency		Total

	(in millions of Korean Won)
Mar. 31, 2005	W	1,039,730	W	35,598	W	464,487	W	1,539,815
Jun. 30, 2005		460,130		15,821		17,568		493,519
Dec. 31, 2005		719,347		28,669		55,202		803,218
Dec. 31, 2006		115,253		35,418		—		150,671
Dec. 31, 2007		17,918		7,871		—		25,789
Dec. 31, 2008		1,149		1		—		1,150
Dec. 31, 2009		139,313		—		—		139,313

	W	2,492,840	W	123,378	W	537,257	W	3,153,475

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
9.     Borrowings
      Borrowings as of December 31, 2004 and 2003 are as follows:

	Annual
	interest rate (%)

	December 31,
	2004	2004		2003

		(in millions of Korean Won)
Local currency borrowings
Ministry of Finance and Economy	3.93	W	1,739,149	W	1,923,326
Industrial Bank of Korea	3.54		406,255		448,519
Small & Medium Industry Promotion Fund	4.16		359,379		283,206
Ministry of Culture and Tourism	2.65		737,056		616,222
Korea Energy Management Corporation	2.91		564,072		505,572
Local governments	3.70		72,908		75,121
Others	2.71-3.39		855,832		474,141

			4,734,651		4,326,107

Foreign currency borrowings
Small & Medium Industry Promotion Fund	—		—		26
KFW group in Germany (“KFW”)	2.42		17,978		27,514
Asian Development Bank (“ADB”)	2.07		1,043,800		1,201,764
International Bank for Reconstruction and Development (“IBRD”)	2.20		3,411,124		4,671,618
The Bank of Korea	—		—		72,673
Others	0.84-1.78		6,486,850		7,747,560

			10,959,752		13,721,155

Other borrowings
Bonds sold under repurchase agreements	—		3,555,260		3,399,914
Notes sold	—		1,109		4,793
Call money	—		2,295,160		1,051,586

			5,851,529		4,456,293

		W	21,545,932	W	22,503,555

      As of December 31, 2004, the repayment of W83,748 million included in the foreign currency borrowings above are guaranteed by the Korean government.
      As of December 31, 2004, the Bank has local loans receivables denominated in foreign currency of W70,824 million and foreign currency loans of W12,971 million, which were both sourced from the Bank’s borrowings from Japan Bank for International Cooperation amounting to W83,849 million.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      The maturities of borrowings in local and foreign currencies as of December 31, 2004 are as follows:

	Borrowings in		Borrowings in
Maturing on or before	local currency		foreign currency		Total

	(in millions of Korean Won)
Mar. 31, 2005	W	265,481	W	3,841,387	W4,106,868
Jun. 30, 2005		123,294		1,413,754	1,537,048
Dec. 31, 2005		309,170		1,477,918	1,787,088
Dec. 31, 2006		575,236		967,317	1,542,553
Dec. 31, 2007		585,100		677,116	1,262,216
Dec. 31, 2008		573,388		477,247	1,050,635
Dec. 31, 2009		623,429		655,995	1,279,424
Thereafter		1,679,553		1,449,018	3,128,571

	W	4,734,651	W	10,959,752	W15,694,403

      The subordinated debt included in borrowings as of December 31, 2004 and 2003 comprises the following:

	Annual
	interest rate (%)

	December 31,
Type	2004	2004		2003		Repayment terms

		(in millions of Korean Won)
Government funds	3.93	W	1,738,980	W	1,923,090	Installment reimbursement
Agency for International Development relending facilities	2.01		169		236	Installment reimbursement
Asian Development Bank relending facilities	2.07		1,043,800		1,201,764	Lump-sum reimbursement
International Bank for Reconstruction and Development relending facilities	2.20		3,411,124		4,671,618	Installment reimbursement

		W	6,194,073	W	7,796,708

10.     Industrial Finance Bonds
      Industrial finance bonds (“IFB”) as December 31, 2004 and 2003 are as follows:

	Annual
	interest rate (%)

	December 31,
	2004	2004		2003

		(in millions of Korean Won)
IFB in local currency	5.41	W	28,741,478	W	25,217,631
IFB in foreign currency	1.67		10,170,197		10,099,605
Offshore IFB in foreign currency	1.71		1,199,266		1,591,519

			40,110,941		36,908,755
Premiums on IFB			34,535		19,591
Discounts on IFB			(41,973)		(52,403)

		W	40,103,503	W	36,875,943

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      Under the Korea Development Bank Act, the Bank has authority to issue industrial finance bonds. The amount of issued bonds and guarantees outstanding by the Bank is limited to 30 times the amount of paid-in capital and legal reserve. Bonds purchased or guaranteed by the Korean government are not included in the limit. When existing bonds are refinanced or guarantees are executed, the limit is temporarily suspended. The amount of issued bonds guaranteed by the Korean government for the year ended December 31, 2004 is W784 million (2003: W792 million).
      The Bank acquired industrial finance bonds for the year ended December 31, 2004 is W177,841 million (2003: W261,902 million). The treasury bonds are deducted from industrial finance bonds.
      The maturities of IFB as of December 31, 2004 are as follows:

	IFB in local		IFB in foreign		Offshore IFB in
Maturing on or before	currency		currency		foreign currency		Total

	(in millions of Korean Won)
Mar. 31, 2005	W	5,994,804	W	—	W	—	W	5,994,804
Jun. 30, 2005		3,867,505		342,154		—		4,209,659
Dec. 31, 2005		6,740,082		205,056		—		6,945,138
Dec. 31, 2006		4,893,636		2,758,852		889,487		8,541,975
Dec. 31, 2007		5,282,639		1,069,409		52,236		6,404,284
Dec. 31, 2008		607,615		1,313,690		—		1,921,305
Dec. 31, 2009		856,986		3,047,310		151,757		4,056,053
Thereafter		518,728		1,407,177		104,380		2,030,285

	W	28,761,995	W	10,143,648	W	1,197,860	W	40,103,503

11.     Other Liabilities
      Other liabilities as of December 31, 2004 and 2003 comprise the following:

	2004		2003

	(in millions of Korean Won)
Trust account debit	W	328,334	W	332,834
Other accounts payables		5,907,381		8,512,392
Accrued expenses		627,818		831,119
Advanced income		69,290		73,500
Guarantee deposits		41,143		50,785
Advances received on IFB		4,607		15,108
Provisions for possible other losses		79,064		235,847
Others		365,743		277,337

	W	7,423,380	W	10,328,922

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
12.     Guarantees Outstanding and Commitments
      The Bank provides guarantees for its customers. Outstanding guarantees and the related provisions for possible losses as of December 31, 2004 and 2003 are as follows:

					Provision for
	Guarantees amount				possible losses

	2004		2003		2004		2003

	(in millions of Korean Won)
Acceptances	W	428,052	W	727,285	W	5,890	W	3,265
Guarantees on local borrowings		267,045		654,780		4,950		—
Guarantees on indebtedness in foreign currency		8,218,519		8,253,904		1,054		1,429
Letters of guarantee for importers		32,319		39,350		37		64

	W	8,945,935	W	9,675,319	W	11,931	W	4,758

      The unsettled guarantees and commitments provided by the Bank as of December 31, 2004 and 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Unsettled guarantees
Local letters of credit issuance	W	12,449	W	27,016
Foreign letters of credit issuance		1,397,814		1,756,531
Others		1,852,251		639,516

		3,262,514		2,423,063

Commitments
For loans in local currency		6,991,481		7,813,675
For loans in foreign currency		747,704		1,225,228

		7,739,185		9,038,903

Bonds sold under repurchase agreements		1,021,952		1,290,895

	W	12,023,651	W	12,752,861

13.     Commitments and Contingencies
      The Bank has entered into agreements to provide certain syndicated loans with foreign banks. The total amount available under such loans are US$124.6 million, EUR 4 million and JPY 2,164 million (equivalent to W157,648 million) and W116,570 million, of which US$49 million, EUR 1 million and JPY 1,100 million (equivalent to W63,960 million) and W54,190 million have not been withdrawn by borrowers as of December 31, 2004.
      In 1998, the Bank sold with recourse W3,084,141 million of non-performing loans classified as substandard or below to the Korea Asset Management Corporation for proceeds amounting to W1,339,629 million. The resulting loss of W1,744,512 million was recorded as a loss on disposal of loans in 1998. As of December 31, 2004, the unsettled amount of such loans amounted to W191,381 million, and the provision for possible losses from the disposal of unsettled loans recorded as other liabilities amounted to W36,776 million.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      Loans sold off to KDB First Securitization Specialty Co., Ltd. and others in accordance with the Asset Securitization Plan as of December 31, 2004 are as follows:

						Retained
						subordinated
	Disposal date	Book value		Selling price		debt securities		Collateral(1)

		(in millions of Korean Won)
KDB First SPC	June 8, 2000	W	950,627	W	600,000	W	201,800	W	120,000
KDB Second SPC	November 8, 2000		914,764		423,600		143,600		80,000
KDB Third SPC	September 20, 2001		1,793,546		949,900		349,900		185,000
KDB Fifth SPC	December 13, 2001		765,358		528,400		238,400		100,000

		W	4,424,295	W	2,501,900	W	933,700	W	485,000

(1)	Investment securities are pledged as collateral (Note 4).
     According to the contracts on asset transfers stipulating warranty for the assets above, the Bank has a responsibility of warranty up to 30 % of the proceeds when the principal or a part of the interest is not repaid at the expected due date according to the cash flows payment schedule.
      The Bank has provided credit lines to several securitization specialty companies amounting to W7,739,185 million, of which W168,026 million was withdrawn as of December 31, 2004.
      The Bank still has the valid legal right to seek indemnity for a part of loan receivables written off as of December 31, 2004 in the amount of W1,462,902 million.
      The Bank has outstanding loans receivable amounting to W2,377,792 million and securities amounting to W1,236,144 million as of December 31, 2004 of companies under workout, court receivership, court mediation and other restructuring process. The Bank recorded W604,754 million as provisions for possible loan losses, and W10,878 million for present value discount with regard to these loans receivable and securities. Actual losses from these loans may differ receivable from the provisions recorded.
      As of December 31, 2004, the Bank faces 10 legal cases involving an aggregate amount of W23,911 million, and has filed 16 lawsuits, with an aggregate amount of W287,400 million. Morever, KDB Ireland Ltd., a consolidated subsidiary, is involved in a case against Hanvit LSP and Woori Bank in relation to an asset management contract. The final outcome of these cases cannot yet be determined as of the report date, although Management believes they will not materially affect the Bank’s financial position.

14.	Derivative Financial Instruments and the Related Contracts
      The Bank utilizes derivative financial instruments to hedge against financial market risks or for trading purposes.
      In case of trading purposes, the Bank uses futures and forward contracts, swaps, and options, in order to gain a profit from short-term fluctuations of the underlying value of the derivatives, by forecasting the future interest rate, exchange rate or other variables affecting the value of the instruments. Furthermore, the Bank also trades the instruments to hedge against the derivative financial instruments purchased by the Bank’s customers.
      Additionally, the trading derivatives include the derivatives used to hedge the exchange rate of the Bank’s foreign currency assets and liabilities and interest rate of the Bank’s loans and borrowings, of which the underlying assets and liabilities are already valued at fair market value in accordance with the financial accounting standards generally accepted in the Republic of Korea or the position hedging transactions in which derivative instruments are not specifically identified to the underlying transactions.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      The hedging instruments generally include the cross currency swaps and/or interest rate swaps used to hedge the borrowings and bonds denominated in foreign currency from the exchange rate and/or the interest rate risks. Those hedging transactions are made with foreign financial institutions and domestic banks. The hedging instruments also include the interest swaps used to reduce interest rate risks of the Industrial Finance Bonds issued in Won.
      The unsettled contract amount of the Bank’s derivatives and the related valuation gain(loss) as of and for the year ended December 31, 2004 are as follows:

	Unsettled contract amount						Valuation gain/loss (P/L)
													Valuation
	Trading		Hedging				Trading		Hedging				gain(loss)
	purpose		purpose		Total		purpose		purpose		Total		(B/S)

	(in millions of Korea Won)
Interest rate
Forward	W	835,040	W	—	W	835,040	W	(70)	W	—	W	(70)	W	(70)
Futures		6,037,117		—		6,037,117		(1,255)		—		(1,255)		—
Swap		40,595,035		2,960,850		43,555,885		(30,842)		37,300		6,458		168,518
Option
Buy		823,561		—		823,561		5,265		—		5,265		21,517
Sell		824,166		—		824,166		(8,481)		—		(8,481)		(24,604)

		49,114,919		2,960,850		52,075,769		(35,383)		37,300		1,917		165,361

Currency
Forward		62,641,256		—		62,641,256		(131,021)		—		(131,021)		(137,722)
Futures		46,971		—		46,971		—		—		—		—
Swap		16,511,901		1,799,029		18,310,930		188,105		16,033		204,138		47,262
Option
Buy		3,048,560		—		3,048,560		25,823		—		25,823		59,599
Sell		3,445,704		—		3,445,704		(95,579)		—		(95,579)		(137,824)

		85,694,392		1,799,029		87,493,421		(12,672)		16,033		3,361		(168,685)

Stock price index
Futures		11,485		—		11,485		276		—		276		—
Option
Buy		544,604		—		544,604		(2,148)		—		(2,148)		16,724
Sell		538,243		—		538,243		2,662		—		2,662		(16,754)

		1,094,332		—		1,094,332		790		—		790		(30)

	W	135,903,643	W	4,759,879	W	140,663,522	W	(47,265)	W	53,333	W	6,068	W	(3,354)

15.	Shareholders’ equity

Paid-in Capital
      The Korean government shall provide the entire paid-in capital of the Bank in accordance with the Korea Development Bank Act. The authorized paid-in capital amounts to W10,000,000 million as of December 31, 2004. The total paid-in capital of the Bank outstanding as of December 31, 2004 is W8,241,861 million.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      On April 30, 2004, the Korean government increased the Bank’s capitalization by W1,000 billion by additionally contributing KEPCO shares of W695 billion and subscription certificates of Korean Water Resources Corporation amounting to W305 billion.
     Legal Reserve
      The Korea Development Bank Act requires the Bank to appropriate net income as a legal reserve. This reserve can be transferred to paid-in capital or used to offset accumulated deficit.
     Offsetting of Accumulated Deficit
      In accordance with the Korea Development Bank Act, the Bank offsets accumulated deficit with reserves. If reserves are insufficient to eliminate the accumulated deficit, the Korean government should complement the deficiency.
      The changes in valuation gain (loss) from investment securities recorded as capital adjustments for the years ended December 31, 2004 and 2003 are presented as follows:

	2004						2003

	Available-for-		Securities under
	sale securities		the equity method		Total		Total

	(in millions of Korean Won)
Beginning balance	W	(79,490)	W	(97,130)	W	(176,620)	W	(559,731)
Increase (decrease) due to disposals and others		5,698		(33)		5,665		222,857
Valuation gain (loss) during the current year		681,131		175,766		856,897		160,254

Ending balance	W	607,339	W	78,603	W	685,942	W	(176,620)

16.     Other Non-Interest Revenue (Expenses)
      Other non-interest revenue (expenses) for the years ended December 31, 2004 and 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Other non-interest revenue
Gain on foreign currency transactions	W	589,306	W	948,415
Reversal of provision for possible losses on guarantees outstanding		—		58,465
Gain on valuation of hedged items		849,676		298,151
Others		155,078		142,864

	W	1,594,060	W	1,447,895

Other non-interest expense
Loss on foreign currency transactions	W	1,232,134	W	460,476
Donations		35,434		30,454
Loss on valuation of hedged items		117,428		491,992
Others		63,664		166,709

	W	1,448,660	W	1,149,631

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
17.     General and Administrative Expenses
      General and administrative expenses for the years ended December 31, 2004 and 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Salaries	W	172,297	W	153,904
Retirement allowance		20,867		16,822
Employee benefits		14,036		12,472
Rent		7,709		7,273
Depreciation		19,027		21,740
Taxes and dues		13,100		11,474
Printing		4,082		3,748
Travel		3,171		2,930
Commission		9,577		9,085
Others		60,330		55,595

	W	324,196	W	295,043

18.     Non-Operating Income (Expenses)
      Non-operating income (expenses) for the years ended December 31, 2004 and 2003 are as follow:

	2004		2003

	(in millions of Korean Won)
Non-operating income
Gain on disposal of premises and equipment	W	173	W	712
Rental income		1,317		1,139
Gain on disposal of loans receivable		14,587		50,040
Gain from investment securities		1,302,206		1,188,828
Others		65,793		3,486

		1,384,076		1,244,205

Non-operating expenses
Loss on disposal of premises and equipment		4,319		2,035
Loss on disposal of loans receivable		156,779		69,248
Loss from investment securities		299,979		466,576
Others		43,180		50,732

		504,257		588,591

	W	879,819	W	655,614

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
19.     Income Tax Expense
      Income tax expense for the years ended December 31, 2004 and 2003 are as follows:

	2004		2003

	(in millions of
	Korea Won)
Income taxes payable (special additional tax)	W	—	W	—
Deferred income taxes(1)		139,465		7,244
Income taxes for overseas branches		3,769		281

	W	143,234	W	7,525

(1)	All local deferred income taxes for the year ended December 31, 2004 are estimated to have no future benefits.
     The applicable statutory income tax rates for the years ended December 31, 2004 and 2003 are approximately 29.7%, including resident surcharges. However, due to the net operating loss carry-over, the Bank has no corporate tax to be paid for the years ended December 31, 2004 and 2003.
      The tax effect of major tax adjustments for the years ended December 31, 2004 and 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Income before income tax expense	W	1,140,733	W	174,403
Computed income tax at the expected statutory rate		338,798		51,798
Tax effect from temporary differences
Provision for possible loan losses		(9,182)		(35,678)
Provision for severance benefits		2,878		(753)
Loss on settlement of non-performing loans disposed		(54,745)		(37,038)
Loss on investments using the equity method		(272,921)		(205,035)
Write-off of loans receivable		(58,908)		(115,937)
Provision for guarantees outstanding		2,130		(17,364)
Impairment loss on investment securities		2,226		103,234
Present value discount		(3,863)		(51,689)
Gain on valuation of trading securities		(2,109)		3,582
Others		117,019		342,482

		(277,475)		(14,196)

Tax effect from permanent differences
Dividends received		(14,632)		(3,864)
Others		54,164		2,838

		39,532		(1,026)

Tax effect of operating loss carry-forward		100,855		36,576

Income taxes payable	W	—	W	—

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
      Changes in temporary differences for the years ended December 31, 2004 and 2003 are as follows:

	Beginning						Ending
	balance		Decrease		Increase		balance

	(in millions of Korean Won)
Accrued severance benefits	W	3,081	W	—	W	5,854	W	8,935
Acquisition of shares of stock resulting from the transfer of capital surplus to common stock		92,967		—		—		92,967
Loss on valuation of investment securities		11,612		12		—		11,600
Gain on valuation of trading securities		(148,051)		(2,897)		(9,998)		(155,152)
Impairment loss on investment equity securities		953,141		95,199		82,765		940,707
Impairment loss on investment debt securities		430,184		3,521		23,449		450,112
Present value discount		41,308		13,005		—		28,303
Provision for guarantees outstanding		4,758		4,758		11,931		11,931
Loss on investment valuation by the equity method		(1,800,827)		(1,799,810)		(2,718,734)		(2,719,751)
Provision for possible loan losses		398,246		398,246		367,332		367,332
Write-off of loans receivable		1,394,154		180,270		—		1,213,884
Others		651,927		212,513		407,965		847,379

	W	2,032,500	W	(895,183)	W	(1,829,436)	W	1,098,247

Operating loss carry-forward	W	2,786,109	W	339,578	W	—	W	2,446,531

      As of December 31, 2004, the Bank did not recognize deferred income tax assets and deferred income tax liabilities amounting to W132 million which are related to foreign branches of the Bank.
      Operating loss carry-forward as of December 31, 2004 though not recognized as deferred income tax assets are as follows:

	Amounts		Expiration

	(in millions of
	Korean Won)
Operating loss carry-forward incurred on 2000	W	379,936	2005
Operating loss carry-forward incurred on 2001		816,542	2006
Operating loss carry-forward incurred on 2003		1,250,053	2008

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003

20.	Average Amounts of Assets and Liabilities Related to Interest Income and Expenses
      Interest income or expense and the average amounts of related assets or liabilities for the years ended December 31, 2004 and 2003 are as follows:

	2004				2003

			Interest				Interest
	Average		income or				income or
	amount		expense		Average amount		expense

	(in millions of Korean Won)
Asset
Due from banks	W	1,553,614	W	30,305	W	1,768,960	W	30,120
Securities		13,954,406		657,987		12,771,978		664,469
Loans receivable		47,130,736		2,138,604		46,376,377		2,097,225
Others		—		20,246		—		29,583

				2,847,142				2,821,397

Liabilities
Deposits	W	10,067,279	W	332,772	W	9,096,637	W	362,691
Borrowings		21,707,719		500,244		23,744,697		540,164
Bonds		39,313,612		1,683,038		35,888,145		1,765,122
Others				12,839		—		16,817

			W	2,528,893			W	2,684,794

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
21.     Assets and Liabilities Denominated in Foreign Currencies
      Significant assets and liabilities denominated in foreign currencies as of December 31, 2004 and 2003 are as follows:

	Foreign currency(1)				Equivalent in Korean Won

	2004		2003		2004		2003

	(In millions of Korean Won, thousands of USD)
Assets
Cash	US$	2,563	US$	2,371	W	2,676	W	2,841
Due from banks		685,151		1,153,983		715,160		1,382,241
Trading securities		858,473		397,376		896,074		475,977
Investment securities (available-for-sale)		2,202,531		1,882,216		2,299,001		2,254,518
Investment securities (held-to-maturity)		165,986		623,910		173,256		747,320
Investment securities using the equity method		175,277		113,198		182,954		135,588
Bills bought		1,798,280		1,625,233		1,877,044		1,946,704
Call loans		532,600		1,751,100		555,928		2,097,468
Loans receivable		12,937,447		13,254,765		13,504,106		15,876,557
Domestic import usance bills		2,705,462		2,649,750		2,823,961		3,173,871
Receivables		16,105		21,162		16,811		25,348
Other assets		5,241,385		4,912,400		5,470,957		5,884,072

	US$	27,321,260	US$	28,387,464	W	28,517,928	W	34,002,505

Liabilities
Deposits	US$	1,588,031	US$	1,170,178	W	1,657,586	W	1,401,639
Borrowings		10,499,858		11,388,400		10,959,752		13,641,025
Bonds sold under repurchase agreements		382,390		569,557		399,139		682,216
Call money		251,148		157,443		262,148		188,586
Bonds in foreign currency		10,865,595		9,738,981		11,341,508		10,075,806
Other liabilities		3,948,314		4,766,315		4,121,250		5,709,092

	US$	27,535,336	US$	27,790,874	W	28,741,383	W	33,287,909

(1)	Assets or liabilities denominated in foreign currencies other than in US dollars have been converted into US dollars by using the exchange rate in effect on December 31, 2004.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2004 and 2003
22.     Related Party Transactions
      There is no difference in the loan policy that the Bank applies between related parties and third parties. The following table presents the balances of major loans to the related parties, including payment guarantees, as of December 31, 2004 and 2003, subject to consolidation:

	2004		2003

	(in millions of Korean Won)
The KDB Capital Corp.	W	460,208	W	167,714
KDB Asia (HK) Ltd.		183,210		23,956
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		1,302,117		1,309,081
Daewoo Securities Co., Ltd.		400,000		200,000
Pan Ocean Shipping Co., Ltd.		65,238		115,538
KDB Ireland Ltd.		88,723		—
KDB Bank (Hungary) Ltd.		41,752		11,978

	W	2,541,248	W	1,828,267

23.     Operation Results of Trust Accounts
      The income statement of the trust accounts for the years ended December 31, 2004 and 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Revenue
Interest income	W	176,916	W	210,874
Gain from securities		32,704		275,658
Others		30,245		23,911

	W	239,865	W	510,443

Expenses
Dividends of trust profits to beneficiaries	W	151,924	W	373,390
Commissions paid		9,160		507
Loss from securities		10,087		76,150
Trust fee to the Bank		26,249		27,703
Provisions for possible loan losses		30,912		22,397
Others		11,533		10,296

	W	239,865	W	510,443

24.     Supplemental Cash Flow Information
      Transactions not involving any inflow or outflow of cash for the year ended December 31, 2004 and 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Loan converted to equity securities	W	701,736	W	682,477
Investment in kind		1,000,000		—
25.     Approval of financial statements
      The December 31, 2004 audited financial statements will be approved by Ministry of Finance and Economy, Republic of Korea on February 28, 2005.

THE REPUBLIC OF KOREA
Land and History

Territory and Population
      Located generally south of the 38th parallel on the Korean peninsula, The Republic of Korea covers about 38,000 square miles, approximately one-fourth of which is arable. The Republic has a population of approximately 48 million people. The country’s largest city and capital, Seoul, has a population of about 11 million people.

Political History
      Dr. Rhee Syngman, who was elected president in each of 1948, 1952, 1956 and 1960, dominated the years after the Republic’s founding in 1948. Shortly after President Rhee’s resignation in 1960 in response to student-led demonstrations, a group of military leaders headed by Park Chung Hee assumed power by coup. The military leaders established a civilian government, and the country elected Mr. Park as President in October 1963. President Park served as President until his assassination in 1979 following a period of increasing strife between the Government and its critics. The Government declared martial law and formed an interim government under Prime Minister Choi Kyu Hah, who became the next President. After clashes between the Government and its critics, President Choi resigned, and General Chun Doo Hwan, who took control of the Korean army, became President in 1980.
      In late 1980, the country approved, by national referendum, a new Constitution, providing for indirect election of the President by an electoral college and for certain democratic reforms, and shortly thereafter, in early 1981, re-elected President Chun. Responding to public demonstrations in 1987, the legislature revised the Constitution to provide for direct election of the President. In December 1987, Roh Tae Woo won the Presidency by a narrow plurality, after opposition parties led by Kim Young Sam and Kim Dae Jung failed to unite behind a single candidate. In February 1990, two opposition political parties, including the one led by Kim Young Sam, merged into President Roh’s ruling Democratic Liberal Party.
      In December 1992, the country elected Kim Young Sam as President. The election of a civilian and former opposition party leader considerably lessened the controversy concerning the legitimacy of the political regime. President Kim’s administration reformed the political sector and deregulated and internationalized the Korean economy.
      In December 1997, the country elected Kim Dae Jung as President. President Kim’s party, the Millennium Democratic Party (formerly known as the National Congress for New Politics), formed a coalition with the United Liberal Democrats led by Kim Jong Pil, with Kim Jong Pil becoming the first prime minister in President Kim’s administration. The coalition, which temporarily ended before the election held in April 2000, continued with the appointment of Lee Han Dong of the United Liberal Democrats as the Prime Minister in June 2000. The coalition again ended in September 2001.
      In December 2002, the country elected Roh Moo Hyun as President. President Roh began his term on February 25, 2003. The Roh administration announced that its key policy priorities would include:

•	pursuing a flexible macroeconomic policy mix to ensure stable economic growth through balanced growth in domestic demand and exports;

•	nurturing emerging industries, encouraging research and development, and improving logistical infrastructure to maximize economic growth potential;

•	expanding the economic participation of women and the elderly, while establishing a sustainable social welfare system that is consistent with recent socio-economic progress;

•	continuing structural reforms that will result in a transparent, market-driven economy;

•	continuing with inter-Korean cooperation; and

•	continuing with efforts to resolve the North Korea nuclear issue peacefully through various diplomatic channels.
      President Roh and his supporters left the Millennium Democratic Party in 2003 and a new party, the Uri Party, was formed.
Government and Politics

Government and Administrative Structure
      Governmental authority in the Republic is centralized and concentrated in a strong presidency. The President is elected by popular vote and can only serve one term of five years. The President chairs the State Council, which consists of the prime minister, the deputy prime ministers, the respective heads of Government ministries and the ministers of state. The President can select the members of the State Council and appoint or remove all other Government officials, except for elected local officials.
      The President can veto new legislation and take emergency measures in cases of natural disaster, serious fiscal or economic crisis, state of war or other similar circumstances. The President must promptly seek the concurrence of the National Assembly for any emergency measures taken and failing to do so automatically invalidates the emergency measures.
      The National Assembly exercises the country’s legislative power. The Constitution and the Election for Public Offices and Election Malpractice Prevention Act provide for the direct election of about 81% of the members of the National Assembly and the distribution of the remaining seats proportionately among parties winning more than 5 seats in the direct election and receiving over 3% of the popular vote. National Assembly members serve four-year terms. The National Assembly enacts laws, ratifies treaties and approves the national budget. The executive branch drafts most legislation and submits it to the National Assembly for approval.
      The country’s judicial branch comprises the Supreme Court, the Constitutional Court and lower courts of various levels. The President appoints the Chief Justice of the Supreme Court and appoints the other Justices of the Supreme Court upon the recommendation of the Chief Justice. All appointments to the Supreme Court require the consent of the National Assembly. The Chief Justice, with the consent of the other Supreme Court Justices, appoints all the other judges in Korea. Supreme Court Justices serve for six years and all other judges serve for ten years. Other than the Chief Justice, justices and judges may be reappointed to successive terms.
      The President formally appoints all nine judges of the Constitutional Court, but three judges must be designated by the National Assembly and three by the Chief Justice of the Supreme Court. Constitutional Court judges serve for six years and may be reappointed to successive terms.
      Administratively, the Republic comprises nine provinces and seven cities with provincial status: Seoul, Busan, Daegu, Inchon, Gwangju, Daejon and Ulsan. From 1961 to 1995, the national government controlled the provinces and the President appointed provincial officials. Local autonomy, including the election of provincial officials, was reintroduced in June 1995.

Political Organizations
      The 17th legislative general election was held on April 15, 2004 to elect 299 National Assembly members and Uri Party, which is the current ruling party, gained a majority in the National Assembly. Currently, there are two main political parties, Uri Party and the Grand National Party (“GNP”).
      As of June 20, 2005, the parties controlled the following number of seats in the National Assembly:

	Uri	GNP	Others	Total

Number of Seats	146	125	28	299

Relations with North Korea
      Relations between the Republic and North Korea have been tense over most of the Republic’s history. The Korean War, which took place between 1950 and 1953 began with the invasion of the Republic by communist forces from North Korea and, following a military stalemate, an armistice was reached establishing a demilitarized zone monitored by the United Nations in the vicinity of the 38th parallel.
      North Korea maintains a regular military force estimated at more than 1,000,000 troops, mostly concentrated near the northern border of the demilitarized zone. The Republic’s military forces, composed of approximately 690,000 regular troops and almost 3.1 million reserves, maintain a state of military preparedness along the southern border of the demilitarized zone. The United States currently maintains approximately 37,500 troops in the Republic. In June 2004, the government of the United States proposed plans to withdraw approximately one-third of the 37,500 troops it has stationed in the Republic by the end of 2005. However, details regarding the timing and other aspects of the proposed reduction in U.S. troops are not yet finalized and talks between the governments of the United States and the Republic are ongoing.
      Over the last few years, relations between the Republic and North Korea have generally improved, despite occasional difficult periods, such as the June 1999 and June 2002 incidents during which several North Korean naval ships intruded on the northern boundary of the Republic’s territorial waters, resulting in a series of hostile naval clashes, and the events relating to North Korea’s nuclear program described below. The Government believes that the general improvement in relations between the Republic and North Korea in the last several years has stemmed from expectations of increased economic cooperation. Trade between the two Koreas, which totaled US$287 million in 1995, increased to US$724 million in 2003. In November 1998, the Hyundai Group began operating tours for South Koreans to visit the Mount Kumgang region of North Korea after reaching an agreement for such tours with the North Korean government. In June 2000, then-President Kim Dae Jung met with North Korea’s leader Kim Jong-Il in Pyongyang, North Korea. This was the first summit meeting between the leaders of the Republic and North Korea since the nation was divided in 1945. After four rounds of discussions, the summit meeting resulted in the joint announcement by then-President Kim Dae Jung and North Korea’s leader Kim Jong-Il that the two nations had reached an accord to promote: (1) the autonomous pursuit of unification; (2) the reunion of separated families; (3) the promotion of economic cooperation and exchange in various fields; and (4) the continuation of dialogue to implement the accord. Since the summit, 14 rounds of ministerial talks have been held through July 2004.
      The level of tension between the two Koreas, as well as between North Korea and the United States, has increased as a result of North Korea’s admission to the maintenance of a nuclear weapons program in breach of the peace accord executed in October 1994, in response to which the United States, Japan, the Republic and the European Union (which became party to the 1994 accord in November 2002) decided to suspend shipments of oil to North Korea called for by the 1994 accord and reiterated their demands for the dismantling of North Korea’s nuclear weapons program. Following the suspension of oil shipments, North Korea removed seals and surveillance equipment from its main nuclear complex, the Yongbyon nuclear power plant, and evicted nuclear inspectors from the United Nations International Atomic Energy Agency, or the IAEA, in December 2002, and has reportedly reactivated a reactor at its Yongbyon nuclear power plant. In January 2003, North Korea announced its intention to withdraw from the Nuclear Non-Proliferation Treaty, refusing to abandon its nuclear power and arms program unless the United States were to execute a non-aggression pact. In February 2003, the IAEA referred the nuclear issue to the United Nations Security Council.
      In an effort to secure a peaceful negotiated resolution to these events, the two Koreas continue to hold ministerial talks. In April 2003, the United States, North Korea and China held tripartite discussions in an effort to resolve issues relating to North Korea’s nuclear weapons program, during which North Korea reportedly admitted that it had already successfully developed nuclear weapons. In August 2003, representatives of the Republic, the United States, North Korea, China, Japan and Russia held multilateral talks in an effort to resolve issues relating to North Korea’s nuclear weapons program. While the talks concluded without resolution, participants in the August meeting indicated a further round of negotiations may take place in the future and, in February 2004, six-party talks resumed in Beijing, China. Again, the talks concluded without resolution, but the six-parties promised to push ahead the peace forum, agreeing in principle to hold the third round of talks in Beijing and to set up a working group in preparation for the plenary meeting. In June 2004, the third round of the six-party talks was held in Beijing which ended with an agreement by the parties to hold further talks by the end of September 2004.
      In February 2005, North Korea declared that it had developed and is in possession of nuclear weapon. It also announced withdrawal from the six-party talks on its nuclear program. In addition, in June 2004, the United States proposed plans to withdraw approximately one-third of the 37,500 troops currently stationed in Korea by the end of 2005. However, details regarding the timing and other aspects of the proposed reduction in U.S. troops have not yet been finalized and talks between the governments of the United States and the Republic are ongoing.
      There can be no assurance that the level of tension will not escalate and that such escalation will not have a material adverse impact on the Republic’s economy or its ability to obtain future funding.
      Over the longer term, reunification of the two Koreas could occur. Reunification may entail a significant economic commitment by the Republic.

Foreign Relations and International Organizations
      The Republic maintains diplomatic relations with most nations of the world, most importantly with the United States with which it entered into a mutual defense treaty and several economic agreements. The Republic also has important relationships with Japan and China, its largest trading partners after the United States.
      The Republic belongs to a number of supranational organizations, including:

•	the International Monetary Fund, or the IMF;

•	the World Bank;

•	the Asian Development Bank, or ADB;

•	the Multilateral Investment Guarantee Agency;

•	the International Finance Corporation;

•	the International Development Association;

•	the African Development Bank;

•	the European Bank for Reconstruction and Development;

•	the Bank for International Settlements; and

•	the World Trade Organization, or WTO.
      In September 1991, the Republic and North Korea became members of the United Nations. During the 1996 and 1997 sessions, the Republic served as a non-permanent member of the United Nations Security Council.
      In March 1995, the Republic applied for admission to the Organization for Economic Cooperation and Development, or the OECD, which the Republic officially joined as the twenty-ninth regular member in December 1996.

The Economy

Economic Developments since 1997
      In 1997 and 1998, Korean companies, banks and other financial institutions experienced financial difficulties brought on by a number of factors, including among others, excessive investment and high levels of foreign currency and Won currency debt incurred by Korean companies. The economic difficulties of certain Southeast Asian countries beginning in 1997 also adversely affected the Korean economy. The Korean economy, however, has recovered since 1998, as the Government implemented comprehensive programs for economic reform and recovery aimed at rectifying the causes of the economic and financial difficulties it experienced in 1997 and 1998.
      The following table sets forth information regarding certain of the Republic’s key economic indicators for the periods indicated.

	As of or for the year ended December 31,

	1997		1998		1999		2000		2001		2002		2003		2004

	(billions of dollars and trillions of won, except percentages)
GDP Growth(1)		4.7%		(6.9)%		9.5%		8.5%		3.8%		7.0%		3.1%		4.6	%(2)
Inflation		4.4%		7.5%		0.8%		2.3%		4.1%		2.7%		3.6%		3.6%
Unemployment(3)		2.6%		7.0%		6.3%		4.1%		3.8%		3.1%		3.4%		3.5%
Trade Surplus		$(8.5)		$39.0		$23.9		$11.8		$9.3		$10.3		$15.0		$29.4
Foreign Currency Reserves		$20.4		$52.0		$74.1		$96.2		$102.8		$121.4		$155.4		$199.1
External Liabilities(4)		$174.2		$163.8		$152.9		$148.5		$130.4		$143.0		$161.6		$177.6
Fiscal Balance	W	(7.0)	W	(18.8)	W	(13.1)	W	6.5	W	7.3	W	22.7	W	8.1	W	5.6

(1)	At constant market prices.

(2)	Preliminary.

(3)	Average for year.

(4)	Starting from June 2003, the total external liabilities of the Republic are calculated under criteria published in a compilation by nine international organizations including the IMF and the World Bank in 2003. Prior to June 2003, the Republic had calculated its total external debt using criteria agreed with the IMF during the financial crisis at the end of 1997. See “—Debt—External Debt” for a description of the changes in the criteria.
Source: Monthly Bulletin, March 2005; The Bank of Korea.
     The Republic’s economic and financial difficulties in 1997 and 1998 and its subsequent recovery and reforms included the following:

•	Financial condition of Korean companies. A significant number of Korean companies, including member companies of the conglomerates known as “chaebols” that dominate the Korean economy, struggled financially due to excessive investment in some industries, weak export performances and high levels of debt and foreign currency exposure. Many of these Korean companies failed beginning in early 1997, including the Hanbo Group, the Sammi Group, the Kia Group and the Jinro Group. Following the series of corporate failures in the late 1990s, other Korean companies underwent corporate restructuring, including Daewoo Group, Hynix Semiconductor, SK Networks and LG Card.

•	Financial condition of Korean banks and other financial institutions. The capital adequacy and liquidity of most Korean banks and other financial institutions have been adversely affected by the financial difficulties of corporate borrowers, high levels of short-term foreign currency borrowings from foreign financial institutions and consideration of non-market oriented factors in making lending decisions. Since December 1997, the Government has been restructuring and recapitalizing troubled financial institutions, including closing insolvent financial institutions and those failing to carry out rehabilitation plans within specified periods. Through recapitalization, the Government became the controlling shareholder of Korea First Bank, Seoul Bank, Woori Bank and Chohung Bank. The Government subsequently sold its controlling interest in Korea First Bank, Seoul Bank and Chohung Bank, each of which was later merged into or sold to other banks. Korean financial institutions have also voluntarily pursued mergers and acquisitions.

•	Foreign currency reserves. The Republic’s foreign currency reserves fell to US$20.4 billion as of December 31, 1997 from US$33.2 billion as of December 31, 1996, due mainly to repatriations by foreign investors of their investments in Korea and reduced availability of credit from foreign sources. Since the end of 1997, however, the Government’s foreign currency reserves have continued to increase, reaching US$206.4 billion as of April 30, 2005, due primarily to continued trade surpluses and capital inflows.

•	Credit rating changes. From October 1997 to January 1998, the rating agencies downgraded the Republic’s credit ratings, with Moody’s Investor Service, Inc. downgrading the Republic’s foreign currency rating on bond obligations from A1 to Ba1 and Standard & Poor’s Ratings Services downgrading the Republic’s long-term foreign currency rating from AA- to B+. Since that time, the rating agencies have raised the country’s ratings significantly, with Moody’s upgrading the Republic’s long-term foreign currency rating to A3 and Standard and Poor’s to A- in 2002. In 2003, Moody’s changed its outlook on the long-term foreign currency rating of Korea to negative from positive due primarily to the heightened security concerns stemming from North Korea’s nuclear weapons program. In 2004, Moody’s changed its outlook on the long-term foreign currency rating of Korea to stable from negative due primarily to the Republic’s continued stability in its public-sector debt position.

•	Interest rate fluctuations. In late 1997 and 1998, interest rates payable by Korean borrowers increased substantially, both domestically and internationally, due to adverse economic conditions and the depreciation of the Won. Since the fourth quarter of 1998, however, interest rates have fallen significantly, primarily driven by improved economic conditions and The Bank of Korea interest rate policy. Internationally, the spreads over United States treasury bonds on benchmark dollar-denominated bonds issued by the Republic and Korean financial institutions and companies have improved since the second half of 1998. If interest rates were to rise significantly in the future, the debt service costs of Korean borrowers and the possibility of defaults on debt repayments may increase.

•	Exchange rate fluctuations. Due to adverse economic conditions and reduced liquidity, the value of the Won relative to the U.S. dollar and other major foreign currencies declined substantially in 1997. Due to improved economic conditions and continued trade surpluses, however, the Won has generally appreciated against the U.S. dollar since the end of 1997. Won depreciation substantially increases the amount of Won revenue needed by Korean companies to repay foreign currency-denominated debt, increases the possibility of defaults and results in higher prices for imports, including key raw materials such as oil, sugar and flour. On the other hand, Won appreciation generally has an adverse effect on exports by Korean companies.

•	Stock market volatility. The Korea Composite Stock Price Index declined by over 56% from 647.1 on September 30, 1997 to 280.0 on June 16, 1998. The index recovered to 1,010.9 on June 20, 2005, which represented an increase of 261.0% since June 16, 1998. Significant sales of Korean securities by foreign investors and the repatriation of the sales proceeds could drive down the value of the Won, reduce the foreign currency reserves held by financial institutions in the Republic and hinder the ability of Korean companies to raise capital.

Gross Domestic Product
      Gross domestic product, or GDP, measures the market value of all final goods and services produced within a country for a given period and reveals whether a country’s productive output rises or falls over time. Economists present GDP in both current and constant market prices. GDP at current market prices values a country’s output using the actual prices of each year and GDP at constant market prices values output using the prices from a base year, thereby eliminating the distorting effects of inflation or deflation.

      The following table sets out the composition of the Republic’s GDP at current and constant 2000 market prices and the annual average increase in the Republic’s GDP:
Gross Domestic Product(1)

						As % of
						GDP
	2000	2001	2002	2003	2004(2)	2004(2)

	(billions of won)
Gross Domestic Product at Current Market Prices:
Private	312,300.5	343,416.6	381,063.0	389,177.2	400,696.5	51.4
Government	70,097.7	80,298.2	88,512.2	96,203.2	104,960.7	13.4
Gross Capital Formation	179,413.2	182,477.4	199,006.0	217,099.0	235,234.5	30.2
Change in Inventories	(494.5)	(1,314.6)	(41.5)	291.9	5,544.0	0.6
Exports of Goods and Services	236,209.6	235,187.3	241,209.0	274,995.1	343,229.3	44.0
Less Imports of Goods and Services	(217,979.4)	(220,914.3)	(231,764.7)	(257,727.7)	(309,366.3)	(39.7)
Statistical Discrepancy	(1,377.1)	1,657.4	6,237.9	4,928.2	3,689.8	0.4

Expenditures on Gross Domestic Product	578,664.5	622,122.6	684,263.5	724,675.0	778,444.6	100.0
Net Factor Income from the Rest of the World	(2,504.6)	(1,094.8)	805.6	1,009.9	1,023.2	0.1

Gross National Product(1)	576,160.0	621,027.9	685,069.0	725,420.3	779,467.8	100.0

Gross Domestic Product at Constant 2000 Market Prices:
Private	312,300.5	327,684.5	353,560.3	349,200.2	347,490.4	50.1
Government	70,097.7	73,507.0	77,923.9	80,876.8	83,278.6	12.0
Gross Capital Formation	179,413.2	179,333.8	189,897.7	194,578.9	204,024.6	29.4
Change in Inventories	(494.5)	(242.5)	(1,566.9)	(4,469.0)	1,097.1	0.1
Exports of Goods and Services	236,209.6	229,764.0	260,220.9	300,824.3	359,995.3	51.9
Less Imports of Goods and Services	(217,979.4)	(208,898.7)	(240,665.1)	(264,929.7)	(301,600.4)	(43.4)
Statistical Discrepancy	(1,377.1)	(524.6)	1,810.4	2,104.3	235.5	0.0

Expenditures on Gross Domestic Product	578,664.5	600,865.9	642,748.1	662,654.8	693,424.0	100.0
Net Factor Income from the Rest of the World in the Terms of Trade	(2,504.6)	(1,052.4)	(715.6)	642.7	856.7	0.1

Trading Gains and Losses from Changes	(0.0)	(7,405.0)	(9,621.6)	(17,510.0)	(24,224.0)	(3.5)

Gross National Income(3)	576,160.0	592,408.5	663,842.1	645,787.6	670,056.8	96.6

Percentage Increase (Decrease) of GDP over Previous Year At Current Prices	9.3	7.5	10.0	5.9	7.4
At Constant 2000 Market Prices	8.5	3.8	7.0	3.1	4.6

(1)	GDP plus net factor income from the rest of the world is equal to the Republic’s gross national product.

(2)	Preliminary.

(3)	GDP plus net factor income from the rest of the world and trading gains and losses from changes in the terms of trade is equal to the Republic’s gross national income.
Source: Monthly Bulletin, March 2005; The Bank of Korea.

     The following tables set out the Republic’s GDP by economic sector at current and constant 2000 market prices:
Gross Domestic Product by Economic Sector
(at current market prices)

						As % of
						GDP
	2000	2001	2002	2003	2004(1)	2004(1)

	(billions of won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	25,029.8	24,806.2	24,654.9	24,166.1	25,587.0	3.28
Mining and Manufacturing	153,279.9	153,786.7	164,003.4	171,208.0	201,132.7	25.83
Mining and Quarrying	2,036.9	2,020.7	2,051.4	2,062.6	2,269.5	0.29
Manufacturing	151,243.0	151,766.0	161,952.0	169,145.4	198,863.2	25.54
Electricity, Gas and Water	13,212.5	14,648.6	15,929.4	17,011.2	16,676.0	2.14
Construction	42,926.7	47,181.9	51,541.7	61,329.8	64,581.5	8.29
Services:	279,605.1	309,584.7	345,962.6	366,046.6	384,006.0
Wholesale and Retail Trade, Restaurants and Hotels	55,574.3	59,212.3	62,656.7	63,583.6	65,638.2	8.43
Transportation, Storage and Communication	36,138.7	41,190.5	45,133.8	47,787.0	50,315.9	6.46
Financial Intermediation	35,256.1	42,423.3	54,844.4	56,690.8	58,809.2	7.55
Real Estate, Renting and Business Activities	68,062.7	70,049.3	76,822.4	81,804.7	84,654.0	10.87
Public Administration and Defense: Compulsory Social Security	29,148.7	32,207.4	35,557.2	38,700.9	41,979.2	5.39
Education	25,696.7	28,803.6	32,296.7	35,760.7	38,749.1	4.97
Health and Social Work	12,575.8	16,771.1	17,432.4	19,012.7	20,576.8	2.64
Other Service Activities	17,152.0	18,927.2	21,219.0	22,706.2	23,283.6	2.99

Gross Domestic Product at Current Prices	578,664.5	622,122.6	684,263.5	724,675.0	778,444.6	100.0

Net Factor Income from the Rest of the World	(2,504.6)	(1,094.8)	805.6	745.3	1,023.2	0.1
Gross National Income at Current Price	576,160.0	621,027.9	685,069.0	725,420.3	779,467.8	100.0

(1)	Preliminary.
Source: Monthly Bulletin, March 2005; The Bank of Korea.

Gross Domestic Product by Economic Sector
(at constant 2000 market prices)

	2000	2001	2002	2003	2004(1)	As % of GDP
						2004(1)

	(billions of won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	25,029.8	25,309.2	24,422.2	23,138.3	24,849.3	3.58
Mining and Manufacturing	153,279.9	156,538.3	168,121.6	177,311.9	197,348.7	28.46
Mining and Quarrying	2,036.9	2,035.1	1,878.7	1,894.9	1,938.3	0.27
Manufacturing	151,243.0	154,503.3	166,242.9	175,417.0	195,410.4	28.18
Electricity, Gas and Water	13,212.5	14,169.1	15,258.0	15,981.3	16,965.4	2.44
Construction	42,926.7	45,279.0	46,529.4	50,548.7	51,410.5	7.41
Services:	279,605.1	293,128.9	316,104.8	321,011.9	325,120.4	46.88
Wholesale and Retail Trade, Restaurants and Hotels	55,574.3	58,137.7	61,301.0	59,563.9	59,290.1	8.55
Transportation, Storage and Communication	36,138.7	41,524.7	45,328.6	47,486.1	50,177.9	7.23
Financial Intermediation	35,256.1	38,234.5	46,641.6	46,855.5	46,305.1	6.67
Real Estate, Renting and Business Activities	68,062.7	68,376.8	71,725.5	73,291.6	74,048.9	10.67
Public Administration and Defense:
Compulsory Social Security	29,148.7	29,618.4	30,393.6	31,189.9	31,677.5	4.56
Education	25,696.7	26,942.9	28,123.2	29,169.8	29,649.5	4.27
Health and Social Work	12,575.8	11,977.7	12,654.1	13,298.7	13,902.6	2.00
Other Service Activities	17,152.0	18,316.2	19,937.2	20,156.4	20,068.8	2.89

Gross Domestic Product at Market Prices	578,664.5	600,865.9	642,748.1	662,654.8	693,424.0	100.0

(1)	Preliminary.
Source: Monthly Bulletin, March 2005; The Bank of Korea.
     In 2000, GDP growth was 8.5% at constant market prices. The aggregate private and general government consumption expenditures increased by 7.1% and gross domestic fixed capital formation increased by 12.2%.
      GDP growth slowed in 2001 to 3.8% at constant market prices, as aggregate private and general government consumption expenditures increased by 4.9% and gross domestic fixed capital formation was declined by 0.2%.
      GDP growth in 2002 was 7.0% at constant market prices, as aggregate private and general government consumption expenditures increased by 7.6% and gross domestic fixed capital formation increased by 6.6%.
      GDP growth in 2003 was 3.1% at constant market prices, as aggregate private and general government consumption expenditures decreased by 0.3% and gross domestic fixed capital formation increased by 4.0%, each compared with 2002.
      Based on preliminary data, GDP growth in 2004 was 4.6% at constant market prices, as aggregate private and general government consumption expenditures increased by 0.2% and gross domestic fixed capital formation increased by 1.9%, each compared with 2003.

Principal Sectors of the Economy

Industrial Sectors
      The following table sets out production indices for the principal industrial products of the Republic and their relative contribution to total industrial production:
Industrial Production

	2000 Index
	Weight(1)	2000	2001	2002	2003	2004(2)

Mining	36.2	100.0	99.9	103.9	103.1	100.0
Coal	4.7	100.0	94.0	83.4	84.3	86.1
Metal Ores	0.8	100.0	58.1	96.7	84.5	111.0
Others	30.7	100.0	101.9	107.2	106.5	101.9
Manufacturing	9,362.9	100.0	100.2	108.4	113.8	126.0
Food Products and Beverages	658.8	100.0	105.7	108.6	106.7	108.9
Tobacco Products	53.4	100.0	99.6	99.9	130.3	140.9
Textiles	472.7	100.0	90.1	84.6	76.5	70.8
Apparel and Fur Articles	210.3	100.0	91.6	98.0	82.5	82.4
Tanning and Dressing of Leather	97.6	100.0	94.4	87.6	75.5	65.1
Wood and Wood and Cork Products	62.2	100.0	107.2	112.8	113.9	109.1
Pulp, Paper and Paper Products	193.2	100.0	99.4	105.3	105.4	108.7
Publishing, Printing and Reproduction of Record Media	226.8	100.0	102.8	109.3	101.2	105.9
Coke, Refined Petroleum Products and Nuclear Fuel	309.9	100.0	96.3	88.2	91.1	94.1
Chemicals and Chemical Products	856.9	100.0	102.7	109.2	113.4	119.0
Rubber and Plastic Products	429.9	100.0	102.5	109.2	112.0	115.7
Non-Metallic Mineral Products	331.5	100.0	102.0	104.2	110.1	108.4
Basic Metals	566.2	100.0	101.3	106.4	111.9	117.6
Fabricated Metal Products	414.8	100.0	92.6	95.6	97.4	99.9
Machinery and Equipment	812.5	100.0	96.9	104.5	109.0	119.7
Office, Accounting and Computing Machinery	330.8	100.0	100.6	111.4	97.4	85.4
Electrical Machinery and Apparatus and Others	379.8	100.0	96.1	104.2	107.2	116.0
Radio, Television and Communication Equipment	1,481.0	100.0	102.4	131.6	158.7	212.6
Medical Precision and Optical Instrument, Watches	105.0	100.0	101.6	100.9	102.8	104.4
Other Transport Equipment	274.6	100.0	121.8	119.4	127.5	145.2
Furniture and Other Manufactured Goods	178.9	100.0	95.4	94.6	87.3	83.0
Electricity and Gas	600.9	100.0	106.9	115.0	121.3	128.4
All Items	10,000.0	100.0	100.7	108.8	114.4	126.1
Percentage Increase (Decrease) of All Items Over Previous Year		16.8	0.7	8.0	5.0	10.4

(1)	Index weights were established on the basis of an industrial census in 2000 and reflect the average annual value added by production in each of the classifications shown, expressed as a percentage of total value added in the mining, manufacturing and electricity and gas industries in that year.

(2)	Preliminary.
Source: Monthly Bulletin, March 2005; The Bank of Korea.

     Industrial production increased by 16.8% in 2000 primarily due to increased exports and high domestic consumption. Industrial production growth slowed to 0.7% in 2001 because exports decreased while domestic consumption growth slowed. Industrial production increased by 8.0% in 2002 primarily due to strong domestic consumption and increased exports. Industrial production increased by 5.0% in 2003 primarily due to increased exports and construction investment growth although domestic consumption was sluggish during 2003. Based on preliminary data, industrial production increased by 10.4% in 2004 primarily due to increased exports and domestic consumption recovery.

Manufacturing
      In 2001, the manufacturing sector increased production by 2.2%, and in 2002, the manufacturing sector increased production by 7.6%. In 2003, the manufacturing sector increased production by 5.5%. In 2004, the manufacturing sector increased production by 11.4%. Light industries did not fare as well as the heavy and chemical industries segment as the economic boom of the early- and mid-1990s favored the large companies involved in the heavy and chemical industries. Light industry recorded a 15.5% decline in 1998. In 1999, light industry recorded an increase of production of 9.6%. In 2000, light industry recorded an increase of production of 2.8% due to increased production of clothing, rubber and plastic products. In 2001, light industry recorded a 0.6% decline due to the decreased production of textile, apparel and leather products. In 2002, light industry recorded a 0.1% increase due to increased production of food products. In 2003, light industry recorded a 4.4% decline due to the decreased production of textile, apparel, publishing and printing and food products and beverages. Based on preliminary data, in 2004, light industry recorded a 1.0% decrease due to decreased production of food products, textile, apparel and furniture.
      Automobiles. In 2001, automobile production decreased by 5.5% compared to 2000. In 2001, domestic sales recorded an increase of 1.5% and exports recorded a decrease of 10.4%, each compared with 2000. In 2002, automobile production increased by 6.8%, domestic sales recorded an increase of 11.8% and exports recorded an increase of 0.6%, each compared with 2001. In 2003, automobile production increased by 1.0%, domestic sales recorded a decrease of 18.7% and exports recorded an increase of 20.2%, each compared with 2002. Based on preliminary data, in 2004, automobile production increased by 9.2%, domestic sales recorded a decrease of 17.0% and export recorded an increase of 39.0%, compared with 2003.
      Electronics. In 2001, electronics production decreased by 14.1% and exports decreased by 22.2% compared to 2000 primarily due to weak personal computer market in the world. In 2001, export sales of semiconductor memory chips constituted approximately 9.4% of the Republic’s total exports. In 2002, electronics production increased by 15.0% and exports increased by 18.2%, each compared with 2001 primarily due to the growth in global information technology products demand. In 2002, export sales of semiconductor memory chips constituted approximately 10.2% of the Republic’s total exports. In 2003, electronics production increased by 13.2% and exports increased by 22.1%, each compared with 2002 primarily due to the continued growth in global information technology products demand. Based on preliminary data, in 2004, electronics production increased by 16.1% and export increased by 29.6%, each compared with 2003 primarily due to growth in exports of semiconductor memory chips and global information technology products. Based on preliminary data, in 2004, export sales of semiconductor memory chips constituted approximately 10.4% of the Republic’s total exports.
      Iron and Steel. In 2001, crude steel production totaled 43.9 million tons, an increase of 1.7% from 2000. Domestic sales and exports slightly decreased due to the oversupply of steel products in the domestic and world markets. In 2002, crude steel production totaled 45.4 million tons, an increase of 3.5% from 2001. Domestic sales increased slightly due to the recovery of the domestic economy and exports decreased slightly due to decreased sales to North America and Europe. In 2003, crude steel production totaled 46.3 million tons, an increase of 2.0% from 2002. Domestic sales increased by 3.8% and exports increased by 9.2%. Based on preliminary data, in 2004, crude steel production totaled 47.5 million tons, an increase of 2.6% from 2003. Domestic sales increased by 4.0% and export increased by 44.2% due to increased demand in China.

      Shipbuilding. In 2001, the Republic’s shipbuilding orders amounted to 11.8 million gross tons, a decrease of 43.1% compared to 2000 due to decreased exports. In 2002, the Republic’s shipbuilding orders amounted to 9.8 million gross tons, a decrease of 17.6% compared to 2001. In 2003, the Republic’s shipbuilding orders amounted to 31.2 million gross tons, an increase of 219% compared to 2002. Based on preliminary data, in the first half of 2004, the Republic’s shipbuilding orders amounted to 12.7 million gross tons.

Agriculture, Forestry and Fisheries
      The Government’s agricultural policy has traditionally focused on:

•	grain production;

•	development of irrigation systems;

•	land consolidation and reclamation;

•	seed improvement;

•	mechanization measures to combat drought and flood damage; and

•	increasing agricultural incomes.
      Recently, however, the Government has increased emphasis on cultivating profitable crops and strengthening international competitiveness in anticipation of opening the domestic agricultural market.
      In 2001, the production of rice, the largest agricultural product in Korea, increased to 5.5 million tons, a 4.2% increase compared to 2000. In 2002, rice production decreased 10.7% from 2001 to 4.9 million tons. In 2003, rice production decreased 9.7% from 2002 to 4.5 million tons. Based on preliminary data, in 2004, rice production increased 12.3% from 2003 to 5.0 million tons. Due to limited crop yields resulting from geographical and physical constraints, the Republic depends on imports for certain basic foodstuffs. The Republic’s self-sufficiency ratio further decreased from 58.0% in 1997 to 57.6% in 1998 and 54.2% in 1999. In 2000, the Republic’s self sufficiency ratio slightly increased to 55.6%. In 2001, 2002 and 2003, the Republic’s self sufficiency ratio was 56.8%, 58.3% and 53.3%, respectively.
      The Government is seeking to develop the fishing industry by encouraging the building of large fishing vessels and modernizing fishing equipment, marketing techniques and distribution outlets.
      The contribution of the agriculture, forestry and fisheries subsector to GDP declined, at constant 2000 market prices, from 6.5% in 1994 to 1.2% in 2000 as a result of industrialization. In 2001, the agriculture, forestry and fisheries industry increased by 1.1% compared to 2000 due to increased production of rice, fruits and corns, as well as an increase in fishing catch. In 2002, the agriculture, forestry and fisheries industry, which decreased by 3.5% compared to 2001, was affected by unusually unfavorable weather conditions, including a severe typhoon during the month of September. In 2003, the agriculture, forestry and fisheries industry decreased by 5.3% compared to 2002 primarily due to unfavorable weather conditions. Based on preliminary data, in 2004, the agriculture, forestry and fisheries industry increased by 7.4% compared to 2003 primarily due to increased production of rice, fruits and vegetables, as well as an increase in fishing catch.

Construction
      In 2001, the construction industry increased by 6.0% compared with 2000 due to the expansion of residential, commercial and educational construction and the steady increase of government investments in infrastructure. In 2002, the construction industry increased by 5.3% compared to 2001 due to the expansion of residential and commercial construction. In 2003, the construction industry increased by 7.9% compared to 2002, mainly driven by a surge in building construction, notably of commercial and residential buildings. Based on preliminary data, in 2004, the construction industry increased by 1.1% compared to 2003 primarily due to a steady increase in residential and commercial construction.

Electricity and Gas
      The following table sets out the Republic’s dependence on imports for energy consumption:
Dependence on Imports for Energy Consumption

	Total Energy		Imports
	Consumption	Imports	Dependence Ratio

	(millions of tons of oil equivalents,
	except ratios)
2000	192.9	187.5	97.2
2001	198.4	193.1	97.3
2002	208.6	202.7	97.1
2003	215.2	208.5	96.9
2004	220.8	213.2	96.6

Source: Monthly Energy Statistics, March 2005; Korea Energy Economics Institute.
     Korea has no domestic oil or gas production and depends on imported oil and gas to meet its energy requirements. Accordingly, the international prices of oil and gas significantly affect the Korean economy. Any significant long-term increase in the prices of oil and gas will increase inflationary pressures in Korea and adversely affect the Republic’s balance of trade.
      To reduce its dependence on oil and gas imports, the Government has encouraged an energy source diversification program emphasizing nuclear energy. The following table sets out the principal primary sources of energy consumed in the Republic, expressed in oil equivalents and as a percentage of total energy consumption.
Consumption of Energy by Source

	Coal		Petroleum		Nuclear		Others		Total

	Quantity	%	Quantity	%	Quantity	%	Quantity	%	Quantity	%

	(millions of tons of oil equivalents, except percentages)
2000	42.9	22.2	100.3	52.0	27.2	14.1	22.5	11.7	192.9	100.0
2001	45.7	23.0	100.4	50.6	28.0	14.1	24.3	12.2	198.4	100.0
2002	49.1	23.5	102.4	49.1	29.8	14.3	27.3	13.2	208.6	100.0
2003	51.1	23.7	102.5	47.6	32.4	15.1	29.2	13.6	215.2	100.0
2004	53.1	24.0	100.8	45.7	32.7	14.8	34.2	15.5	220.8	100.0

Source: Monthly Energy Statistics, March 2005; Korea Energy Economics Institute.
     The Republic’s first nuclear power plant went into full operation in 1978 with a rated generating capacity of 587 megawatts. Construction of an additional 18 nuclear power plants was completed by July 2004, adding 16,129 megawatts of generating capacity. The Republic’s total nuclear power generating capacity is estimated to be 16,716 megawatts as of December 31, 2004.

Services Sector
      In 2001, the transportation, storage and communications sector increased by 14.9% compared with 2000. In 2002, the transportation, storage and communications sector increased by 9.2% compared with 2001. In 2003, the transportation, storage and communications sector increased by 4.8% compared with 2002. Based on preliminary data, in 2004, the transportation, storage and communications sector increased by 5.7%. In 2001, the financing, insurance, real estate and business service subsector increased by 3.9% compared with 2000. In 2002, the financing, insurance, real estate and business service subsector increased by 8.3% compared with 2001. In 2003, the financing, insurance, real estate and business service subsector increased by 2.1% compared with 2002. Based on preliminary data, in 2004, the financing, real estate and business service subsector increased by 0.8% compared to 2003.

Prices, Wages and Employment
      The following table shows selected price and wage indices and unemployment rates:

		Increase		Increase		Increase
	Producer	Over	Consumer	Over		Over
	Price	Previous	Price	Previous	Wage	Previous	Unemployment
	Index(1)	Year	Index(1)	Year	Index(1)(2)	Year	Rate(1)(3)

	(2000=100)	(%)	(2000=100)	(%)	(2000=100)	(%)	(%)
2000	100.0	2.0	100.0	2.3	100.0	8.0	4.1
2001	99.5	(0.5)	104.1	4.1	105.6	5.1	3.8
2002	99.2	(0.3)	106.9	2.7	117.9	11.2	3.1
2003	101.4	2.2	110.7	3.6	129.0	9.2	3.4
2004	107.6	6.1	114.7	3.6	N/A (4)	6.0	3.5

(1)	Average for year.

(2)	Nominal wage index of earnings in all industries.

(3)	Expressed as a percentage of the economically active population.

(4)	Not available.
Source: The Bank of Korea; Korea National Statistical Office.
     The Government’s economic policy has helped keep inflation low. The inflation rate stood at 2.3% in 2000, 4.1% in 2001, 2.7% in 2002 and 3.6% in 2003. Based on preliminary data, in 2004, the inflation rate was 3.6%.
      The economic events in 1997 and 1998 led to an increase in unemployment from 2.6% in 1997 to 6.3% in 1999, but unemployment has since decreased to 4.1% in 2000, 3.8% in 2001 and 3.1% in 2002. In 2003, the unemployment rate was 3.4%. Based on preliminary data, in 2004, the unemployment rate was 3.5%.
      From 1992 to 2004, the economically active population of the Republic increased by 19.5% to 23.3 million, while the number of employees increased by 22.8% to 23.3 million. The economically active population over 15 years old as a percentage of the total over-15 population has remained between 60% and 63% over the past decade. Literacy among workers under 50 is almost universal.
      As of July 1, 2004, Korea adopted a five-day workweek for large corporations with over 1,000 employees, publicly-owned (state-run) companies, banks and insurance companies, reducing working hours from 44 to 40 hours a week. Companies with more than 300 employees are expected to adopt the five-day workweek by July of 2005, those with over 100 by July 2006, those with over 50 by July 2007 and those with over 20 by July 2008. Meanwhile, government employees may take Saturdays off twice a month.
The Financial System

Structure of the Financial Sector
      The Republic’s financial sector includes the following categories of financial institutions:

•	The Bank of Korea;

•	banking institutions;

•	non-bank financial institutions; and

•	other financial entities, including:

•	securities institutions;

•	credit guarantee institutions;

•	venture capital companies; and

•	miscellaneous others.

      To increase transparency in financial transactions and enhance the integrity and efficiency of the financial markets, Korean law requires that financial institutions confirm that their clients use their real names when transacting business. To ease the liquidity crisis, the Government altered the real-name financial transactions system during 1998, to allow the sale or deposit of foreign currencies through domestic financial institutions and the purchase of certain bonds, including Government bonds, without identification. The Government also strengthened confidentiality protection for private financial transactions.

Banking Industry
      The banking industry comprises commercial banks and specialized banks. Commercial banks serve the general public and corporate sectors. They include nationwide banks, regional banks and branches of foreign banks. Regional banks provide services similar to nationwide banks, but operate in a geographically restricted region. Branches of foreign banks have operated in Korea since 1967 but provide a relatively small proportion of the country’s banking services. As of December 31, 2004 commercial banks consisted of eight nationwide banks, all of which have branch networks throughout Korea, six regional banks and 62 branches of 40 foreign banks operated in the country. Nationwide and regional banks had, in the aggregate, 4,992 domestic branches and offices, 57 overseas branches, six overseas representative offices and 21 overseas subsidiaries as of December 31, 2004.
      Specialized banks meet the needs of specific sectors of the economy in accordance with Government policy; they are organized under, or chartered by, special laws. Specialized banks include:

•	The Korea Development Bank;

•	The Export-Import Bank of Korea;

•	The Industrial Bank of Korea;

•	National Agricultural Cooperatives Federation (which merged with the National Livestock Cooperatives Federation in July 2000); and

•	National Federation of Fisheries Cooperatives.
      The economic difficulties in 1997 and 1998 caused an increase in Korean banks’ non-performing assets and a decline in capital adequacy ratios of Korean banks. From 1998 through 2002, the Financial Supervisory Commission amended banking regulations several times to adopt more stringent criteria for non-performing loans that more closely followed international standards. The new criteria increased the level of non-performing loans held by banks and other financial institutions. The following table sets out the total loans and discounts and non-performing assets of the commercial banking sector.

		Non-Performing	Percentage
	Total Loans	Assets	of Total

	(trillions of won)		(percentage)
December 31, 2000	361.6	23.9	6.6
December 31, 2001	379.1	11.0	2.9
December 31, 2002	464.6	9.0	1.9
December 31, 2003	499.5	13.7	2.7
December 31, 2004	507.1	10.0	2.0

Source: Banking Statistics, February 2005; Financial Supervisory Service.
     Most of the growth in total loans since the end of 2001 has been attributable to loans to the retail sector, accounting for 51.8% of total loans as of December 31, 2002, compared to 40.0% as of December 31, 1999.
      A group of the Republic’s banks, including eight nationwide commercial banks, six regional commercial banks and five special banks, posted an aggregate net profit of W1.7 trillion in 2003, compared to an aggregate net profit of W5.0 trillion in 2002, primarily due to increased loan loss provisions for SK Networks and credit card companies. In 2004, these banks posted an aggregate net profit of W8.8 trillion compared to an aggregate net profit of W1.7 trillion in 2003, primarily due to decreased loan loss provisions and increased investment income.

Non-Bank Financial Institutions
      Non-bank financial institutions include:

•	investment institutions, including merchant banks, securities investment trust companies and the Korea Securities Finance Corporation;

•	savings institutions, including trust accounts of banks, mutual savings and finance companies, credit unions, mutual credit facilities, community credit cooperatives and postal savings;

•	life insurance institutions; and

•	credit card companies.
      As of December 31, 2003, three merchant banks were operating in the country. Since 1998, 28 merchant banks have been closed or merged into commercial banks or securities firms. As of December 31, 2004, the total assets of Korea’s merchant banks amounted to an aggregate of W820.0 billion.
      Through December 2001, pursuant to the Act on Structural Improvement of the Financial Industry with approval of the Financial Supervisory Commission, each of five securities investment trust companies, which managed and sold securities investment trusts, was split into an investment trust management company which only manages the trusts and a securities company. As of December 31, 2003, 33 securities investment trust management companies, which manage the trusts, operate in Korea. Currently, there is no securities investment trust company that also sells interests in the trusts in the Republic. As of December 31, 2003, total assets of all the securities investment trust companies totaled W1,412.7 billion.
      The Korean Bank Act permits banks to provide trust account management services with the approval of the Financial Supervisory Commission. However, the Indirect Investment Asset Management Business Act, effective January 5, 2004, prohibits banks from offering trust account management services for money trust products that are not managed under specified investment policies from July 5, 2004 (except under certain limited circumstances) unless banks qualify as an asset management company under the Indirect Investment Asset Management Business Act before such date. Banks segregate trust assets and cannot use them to satisfy claims of depositors or other creditors. Accordingly, trust accounts appear separately from banking accounts in the banks’ financial statements. As of December 31, 2003, assets of trust accounts of all banks providing trust account management services totaled W105,369.1 billion.
      The country had 114 mutual savings banks as of December 31, 2003, with assets totaling W30,099.4 billion.
      As of December 31, 2003, 12 domestic life insurance institutions, four joint venture life insurance institutions and eight wholly-owned subsidiaries of foreign life insurance companies, with assets totaling approximately W183.2 trillion as of December 31, 2003, were operating in the Republic.
      As of December 31, 2003, eight credit card companies operated in the country with loans assets totaling approximately W55.0 trillion, of which 14.1% were classified as non-performing loans. As of December 31, 2004, six credit card companies operated in the country with loans assets totaling approximately W25.0 trillion, of which 5.2% were classified as non-performing loans.

Money Markets
      In Korea, the money markets consist of the call market and markets for a wide range of other short-term financial instruments, including treasury bills, monetary stabilization bonds, negotiable certificates of deposits, repurchase agreements and commercial paper.

Securities Markets
      As of December 31, 2004, 42 domestic securities companies (including joint venture securities companies) and 15 branches of foreign securities companies operated in Korea.
      The Korea Stock Exchange, a non-profit corporation wholly owned by its member firms began operations in 1956 and is Korea’s only stock exchange. It has a single trading floor located in Seoul. The exchange imposes daily limits on share price movements to avoid excessive fluctuation. The Korea Composite Stock Price Index is comprised of all equities listed on the exchange. The exchange opened a stock index futures market in May 1996 and an options market in July 1997.
      In addition to the Korea Stock Exchange, Korea has two over-the-counter stock markets. The KOSDAQ Stock Market was established in July 1996, and the OTC Bulletin Board Market was launched in March 2000 for trading of shares not listed on either the Korea Stock Exchange or the KOSDAQ. Pursuant to the Korea Securities and Futures Exchange Act promulgated in January 2004, the Korea Stock Exchange, the KOSDAQ and the Korea Futures Exchange were merged into a single exchange known as the Korea Exchange in January 2005. Following this merger, the Korea Stock Exchange, the KOSDAQ and the Korea Futures Exchange were organized into the Stock Market Division of the Korea Exchange, the KOSDAQ Market Division of the Korea Exchange and the Futures Market Division of the Korea Exchange, respectively.
      The following table shows the value of the Korea Composite Stock Price Index as of the dates indicated:

December 26, 2000	504.6
December 28, 2001	693.7
December 30, 2002	627.6
January 30, 2003	591.9
February 28, 2003	575.4
March 31, 2003	535.7
April 30, 2003	599.4
May 30, 2003	633.4
June 30, 2003	669.9
July 31, 2003	713.5
August 29, 2003	759.5
September 30, 2003	697.5
October 31, 2003	782.4
November 28, 2003	796.2
December 30, 2003	810.7
January 30, 2004	848.5
February 27, 2004	883.4
March 31, 2004	880.5
April 30, 2004	862.8
May 31, 2004	803.8
June 30, 2004	785.8
July 30, 2004	735.3
August 31, 2004	803.6
September 30, 2004	835.1
October 29, 2004	834.8
November 30, 2004	878.1
December 30, 2004	895.9

January 31, 2005	932.7
February 28, 2005	1,011.4
March 31, 2005	965.7
April 30, 2005	911.3
May 31, 2005	970.2
      On December 27, 1997, the last day of trading in 1997, the index stood at 376.3, a sharp decline from 647.1 on September 30, 1997. The fall resulted from growing concerns about the Republic’s weakening financial and corporate sectors, the Republic’s falling foreign currency reserves, the sharp depreciation of the Won against the U.S. Dollar and other external factors, such as a sharp decline in stock prices in Hong Kong on October 24, 1997 and financial turmoil in Southeast Asian countries. The Korea Composite Stock Price Index rose to 1,028.1 on December 28, 1999, but has since been volatile. The index was 994.7 on June 20, 2005.

Supervision System
      The Office of Bank Supervision, the Securities Supervisory Board, the Insurance Supervisory Board and all other financial sector regulatory bodies merged in January 1999 to form the Financial Supervisory Commission. The Financial Supervisory Commission acts as the executive body over the Financial Supervisory Service. The Financial Supervisory Commission reports to, but operates independently of, the Prime Minister’s office.
      The Ministry of Finance and Economy focuses on financial policy and foreign currency regulations. The Bank of Korea manages monetary policy focusing on price stabilization.

Insurance System
      The Republic’s deposit insurance system insures amounts on deposit with banks, non-bank financial institutions, securities companies and life insurance companies.
      Since January 2001, deposits at any single financial institution are insured only up to W50 million regardless of the amount deposited.
      The Government recently excluded certain deposits, such as repurchase agreements, from the insurance scheme, expanded the definition of unsound financial institutions to which the insurance scheme would apply and increased the insurance premiums payable by insured financial institutions.
Monetary Policy

The Bank of Korea
      The Bank of Korea was established in 1950 as Korea’s central bank and the country’s sole currency issuing bank. A seven-member Monetary Policy Committee, chaired by the Governor of The Bank of Korea, formulates and controls monetary and credit policies.
      The core inflation rate, which is the consumer price index adjusted to remove the non-cereal agriculture and petroleum components, is used as The Bank of Korea’s target indicator. To achieve its established inflation target, the Monetary Policy Committee of The Bank of Korea determines and announces its overnight call rate target on a monthly basis. The Bank of Korea uses open market operations as its primary instrument to keep the call rate in line with the Monetary Policy Committee’s target rate. In addition, The Bank of Korea is able to establish policies regarding its lending to banks in Korea and their reserve requirements.

Interest Rates
      On July 10, 2003, the Bank of Korea cut its target for the benchmark call rate (uncollaterized overnight rate) to 3.75% from 4.00%, which was further lowered to 3.5% on August 12, 2004 and 3.25% on

November 11, 2004. The Bank of Korea decided to maintain the benchmark call rate at its current level of 3.25% on May 12, 2005. As of the end of 2003, all deposit and lending rates had been deregulated with the exception of those on demand deposits. In February 2004, the Bank of Korea removed the 1% per annum deposit interest rate ceiling on demand deposits.

Money Supply
      The following table shows the volume of the Republic’s money supply:
Money Supply

	December 31,

	1998	1999	2000	2001	2002	2003	2004

	(billions of won)
Money Supply (M1)(1)	121,731.1	170,659.4	196,714.5	246,720.5	283,580.8	298,952.9	320,399.5
Quasi-money(2)	517,933.2	501,885.0	510,984.4	518,258.8	588,494.8	599,116.5	624,709.5
Money Supply (M2)	639,664.3	672,544.4	707,698.9	764,979.3	872,075.6	898,069.4	945,109.0
Percentage Increase Over Previous Year	23.7%	5.1%	5.2%	8.1%	14.0%	3.0%	5.2%

(1)	Consists of currency in circulation and demand and instant access savings deposits at financial institutions.

(2)	Includes time and installment savings deposits, marketable instruments, yield-based dividend instruments and financial debentures, excluding financial instruments with a maturity of more than two years.
Source: The Bank of Korea.

Exchange Controls
      Authorized foreign exchange banks, as approved by the Ministry of Finance and Economy, handle foreign exchange transactions. The ministry has designated other types of financial institutions to handle foreign exchange transactions on a limited basis.
      Korean laws and regulations generally require the approval of, or a report to, either the Ministry of Finance and Economy, The Bank of Korea or authorized foreign exchange banks, as applicable, for issuances of international bonds and other instruments, overseas investments and certain other transactions involving foreign exchange payments.
      In 1994 and 1995, the Government relaxed regulations of foreign exchange position ceilings and foreign exchange transaction documentation and created free Won accounts which may be opened by non-residents at Korean foreign exchange banks. The Won funds deposited into the free Won accounts may be converted into foreign currencies and remitted outside Korea without any governmental approval. In December 1996, after joining the OECD, the Republic freed the repatriation of investment funds, dividends and profits, as well as loan repayments and interest payments. The Government continues to reduce exchange controls in response to changes in the world economy, including the new trade regime under the WTO, anticipating that such foreign exchange reform will improve the Republic’s competitiveness and encourage strategic alliances between domestic and foreign entities.
      In September 1998 the National Assembly passed the Foreign Exchange Transaction Act, which became effective in April 1999 and was subsequently amended in December 2000. In principle, most currency and capital transactions, including, among others, the following transactions have been liberalized:

•	the investment in real property located overseas by Korean companies and financial institutions;

•	the establishment of overseas branches and subsidiaries by Korean companies and financial institutions;

•	the investment by non-residents in deposits and trust products having more than one year maturities; and

•	the issuance of debentures by non-residents in the Korean market.
      To minimize the adverse effects from further opening of the Korean capital markets, the Ministry of Finance and Economy is authorized to introduce a variable deposit requirement system to restrict the influx of short-term speculative funds.
      The Government has also embarked on a second set of liberalization initiatives starting in January 2001, under which ceilings on international payments for Korean residents have been eliminated, including overseas travel expenses, overseas inheritance remittances and emigration expenses. Overseas deposits, trusts, acquisitions of foreign securities and other foreign capital transactions made by residents and the making of deposits in Korean currency made by non-residents have also been liberalized. In line with the foregoing liberalization, measures will also be adopted to curb illegal foreign exchange transactions and to stabilize the foreign exchange market.

Foreign Exchange
      The following table shows the exchange rate between the Won and the U.S. Dollar (in Won per U.S. Dollar) as announced by the Seoul Money Brokerage Services, Ltd. as of the dates indicated:
Exchange Rates

Won/U.S. Dollar
Exchange Rate

December 29, 2000	1,259.7
December 31, 2001	1,326.1
December 31, 2002	1,200.4
January 30, 2003	1,170.5
February 28, 2003	1,186.8
March 31, 2003	1,252.9
April 30, 2003	1,213.1
May 31, 2003	1,205.3
June 30, 2003	1,193.1
July 31, 2003	1,180.0
August 30, 2003	1,178.5
September 30, 2003	1,150.2
October 31, 2003	1,177.3
November 29, 2003	1,203.6
December 31, 2003	1,197.8
January 31, 2004	1,173.7
February 27, 2004	1,176.2
March 31, 2004	1,146.6
April 30, 2004	1,167.7
May 31, 2004	1,165.7
June 30, 2004	1,152.5
July 31, 2004	1,171.3
August 31, 2004	1,153.8
September, 30, 2004	1,147.9
October 30, 2004	1,122.3

Won/U.S. Dollar
Exchange Rate

November 30, 2004	1,047.9
December 31, 2004	1,043.8
January 31, 2005	1,026.4
February 28, 2005	1,008.1
March 31, 2005	1,024.3
April 30, 2005	1,001.8
May 31, 2005	1,007.7
      Prior to November 1997, the Government permitted exchange rates to float within a daily range of 2.25%. In response to the substantial downward pressures on the Won caused by the Republic’s economic difficulties in late 1997, in November 1997, the Government expanded the range of permitted daily exchange rate fluctuations to 10%. The Government eliminated the daily exchange rate band in December 1997, and the Won now floats according to market forces. The value of the Won relative to the U.S. dollar depreciated from W888.1 to US$1.00 on June 30, 1997 to W1,964.8 to US$1.00 on December 24, 1997. Due to improved economic conditions and increases in trade surplus, the Won has generally appreciated against the U.S. dollar. The market average exchange rate was W1,010.9 to US$1.00 on June 20, 2005.
Balance of Payments and Foreign Trade

Balance of Payments
      Balance of payments figures measure the relative flow of goods, services and capital into and out of the country as represented in the current balance and the capital balance. The current balance tracks a country’s trade in goods and services and transfer payments and measures whether a country is living within its income from trading and investments. The capital balance covers all transactions involving the transfer of capital into and out of the country, including loans and investments. The overall balance represents the sum of the current and capital balances. An overall balance surplus indicates a net inflow of foreign currencies, thereby increasing demand for and strengthening the local currency. An overall balance deficit indicates a net outflow of foreign currencies, thereby decreasing demand for and weakening the local currency. The financial account mirrors the overall balance. If the overall balance is positive, the surplus, which represents the nation’s savings, finances the overall deficit of the country’s trading partners. Accordingly, the financial account will indicate cash outflows equal to the overall surplus. If, however, the overall balance is negative, the nation has an international deficit which must be financed. Accordingly, the financial account will indicate cash inflows equal to the overall deficit.

      The following table sets out certain information with respect to the Republic’s balance of payments:
Balance of Payments

	December 31,

Classification	2000	2001	2002	2003	2004(3)

	(millions of dollars)
Current Account	12,250.8	8,032.6	5,393.9	11,949.5	27,612.8
Goods	16,953.6	13,488.0	14,777.4	21,952.0	38,160.7
Exports(1)	172,267.5	150,439.1	162,470.5	197,282.2	257,745.0
Imports(1)	160,481.0	141,097.8	152,126.2	175,337.2	219,584.3
Services	(2,847.8)	(3,872.1)	(8,197.5)	7,424.2	(8,768.8)
Income	(2,421.3)	(1,198.1)	432.3	326.3	724.9
Current Transfers	566.3	(385.2)	(1,618.3)	(2,904.6)	(2,504.0)
Capital and Financial Account	12,110.0	(3,390.8)	6,251.5	13,909.4	8,319.1
Financial Account(2)	12,725.2	(2,659.8)	7,338.3	15,307.8	10,091.7
Capital Account	(615.2)	(731.0)	(1,086.8)	(1,398.4)	(1,772.6)
Changes in Reserve Assets	(23,771.2)	(7,575.8)	(11,799.4)	(25,849.4)	(38,710.5)
Net Errors and Omissions	(589.6)	2,934.0	154.0	(9.5)	2,778.6

(1)	These entries are derived from trade statistics and are valued on a free on board basis, meaning that the insurance and freight costs are not included.

(2)	Includes borrowings from the IMF, syndicated bank loans and short-term borrowings.

(3)	Preliminary.
Source: Monthly Bulletin, March 2005; The Bank of Korea.
     The figures for 2004 indicate a current account surplus of approximately US$27.6 billion. The current account surplus in 2004 increased in comparison with the current account surplus in 2003, primarily due to an increase in surplus from the trade account.

Trade Balance
      Trade balance figures measure the difference between a country’s exports and imports. If exports exceed imports the country has a trade balance surplus while if imports exceed exports the country has a deficit. A deficit, indicating that a country’s receipts from abroad fall short of its payments to foreigners, must be financed, rendering the country a debtor nation. A surplus, indicating that a country’s receipts exceed its payments to foreigners, allows the country to finance its trading partners’ net deficit to the extent of the surplus, rendering the country a creditor nation.
      The following table summarizes the Republic’s trade balance for the periods indicated:
Trade Balance

				Exports
			Balance of	as % of
	Exports(1)	Imports(2)	Trade	Imports

	(millions of dollars, except percentages)
2000	172,267.5	160,481.0	11,786.5	107.3
2001	150,439.1	141,097.8	9,341.3	106.6
2002	162,470.5	152,126.2	10,344.4	106.8
2003	193,817.4	178,826.7	14,990.7	108.4
2004	253,844.7	224,462.7	29,382.0	113.1

(1)	These entries are derived from trade statistics and are valued on a free on board basis, meaning that the insurance and freight costs are not included.

(2)	These entries are derived from customs clearance statistics on a C.I.F. basis, meaning that the price of goods include insurance and freight cost.
Source: Principal Economic Indicators, March 2005; The Bank of Korea.

     The Republic, due to its lack of natural resources, relies on extensive trading activity for growth. The country meets virtually all domestic requirements for petroleum, wood and rubber with imports, as well as much of its coal and iron needs. Exports consistently represent a high percentage of GDP and, accordingly, the international economic environment is of crucial importance to the Republic’s economy.
      The following tables give information regarding the Republic’s exports and imports by major commodity groups:
Exports by Major Commodity Groups (F.O.B.)(1)

		As % of		As % of		As % of		As % of		As % of
	2000	Total	2001	Total	2002	Total	2003	Total	2004	Total

	(millions of dollars, except percentages)
Foods & Consumer Goods	2,791.9	1.6	2,646.2	1.8	2,634.7	1.6	2,792.3	1.4	3,122.7	1.2
Raw Materials and Fuels	11,572.3	6.7	9,999.5	6.6	8,498.1	5.2	9,048.4	4.7	13,061.4	5.1
Light Industrial Products	30,286.2	17.6	26,316.2	17.5	25,479.5	15.7	27,306.4	14.1	29,625.7	11.7
Textile Material	14,257.5	8.7	12,572.0	8.4	11,950.8	7.4	11,291.8	5.9	10,975.5	4.3
Tires and Tubes	1,421.4	0.8	1,425.7	0.9	1,516.7	0.9	1,715.1	0.9	2,093.9	0.8
Heavy & Chemical Industrial Products	127,617.1	74.1	111,477.2	74.1	125,858.3	77.5	154,670.4	79.8	208,034.8	82.0
Chemical Manufacturing Products	12,144.7	7.0	10,826.7	7.2	11,845.3	7.3	14,781.6	7.6	20,540.7	8.1
Metal Goods	11,362.5	6.6	10,031.4	6.7	10,312.1	6.4	13,089.8	6.8	18,614.3	7.3
Machinery	11,997.0	7.0	11,640.4	7.7	12,824.6	7.9	16,007.6	8.3	22,605.4	8.9
Electronics	62,043.0	36.0	47,359.7	31.5	56,116.5	34.5	68,189.1	35.2	87,769.7	34.6
Passenger Cars	11,101.6	6.4	11,450.8	7.6	13,322.3	8.2	17,479.8	9.0	24,576.9	9.7
Ship	8,229.4	4.8	9,699.2	6.4	10,672.2	6.6	11,103.9	5.7	15,321.3	6.0

Total	172,267.5	100.0	150,439.1	100.0	162,470.5	100.0	193,817.4	100.0	253,844.7	100.0

(1)	These entries are derived from customs clearance statistics. F.O.B. stands for free on board, meaning that insurance and freight costs are not included.

(2)	Not available.
Source: Monthly Bulletin, March 2005; The Bank of Korea.
Imports by Major Commodity Groups (C.I.F.)(1)

		As % of		As % of		As % of		As % of		As % of
	2000	Total	2001	Total	2002	Total	2003	Total	2004	Total

	(millions of dollars, except percentages)
Foods & Consumer Goods	16,073.7	10.0	16,630.7	11.8	20,250.9	13.3	23,595.2	13.2	26,497.4	11.8
Grain	2,438.3	1.5	2,528.8	1.8	2,665.0	1.8	2,993.9	1.6	3,716.5	1.7
Direct Consumption Goods	4,646.8	2.9	4,786.5	3.4	5,707.7	3.8	6,161.0	3.4	6,326.3	2.8
Durable Goods	6,424.0	4.0	6,216.8	4.4	7,759.7	5.1	9,922.0	5.5	11,585.3	5.2
Nondurable Goods	2,549.3	1.6	3,091.2	2.2	4,112.3	2.7	4,574.5	2.6	4,867.6	2.2
Industrial Materials and Fuels	78,974.8	49.2	71,929.3	51.0	73,891.4	48.6	86,407.2	48.3	113,837.9	50.7
Crude Oil	25,215.6	15.7	21,367.8	15.1	19,200.3	12.6	23,081.6	12.9	29,917.2	13.3
Raw Material for Light Industry	4,844.7	3.0	4,408.8	3.1	5,320.4	3.5	5,363.8	3.0	7,762.2	3.5
Chemical Products	11,837.6	7.4	11,274.5	8.0	12,269.2	8.1	14,443.1	8.1	18,233.6	8.1
Steel Products	6,007.0	3.7	5,029.7	3.6	6,267.8	4.1	8,204.8	4.6	13,251.2	5.9
Capital Goods	65,432.5	40.8	52,537.8	37.2	57,983.8	38.1	68,824.3	38.5	84,127.4	37.5
Machinery	18,425.9	11.5	15,264.2	10.8	17,998.9	11.8	21,704.2	12.1	28,223.8	12.6
Electronic Products	43,292.9	27.0	33,839.2	24.0	35,996.6	23.7	42,528.5	23.8	49,996.9	22.3
Transport Equipment	2,815.5	1.8	2,648.4	1.9	3,082.5	2.0	3,379.6	1.9	N.A.	N.A.

Total	160,481.0	100.0	141,097.8	100.0	152,126.2	100.0	178,826.7	100.0	224,462.7	100.0

(1)	These entries are derived from customs clearance statistics. C.I.F. means that the price of goods include insurance and freight costs.
Source: Monthly Bulletin, March 2005; The Bank of Korea.

     In 2000, the Republic recorded a trade surplus of US$11.8 billion. The Republic’s economic recovery led to a 34.0% increase in imports and a 19.9% increase in exports, due to an increase in major import and export categories.
      In 2001, the Republic recorded a trade surplus of US$9.3 billion. Exports decreased by 12.7% primarily due to weaker sales of computer products and imports decreased by 12.1% primarily due to decreased demand for raw materials and capital goods.
      In 2002, the Republic recorded a trade surplus of US$10.3 billion. Exports increased by 8.0% primarily due to an increase in sales of semiconductors, automobiles and wireless telecommunication devices and an increase in trade volume with China and imports increased by 7.8% primarily due to an increase in purchases of raw materials and machinery.
      The Republic recorded a trade surplus of US$15.0 billion in 2003. Exports increased by 19.3% and imports increased by 17.6% compared to 2002.
      Based on preliminary data, in 2004, the Republic recorded a trade surplus of US$29.4 billion. Exports increased by 31.0% to US$253.8 billion and imports increased by 25.5% to US$224.5 billion from US$193.8 billion of exports and US$178.8 billion of imports, respectively, in 2003.
      The Republic’s largest trading partners, the United States, Japan and China accounted for the following percentages of the country’s imports and exports:

	2000		2001		2002		2003		2004

	Exports	Imports	Exports	Imports	Exports	Imports	Exports	Imports	Exports	Imports

	(percentages of total imports or exports)
United States	21.8	18.2	20.7	15.8	20.2	15.1	17.7	13.9	16.9	12.8
Japan	11.9	19.8	11.0	18.9	9.3	19.6	8.9	20.3	8.5	20.6
China(1)	16.9	8.8	18.4	10.3	20.9	12.6	25.7	13.8	26.7	14.7

(1)	Includes Hong Kong.
Source: Ministry of Commerce, Industry and Energy.
     In 2003, the outbreak of severe acute respiratory syndrome, or SARS, in Asia (including China) and other parts of the world increased uncertainty of economic prospects for affected countries in particular, as well as world economic prospects in general. Another outbreak of SARS or similar incidents in the future may have an adverse effect on Korean and world economies.

Non-Commodities Trade Balance
      In 2000, the Republic recorded a non-commodities trade deficit in its current account of approximately US$2.8 billion. The non-commodities trade deficit increased to US$3.9 billion in 2001 and US$8.2 billion in 2002 but decreased to US$7.4 billion in 2003. Based on preliminary data, in 2004, the non-commodities trade deficit increased to US$7.9 billion.

Foreign Currency Reserves
      The following table shows the Republic’s total official foreign currency reserves:
Total Official Reserves

	December 31,

	2000	2001	2002	2003	2004

	(millions of dollars)
Gold(1)	$67.6	$68.3	$69.2	$70.9	$72.3
Foreign Exchange	95,855.1	102,487.5	120,811.4	154,508.8	198,175.4

Total Gold and Foreign Exchange	95,922.7	102,555.8	120,880.6	154,579.7	198,247.7
Reserve Position at IMF	271.8	262.2	520.2	751.6	785.8
Special Drawing Rights	3.5	3.3	11.8	21.0	32.7

Total Official Reserves	$96,198.1	$102,821.4	$121,412.5	$155,352.4	$199,066.2

(1)	For this purpose, domestically-owned gold is valued at US$42.22 per troy ounce (31.1035 grams) and gold deposited overseas is calculated at cost of purchase.
Source: The Bank of Korea.
     The Government’s foreign currency reserves increased to US$206.4 billion as of April 30, 2005 from US$8.9 billion as of December 31, 1997, primarily due to continued balance of trade surpluses and capital inflows.
Government Finance
      The Ministry of Planning and Budget prepares the Government budget, and the Ministry of Finance and Economy administers the Government’s finances.
      The Government’s fiscal year commences on January 1. The Ministry of Planning and Budget must submit the budget to the National Assembly not later than 90 days prior to the start of the fiscal year and may submit supplementary budgets revising the original budget at any time during the fiscal year.
      The following table shows consolidated Government revenues and expenditures:
Consolidated Central Government Revenues and Expenditures

	1999	2000	2001	2002	2003

	(billions of won)
Total Revenues	107,924	135,811	144,033	158,712	171,731
Current Revenues	106,537	134,415	142,709	157,226	170,272
Total Tax Revenues	75,658	92,935	95,793	103,967	114,664
Income Profits and Capital Gains	25,220	35,387	35,638	38,404	46,420
Tax on Property	3,272	4,262	2,920	2,894	2,921
Tax on Goods and Services	33,608	38,020	43,818	48,047	50,906
Customs Duties	4,687	5,800	5,923	6,601	6,847
Others	8,871	9,466	7,494	8,021	7,570
Social Security Contribution	12,008	14,798	17,538	19,723	20,703
Non-Tax Revenues	18,871	26,682	29,378	33,536	34,905
Capital Revenues	1,387	1,396	1,324	1,486	1,459

	1999	2000	2001	2002	2003

	(billions of won)
Total Expenditures and Net Lending	120,988	129,284	136,765	136,046	163,592
Total Expenditures	101,236	109,443	126,688	135,610	166,295
Current Expenditures	76,798	87,170	101,744	106,255	135,695
Goods and Services	19,772	24,707	26,223	28,629	29,812
Interest Payments	5,884	6,888	7,198	6,846	6,594
Subsidies and Other Transfers(1)	49,333	55,114	66,540	68,929	96,493
Subsidies	432	329	534	768	424
Other Transfers(1)	48,901	54,785	66,006	68,161	96,069
Non-Financial Public Enterprises Expenditures	1,809	461	1,783	1,851	2,796
Capital Expenditures	24,438	22,273	24,944	29,355	30,600
Net Lending	19,752	19,841	10,077	436	(2,703)

(1)	Includes transfers to local governments, non-profit institutions, households and abroad.
Source: Ministry of Finance and Economy.
     The consolidated Government account consists of a General Account, Special Accounts (including a non-financial public enterprise special account) and Public Funds. The Government segregates the accounts of certain functions of the Government into Special Accounts and Public Funds for more effective administration and fiscal control. The Special Accounts and Public Funds relate to business type activities, such as economic development, road and railway construction and maintenance, monopolies, and communications developments and the administration of loans received from official international financial organizations and foreign governments.
      Revenues derive mainly from national taxes and non-tax revenues. Expenditures include general administration, national defense, community service, education, health, social security, certain annuities and pensions and local finance, which involves the transfer of tax revenues to local governments.
      For 1999, revenues increased by approximately 11.6%, which represented 20.2% of the Republic’s GDP, due in large part to higher tax and non-tax revenues. The Government expanded the value added tax base further and reduced the tax rate on real estate capital gains. The Government imposed modest cuts in several expenditure categories relative to 1998, including wages and salaries, purchase of goods and services, capital spending and net lending to help offset an anticipated increase in interest payments, including the carrying costs for financial sector restructuring. Fiscal deficit in 1999 decreased to approximately 2.4% of GDP.
      For 2000, revenues increased by approximately 25.8%, which represented 23.4% of the Republic’s GDP principally due to higher tax and non-tax revenues. Tax revenues increased significantly while expenditures increased slightly due to the country’s economic recovery. Principal factors for the tax revenue increase included:

•	increase of corporate tax revenues due to increase of corporate profits;

•	expansion of the tax base;

•	increase of securities trading tax due to increase of trading volume; and

•	increase of customs duties due to increase of imports.
      The Republic had a fiscal surplus of 1.1% in 2000.
      For 2001, revenues increased by approximately 6.1%, which represented 23.9% of the Republic’s GDP principally due to higher tax and non-tax revenues. Tax revenues increased due to the country’s economic growth and the accompanying increase in the overall compensation of workers in Korea. Non-tax revenues increased due to the sale by the Government of the shares it owns in Korean companies such as KT

Corporation (formerly known as Korea Telecom Corp.) and Korea Tobacco & Ginseng Corporation as part of the Government’s privatization plans. The Republic had a fiscal surplus of 1.2% in 2001.
      For 2002, revenues increased by approximately 10.2%, which represented 24.6% of the Republic’s GDP principally due to higher tax and non-tax revenues. Tax revenues increased due to the country’s economic growth and the accompanying increase in the overall compensation of workers in Korea. Non-tax revenues increased due to an increase in surplus amounts transferred from The Bank of Korea. The Republic had a fiscal surplus of 3.5% in 2002.
      For 2003, revenues increased by approximately 8.2%, which represented 25.9% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of 1.1% in 2003.
Debt

External and Internal Debt of the Government
      The following table sets out, by currency and the equivalent amount in U.S. Dollars, the estimated outstanding direct external debt of the Government as of December 31, 2003:
Direct External Debt of the Government

	Amount in Original		Equivalent Amount in
	Currency		U.S. Dollars(1)

	(millions)
US$	US$	9,877.8	US$	9,877.8
German Mark (DM)	DM	45.0		28.9
Japanese Yen(¥)		¥52,893.5		494.4

Total			US$	10,401.1

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2003.
     The following table summarizes, as of December 31 of the years indicated, the outstanding direct internal debt of the Republic:
Direct Internal Debt of the Government

(billions of won)

1999	66,145.3
2000	75,847.6
2001	87,327.5
2002	103,341.3
2003	141,395.2

      The following table sets out all guarantees by the Government of indebtedness of others:

	December 31,

	2001	2002	2003

	(billions of won)
Domestic	103,338.5	100,753.7	79,131.7
External(1)	3,431.1	1,717.7	1,458.5

Total	106,769.6	102,471.4	80,590.2

(1)	Converted to Won at foreign exchange banks’ telegraphed transfer selling rates to customers in effect on December 31 of each year.
     For further information on the outstanding indebtedness, including guarantees, of the Republic, see “—Tables and Supplementary Information.”

External Debt
      The following tables set out certain information regarding the Republic’s external debt calculated under the criteria published in a compilation by nine international organizations including the IMF and the World Bank in 2003. Prior to June 2003, the Republic had calculated its total external debt using criteria agreed with the IMF during the financial crisis at the end of 1997. Starting from June 2003, in particular, the Republic’s total external debt calculation under the new criteria excludes offshore borrowings by overseas branches and subsidiaries of Korean banks but includes Won-denominated liabilities such as bank deposits by nonresidents and also includes international finance lease liabilities.

	December 31,

	2000	2001	2002	2003	2004

	(billions of dollars)
Foreign Currencies	144.0	125.7	136.4	152.9	166.6
Korean Won	4.5	4.7	6.6	8.7	11.0

Total External Liabilities	148.5	130.4	143.0	161.6	177.6

	December 31,

	2000	2001	2002	2003	2004

	(billions of dollars)
Long-term Debt	99.1	88.4	93.3	106.8	117.6

General Government	19.2	18.3	17.6	11.6	10.4
Monetary Authorities	10.2	3.0	2.9	3.2	4.0
Banks	24.1	21.1	20.3	26.9	30.0
Other Sectors	45.6	46.0	52.5	65.1	73.2
Short-term Debt	49.4	42.0	49.7	54.8	60.0

Monetary Authorities	1.1	1.9	2.0	2.1	2.0
Banks	37.7	31.9	39.7	44.8	48.5
Other Sectors	10.6	8.2	8.0	7.9	9.5
Total External Liabilities	148.5	130.4	143.0	161.6	177.6

Source: Ministry of Finance and Economy.

     Under the old criteria, the total external liabilities of the Republic were as follows as of the dates indicated:

	December 31,

	1997	1998	1999	2000	2001	2002

	(billions of dollars)
External Liabilities	159.2	148.7	137.1	131.7	118.8	131.0

Source: The Bank of Korea.
Tables and Supplementary Information

A.	External Debt of the Government

				Principal Amounts
			Range of Years of	Outstanding as of
Currency of Borrowings	Range of Interest Rates	Range of Years of Issue	Original Maturity	December 31, 2003

	(%)			(millions of units)
US$	0.75-6.25/Floating	1960-2003	1982-2023	US$	9,877.8
Japanese Yen(¥)	3.25-5	1980-1990	2004-2015		¥52,893.5
German Mark (DM)	2-4.5	1973-1985	2003-2021	DM	45.0

Total External Funded Debt(1)				US$	10,401.1

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate between foreign currencies announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2003.

B. External Guaranteed Debt of the Government

				Principal Amounts
				Outstanding as of
Name	Interest Rates	Years of Issue	Years of Maturity	December 31, 2003

	(%)			(millions of dollars)
1. Bonds
Total Bonds				None
2. Borrowings
The Korea Development Bank	Floating	1999	2008	176.1
The Korea Development Bank	Floating	1998	2004	65.3
Industrial Bank of Korea	Floating	1999	2008	964.4

Total Borrowings(1)				1,205.9

Total External Guaranteed Debt(1)				1,205.9

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate between foreign currencies announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2003.

C. Internal Debt of the Government

			Range of
		Range of	Years of	Principal Amounts
	Range of	Years of	Original	Outstanding as of
Title	Interest Rates	Issue	Maturity	December 31, 2003

	(%)			(billions of won)
1. Bonds
Interest-Bearing Treasury Bond for Cereals Fund	7.39-10.73	1998-1999	2003-2004	600.0
Foreign Exchange Stabilization Bonds	4.50-9.75	1999-2003	2004-2008	23,650.0
Interest-Bearing Treasury Bond for Treasury Bond Management Fund	4.40-11.26	1995-2003	2005-2013	81,483.3
Interest-Bearing Treasury Bond for National Housing I	5.0	1993-2003	1998-2008	26,878.1
Interest-Bearing Treasury Bond for National Housing II	3.0	1983-1999	2003-2019	3,172.4
Non-interest-Bearing Treasury Bond for Contribution(1)	—	1967-1985	—	11.3

Total Bonds				135,795.2

2. Borrowings
Borrowings from The Bank of Korea				1,940.0
Borrowings from the Sports Promotion Fund				70.0
Borrowings from the Civil Servant Pension Fund				650.0
Borrowings from the Export Insurance Fund				510.0
Authorized Government Debt beyond Budget Limit				2,441.4
Sub-Total				5,611.4

Total Internal Funded Debt				141,406.6

(1)	Interest Rates and Years of Maturity not applicable.

D. Internal Guaranteed Debt of the Government

			Range of
	Range of		Years of	Principal Amounts
	Interest	Range of	Original	Outstanding as of
Name	Rates	Years of Issue	Maturity	December 31, 2003

	(%)			(billions of won)
1. Bonds of Government-Affiliated Corporations
The Korea Development Bank	Floating	1992-1994	2002-2004	0.8
Korea Container Terminal Authority	6.0%	1993-1996	2002-2006	60.0
Korea Asset Management Corporation	4.26- 5.05%	1997-2003	2002-2008	6,158.8
	/Floating
Korea Deposit Insurance Corporation	5.0-10.4	1998-2002	2003-2008	71,237.3 (1)

Total Bonds				77,456.9

2. Borrowings of Government-Affiliated Corporations
Rural Development Corporation and Federation of Farmland	5.5%	1967	2000-2024	216.2
National Agricultural Cooperative Federation	5.0%	2002	2003	370.0
Others	Floating	1991	1999	1,088.5

Total Borrowings				1,674.7

(1)	Over four years beginning in 2003, W49 trillion of such debt will be converted into direct debt of the government.

DESCRIPTION OF THE SECURITIES
Description of Debt Securities
      We will issue debt securities under a fiscal agency agreement or agreements. The description below summarizes the material provisions of the debt securities and the fiscal agency agreement. Since it is only a summary, the description may not contain all of the information that may be important to you as a potential investor in the debt securities. Therefore, we urge you to read the form of fiscal agency agreement and the form of global debt security before deciding whether to invest in the debt securities. We have filed a copy of these documents with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part. You should refer to such exhibits for more complete information.
      The financial terms and other specific terms of your debt securities will be described in the prospectus supplement relating to your debt securities. The description in the prospectus supplement will supplement this description or, to the extent inconsistent with this description, replace it.
      We will appoint a fiscal agent or agents in connection with debt securities whose duties will be governed by the fiscal agency agreement. We may replace the fiscal agent or appoint different fiscal agents for different series of debt securities.

General Terms of the Debt Securities
      We may issue debt securities in separate series at various times. The prospectus supplement that relates to your debt securities will specify some or all of the following terms:

•	the aggregate principal amount;

•	the currency of denomination and payment;

•	any limitation on principal amount and authorized denominations;

•	the percentage of their principal amount at which the debt securities will be issued;

•	the maturity date or dates;

•	the interest rate for the debt securities and, if variable, the method by which the interest rate will be calculated;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

•	the dates from which interest, if any, will accrue for payment of interest and the record dates for any such interest payments;

•	where and how we will pay principal and interest;

•	whether and in what circumstances the debt securities may be redeemed before maturity;

•	any sinking fund or similar provision;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated securities;

•	if issued in certificated form, whether the debt securities will be in bearer form with interest coupons, if any, or in registered form without interest coupons, or both forms, and any restrictions on exchanges from one form to the other; and

•	other specific provisions.

      Depending on the terms of the debt securities we issue, the prospectus supplement relating to the debt securities may also describe applicable U.S. federal income tax and other considerations additional to the disclosure in this prospectus.
      Unless otherwise specified in the applicable prospectus supplement, we will maintain at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of debt securities issued in registered form.

Payments of Principal, Premium and Interest
      On every payment date specified in the relevant prospectus supplement, we will pay the principal, premium and/or interest due on that date to the registered holder of the relevant debt security at the close of business on the related record date. We will make all payments at the place and in the currency set out in the prospectus supplement. Unless otherwise specified in the relevant prospectus supplement or the debt securities, we will make payments in U.S. dollars at the New York office of the fiscal agent or, outside the United States, at the office of any paying agent. Unless otherwise specified in the applicable prospectus supplement or debt securities, we will pay interest by check, payable to the registered holder.
      We will make any payments on debt securities in bearer form at the offices and agencies of the fiscal agent or any other paying agent outside the United States as we may designate. At the option of the holder of the bearer debt securities, we will make such payments by check or by transfer to an account maintained by the holder with a bank located outside of the United States. We will not make payments on bearer debt securities at the corporate trust office of the fiscal agent in the United States or at any other paying agency in the United States. In addition, we will not make any payment by mail to an address in the United States or by transfer to an account maintained by a holder of bearer debt securities with a bank in the United States. Nevertheless, we will make payments on a bearer debt security denominated and payable in U.S. dollars at an office or agency in the United States if:

•	payment outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions; and

•	the payment is then permitted under United States law, without material adverse consequences to us.
      If we issue bearer debt securities, we will designate the offices of at least one paying agent outside the United States as the location for payment.

Repayment of Funds; Prescription

      If no one claims money paid by us to the fiscal agent for the payment of principal or interest in respect of any series of debt securities for two years after the payment was due and payable, the fiscal agent or paying agent will repay the money to us. After such repayment, the fiscal agent or paying agent will not be liable with respect to the amounts so repaid, and you may look only to us for any payment under the debt securities.
      Under Korea law, you will not be permitted to file a claim against us for payment of principal or interest on any series of debt securities unless you do so within five years, in the case of principal, and two years, in the case of interest, from the date on which payment was due.

Global Securities
      The prospectus supplement relating to a series of debt securities will indicate whether any of that series of debt securities will be represented by a global security. The prospectus supplement will also describe any unique specific terms of the depositary arrangement with respect to that series. Unless otherwise specified in the prospectus supplement, we anticipate that the following provisions will apply to depositary arrangements.

Registered Ownership of the Global Security

      The global security will be registered in the name of a depositary identified in the prospectus supplement, or its nominee, and will be deposited with the depositary, its nominee or a custodian. The depositary, or its nominee, will therefore be considered the sole owner or holder of debt securities represented by the global security for all purposes under the fiscal agency agreement. Except as specified below or in the applicable prospectus supplement, beneficial owners:

•	will not be entitled to have any of the debt securities represented by the global security registered in their names;

•	will not receive physical delivery of any debt securities in definitive form;

•	will not be considered the owners or holders of the debt securities;

•	must rely on the procedures of the depositary and, if applicable, any participants (institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers) to exercise any rights of a holder; and

•	will receive payments of principal and interest from the depositary or its participants rather than directly from us.
      We understand that, under existing industry practice, the depositary and participants will allow beneficial owners to take all actions required of, and exercise all rights granted to, the registered holders of the debt securities.
      We will register debt securities in the name of a person other than the depositary or its nominee only if:

•	the depositary for a series of debt securities is unwilling or unable to continue as depositary; or

•	we determine, in our sole discretion, not to have a series of debt securities represented by a global security.
      In either such instance, an owner of a beneficial interest in a global security will be entitled to registration of a principal amount of debt securities equal to its beneficial interest in its name and to physical delivery of the debt securities in definitive form.

Beneficial Interests in and Payments on a Global Security
      Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.
      All payments on a global security will be made to the depositary or its nominee. When the depositary receives payment of principal or interest on the global security, we expect the depositary to credit its participants’ accounts with amounts that correspond to their respective beneficial interests in the global security. We also expect that, after the participants’ accounts are credited, the participants will credit the accounts of the owners of beneficial interests in the global security with amounts that correspond to the owners’ respective beneficial interests in the global security.
      The depositary and its participants establish policies and procedures governing payments, transfers, exchanges and other important matters that affect owners of beneficial interests in a global security. The depositary and its participants may change these policies and procedures from time to time. We have no responsibility or liability for the records of ownership of beneficial interests in the global security, or for payments made or not made to owners of such beneficial interests. We also have no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.

Bearer Securities
      We may issue debt securities in a series in the form of one or more bearer global debt securities deposited with a common depositary for the Euroclear and Cedel Bank, or with a nominee identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement.

Additional Amounts

      We will make all payments of principal of, and premium and interest, if any, on the debt securities without withholding or deducting any present or future taxes imposed by the Republic or any of its political subdivisions, unless required by law. If Korean law requires us to deduct or withhold taxes, we will pay additional amounts as necessary to ensure that you receive the same amount as you would have received without such withholding or deduction.
      We will not pay, however, any additional amounts if you are liable for Korean tax because:

•	you are connected with the Republic other than by merely owning the debt security or receiving income or payments on the debt security;

•	you failed to complete and submit a declaration of your status as a non-resident of the Republic after we or the relevant tax authority requested you to do so; or

•	you failed to present your debt security for payment within 30 days of when the payment is due or, if the fiscal agent did not receive the money prior to the due date, the date notice is given to holders that the fiscal agent has received the full amount due to holders. Nevertheless, we will pay additional amounts to the extent you would have been entitled to such amounts had you presented your debt security for payment on the last day of the 30-day period.
      We will not pay any additional amounts for taxes on the debt securities except for taxes payable through deduction or withholding from payments of principal, premium or interest. Examples of the types of taxes for which we will not pay additional amounts include the following: estate or inheritance taxes, gift taxes, sales or transfer taxes, personal property or related taxes, assessments or other governmental charges. We will pay stamp or other similar taxes that may be imposed by the Republic, the United States or any political subdivision or taxing authority in one of those two countries on the fiscal agency agreement or be payable in connection with the issuance of the debt securities.

Status of Debt Securities
      The debt securities will:

•	constitute our direct, unconditional, unsecured and unsubordinated obligations;

•	rank at least equally in right of payment among themselves, regardless of when issued or currency of payment; and

•	rank at least equally in right of payment with all of our other unsecured and unsubordinated obligations, subject to certain statutory exceptions under Korean law.

Negative Pledge Covenant
      If any debt securities are outstanding, we will not create or permit any security interests on our assets as security for any of our indebtedness or guarantees issued by us, unless the security interest also secures our obligations under the debt securities.

      We may, however, create or permit a security interest:

•	on any promissory debt securities or commercial paper discounted or otherwise provided as security to or issued or held by us created in favor of The Bank of Korea in the normal operation of The Bank of Korea’s discount facilities or facilities for the funding of loans by us to our customers; or

•	on any asset (or documents of title to such asset) incurred when the asset was purchased or improved to secure payment of the cost of the activity; or

•	of a statutory nature arising in the ordinary course of our business but unrelated to our activities of borrowing or raising money; or

•	on any real estate owned by us imposed by a tenant of such real estate as security for repayment of any key money paid by the tenant; or

•	arising by operation of Korean law or given preference by law following our failure to meet an obligation, although we will not permit such a security interest to exist for more than 30 days.

Events of Default
      Each of the following constitutes an event of default with respect to any series of debt securities:

1. Non-Payment: we do not pay principal or interest or premium or deposit any sinking fund payment on any debt securities of the series when due and such failure to pay continues for 30 days.

2. Breach of Other Obligations: we fail to observe or perform any of the covenants in the series of debt securities (other than non-payment) for 60 days after written notice of the default is delivered to us at the corporate trust office of the fiscal agent in New York City by holders representing at least 10% of the aggregate principal amount of the debt securities of the series.

3. Cross Default and Cross Acceleration:

•	we default on any External Indebtedness, and, as a result, becomes obligated to pay an amount equal to or greater than US$10,000,000 in aggregate principal amount prior to its due date; or

•	we fail to pay when due, including any grace period, any of our External Indebtedness in aggregate principal amount equal to or greater than US$10,000,000 or we fail to pay when requested and required by the terms thereof any guarantee for External Indebtedness of another person equal to or greater than US$10,000,000 in aggregate principal amount.

4. Moratorium/Default:

•	the Republic declares a general moratorium on the payment of its External Indebtedness, including obligations under guarantees;

•	the Republic becomes liable to repay prior to maturity any amount of External Indebtedness, including obligations under guarantees, as a result of a default under such External Indebtedness or obligations; or

•	the international monetary reserves of the Republic become subject to a security interest or segregation or other preferential arrangement for the benefit of any creditors.

5. Bankruptcy:

•	we are declared bankrupt or insolvent by any court or administrative agency with jurisdiction over us;

•	we pass a resolution to apply for bankruptcy or to request the appointment of a receiver or trustee or similar official in insolvency;

•	a substantial part of our assets are liquidated; or

•	we cease to conduct the banking business.

6. Failure of Support: the Republic fails to provide financial support for us as required under Article 44 of the KDB Act as of the date of the debt securities of such series.

7. Control of Assets: the Republic ceases to own or control us (directly or indirectly).

8. IMF Membership/World Bank Membership: the Republic ceases to be a member of the IMF or the International Bank for Reconstruction and Development (World Bank).
      For purposes of the foregoing, “External Indebtedness” means any obligation for the payment or repayment of money borrowed that is denominated in a currency other than the currency of the Republic.

      If an event of default occurs, any holder may declare the principal amount of debt securities that it holds to be immediately due and payable by written notice to us and the fiscal agent.
      You should note that:

•	despite the procedure described above, no debt securities may be declared due and payable if we cure the applicable event of default before we receive the written notice from the debt security holder;

•	we are not required to provide periodic evidence of the absence of defaults; and

•	the fiscal agency agreement does not require us to notify holders of the debt securities of an event of default or grant any debt security holder a right to examine the security register.

Modifications and Amendments; Debt Securityholders’ Meetings
      Each holder of a series of debt securities must consent to any amendment or modification of the terms of that series of debt securities or the fiscal agency agreement that would, among other things:

•	change the stated maturity of the principal of the debt securities or any installment of interest;

•	reduce the principal amount of such series of debt securities or the portion of the principal amount payable upon acceleration of such debt securities;

•	change the debt security’s interest rate or premium payable;

•	change the currency of payment of principal, interest or premium;

•	amend either the procedures provided for a redemption event or the definition of a redemption event;

•	shorten the period during which we are not allowed to redeem the debt securities or grant us a right to redeem the debt securities which we previously did not have; or

•	reduce the percentage of the outstanding principal amount needed to modify or amend the fiscal agency agreement or the terms of such series of debt securities.
      We may, with the exception of the above changes, with the consent of the holders of at least 66 2/3% in principal amount of the debt securities of a series that are outstanding, modify and amend other terms of that series of debt securities.
      We may at any time call a meeting of the holders of a series of debt securities to seek the holders of the debt securities’ approval of the modification, or amendment, or obtain a waiver, of any provision of that series of debt securities. The meeting will be held at the time and place in the Borough of Manhattan in New York City as determined by the fiscal agent. The notice calling the meeting must be given at least 30 days and not more than 60 days prior to the meeting.

      While an event of default with respect to a series of debt securities is continuing, holders of at least 10% of the aggregate principal amount of that series of debt securities may compel the fiscal agent to call a meeting of all holders of debt securities of that series.
      Holders of debt securities who hold, in the aggregate, a majority in principal amount of the debt securities of the series that are outstanding at the time will constitute a quorum at a meeting. At the reconvening of any meeting adjourned for a lack of a quorum, the persons entitled to vote 25% in principal amount of the debt securities of the series that are outstanding at the time will constitute a quorum for taking any action set out in the original notice. To vote at a meeting, a person must either hold outstanding debt securities of the relevant series or be duly appointed as a proxy for a debt securityholder. The fiscal agent will make all rules governing the conduct of any meeting.
      The fiscal agency agreement and a series of debt securities may be modified or amended, without the consent of the holders of the debt securities, to:

•	add covenants made by us that benefit holders of the debt securities;

•	surrender any right or power given to us;

•	secure the debt securities;

•	permit registered securities to be exchanged for bearer securities or relax or eliminate restrictions on the payment of principal, premium or interest on bearer securities to the extent permitted under United States Department of Treasury regulations, provided that holders of the debt securities do not suffer any adverse tax consequences as a result; and

•	cure any ambiguity or correct or supplement any defective provision in the fiscal agency agreement or the debt securities, without materially and adversely affecting the interests of the holders of the debt securities.

Fiscal Agent
      The fiscal agency agreement governs the duties of each fiscal agent. We may maintain bank accounts and a banking relationship with each fiscal agent. The fiscal agent is our agent and does not act as a trustee for the holders of the debt securities.

Further Issues of Debt Securities
      We may, without the consent of the holders of the debt securities, create and issue additional debt securities with the same terms and conditions as any series of debt securities (or that are the same except for the amount of the first interest payment and for the interest paid on the series of debt securities prior to the issuance of the additional debt securities). We may consolidate such additional debt securities with the outstanding debt securities to form a single series.
      We may offer additional debt securities with original issue discount (“OID”) for U.S. federal income tax purposes as part of a further issue. Purchasers of debt securities after the date of any further issue will not be able to differentiate between debt securities sold as part of the further issue and previously issued debt securities of the same series. If we were to issue further debt securities with OID, purchasers of debt securities after such further issue may be required to accrue OID (or greater amounts of OID that they would otherwise have accrued) with respect to their debt securities. This may affect the price of outstanding debt securities following a further issue. Purchasers are advised to consult legal counsel with respect to the implications of any future decision by us to undertake a further issue of debt securities with OID.
Description of Warrants
      The description below summarizes some of the provisions of warrants for the purchase of debt securities that we may issue from time to time and of the warrant agreement. Copies of the forms of warrants and the warrant agreement are or will be filed as exhibits to the registration statement of which this prospectus is a part. Since it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the warrants.
      The description of the warrants that will be contained in the prospectus supplement will supplement this description and, to the extent inconsistent with this description, replace it.

General Terms of the Warrants
      Each series of warrants will be issued under a warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to the series of warrants will describe:

•	the terms of the debt securities purchasable upon exercise of the warrants, as described above under “—Description of Debt Securities—General Terms of the Debt Securities”;

•	the principal amount of debt securities purchasable upon exercise of one warrant and the exercise price;

•	the procedures and conditions for the exercise of the warrants;

•	the dates on which the right to exercise the warrants begins and expires;

•	whether and under what conditions the warrants may be terminated or canceled by us;

•	whether and under what conditions the warrants and any debt securities issued with the warrants will be separately transferable;

•	whether the warrants will be issued in bearer or registered form;

•	whether the warrants will be exchangeable between registered and bearer form, and, if issued in registered form, where they may be transferred and registered; and

•	other specific provisions.
Terms Applicable to Debt Securities and Warrants

Governing Law

      The fiscal agency agreement, any warrant agreement and the debt securities and any warrants will be governed by the laws of the State of New York without regard to any principles of New York law requiring the application of the laws of another jurisdiction. Nevertheless, all matters governing our authorization, execution and delivery of the debt securities and the fiscal agency agreement and any warrants and warrant agreement by us will be governed by the laws of the Republic.

Jurisdiction and Consent to Service
      We are owned by a foreign sovereign government and all of our directors and executive officers and some of the experts named in this prospectus are residents of Korea. In addition, all or most our assets and the assets of the people named in the preceding sentence are located outside of the United States. For that reason, you may have difficultly serving process on us or the individuals described above in the United States or enforcing in a U.S. court a U.S.-court judgment based on the U.S. federal securities laws. Our Korean counsel, Woo Yun Kang Jeong & Han, has informed us that there would be certain conditions to be met under Korea law regarding the enforceability in Korea, either in original actions or in actions for the enforcement of U.S.-court judgments, of civil liabilities based on the U.S. federal securities laws.
      We have appointed the General Manager of our New York Branch, Mr. Seong-Ho Park, and the Senior Deputy General Manager of our New York Branch, Mr. Jae-Min Yoon, and each of their successors in the future, as our authorized agents to receive service of process in any suit which a holder of any series of debt securities or warrants may bring in any state or federal court in New York City and we have accepted the jurisdiction of those courts for those actions. Our New York Branch is located at 320 Park Avenue, 32nd Floor, New York, New York 10022. These appointments are irrevocable as long as any amounts of principal, premium or interest remain payable by us to the Fiscal Agent under any series of debt securities or any warrants have not expired or otherwise terminated under their terms. If for any reason either of these two men ceases to act as our authorized agent or ceases to have an address in Manhattan, we shall appoint a replacement. The appointment of agents for receipt of service of process and the acceptance of jurisdiction of state or federal courts in New York City do not, however, apply to actions brought under the United States federal securities laws. We may also be sued in courts having jurisdiction over us located in the Republic.
      We will irrevocably consent to any relief and process in connection with a suit against us in relation to the debt securities or warrants, including the enforcement or execution of any order or judgment of the court. To the extent permitted by law, we will waive irrevocably any immunity from jurisdiction to which we might otherwise be entitled in any suit based on any series of debt securities or warrants.

Foreign Exchange Controls
      The Minister of Finance and Economy of Korea must receive a notification with respect to the issuance by us of debt securities before we may issue debt securities outside the Republic. After issuance of debt securities outside the Republic, we are required to notify the Minister of Finance and Economy of such issuance. No further approval or authorization is required for us to pay principal of or interest on the debt securities.
Description of Guarantees
      The description below summarizes some of the provisions of the guarantees that we may issue from time to time. Copies of the forms of guarantees are or will be filed as exhibits to the registration statement of which this prospectus is a part. Since it is only a summary, the description may not contain all of the information that is important to you as a potential beneficiary of a guarantee.
      The description of a guarantee that will be contained in the prospectus supplement will supplement this description and, to the extent inconsistent with this description, replace it.

General Terms of the Guarantees
      Each guarantee will be issued by us as guarantor. The prospectus supplement relating to a guarantee will specify:

•	the relevant obligor and the obligations guaranteed under the guarantee;

•	the nature and scope of the guarantee, including whether or not it is irrevocable and unconditional;

•	the status of the guarantee in relation to our other obligations;

•	the governing law of the guarantee; and

•	other relevant provisions of the guarantee.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES
AND BEARER WARRANTS
      Bearer securities will not be offered, sold or delivered in the United States or its possessions or to a United States person; except in certain circumstances permitted by United States tax regulations. Bearer securities will initially be represented by temporary global securities, without interest coupons, deposited with a common depositary in London for Euroclear and Cedel Bank for credit to designated accounts. Unless otherwise indicated in the prospectus supplement:

•	each temporary global security will be exchangeable for definitive bearer securities on or after the date that is 40 days after issuance only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations, provided that no bearer security will be mailed or otherwise delivered to any location in the United States in connection with the exchange; and

•	any interest payable on any portion of a temporary global security with respect to any interest payment date occurring prior to the issuance of definitive bearer securities will be paid only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations.
      Bearer securities, other than temporary global debt securities, and any related coupons will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in the legend provide that, with certain exceptions, a United States person who holds a bearer security or coupon will not be allowed to deduct any loss realized on the disposition of the bearer security, and any gain, which might otherwise be characterized as capital gain, recognized on the disposition will be treated as ordinary income.
      For purposes of this section, “United States person” means:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States of any political subdivision thereof; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.
      For purposes of this section, “United States” means the United States of America, including each state and the District of Columbia, its territories, possessions and other areas subject to its jurisdiction.

TAXATION
      The following discussion summarizes certain Korean and U.S. federal income tax considerations that may be relevant to you if you invest in debt securities. This summary is based on laws, regulations, rulings and decisions now in effect, which may change. Any change could apply retroactively and could affect the continued validity of this summary.
      This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding the debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.
Korean Taxation
      The following summary of Korean tax consideration applies to you so long as you are not:

•	a citizen of Korea;

•	a resident of Korea;

•	a corporation organized under Korean law; or

•	maintaining a permanent establishment or a fixed base in Korea for business, trade or otherwise.

Tax on Interest Payments
      Under current Korean tax laws, when we make payments of interest to you on the debt securities, no amount will be withheld from such payments for, or on account of, taxes of any kind imposed, levied, withheld or assessed by Korea or any political subdivision or taxing authority thereof or therein.

Tax on Capital Gains
      You will not be subject to any Korean income or withholding taxes in connection with the sale, exchange or other disposition of the debt securities, as long as such debt securities are denominated in a currency other than Won, provided that the disposition does not involve a transfer of such debt securities within Korea or the disposition does not involve a transfer of such debt securities to a resident of Korea or a Korean corporation (or the Korean permanent establishment of a non-resident or a non-Korean corporation). If you sell or otherwise dispose of such debt securities to a Korean resident or a Korean corporation (or the Korean permanent establishment of a non-resident or a non-Korean corporation) and such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates (the lesser of 27.5% of net gain or 11% of gross sale proceeds with respect to transactions), unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of the debt securities, regardless of whether the disposition is to a Korean resident. For more information regarding tax treaties, please refer to the heading “Tax Treaties” below.

Inheritance Tax and Gift Tax
      If you die while you are the holder of the debt security, the subsequent transfer of the debt security by way of succession will be subject to Korean inheritance tax. Similarly, if you transfer the debt security as a gift, the donee will be subject to Korean gift tax and you may be required to pay the gift tax if the donee fails to do so or the donee is a non-resident.

Stamp Duty
      You will not be subject to any Korean transfer tax, stamp duty, registration duty or similar documentary tax in respect of or in connection with a transfer of any debt securities or in connection with the exercise of exchange rights or conversion rights that may be acquired with the debt securities.

Guarantees
      Any payments by us under our guarantee on the debt securities issued by a third-party Korean issuer, except payments made in respect of the principal amount of such guaranteed debt securities (or the issue price if the debt securities were originally issued at a discount), may be subject to withholding tax at the rate of 27.5% (including resident surtax) or such lower rate as may be available under an applicable tax treaty, if any, between Korea and the country of incorporation or residence of the non-resident holder of the debt securities who receives our guarantee payments, unless otherwise exempt under such applicable tax treaty or Korean domestic tax law. Further details of the tax consequences of the holders of third-party debt securities guaranteed by us may be provided in the relevant prospectus supplement.

Tax Treaties
      At the date of this prospectus, Korea has tax treaties with, among others, Australia, Austria, Bangladesh, Belgium, Brazil, Bulgaria, Canada, China, Czech Republic, Denmark, Egypt, Finland, France, Germany, Hungary, India, Indonesia, Ireland, Italy, Japan, Luxembourg, Malaysia, Mexico, Mongolia, the Netherlands, New Zealand, Norway, Pakistan, Philippines, Poland, Republic of Fiji, Romania, Singapore, Spain, Sri Lanka, Sweden, Switzerland, Thailand, Tunisia, Turkey, the United Kingdom, the United States of America and Vietnam under which the rate of withholding tax on interest and dividends is reduced, generally to between 5% and 15%, and the tax on capital gains is often eliminated.
      With respect to any gains subject to Korean withholding tax, as described under “—Tax on Capital Gains” above, you should inquire for yourself whether you are entitled to the benefit of a tax treaty with Korea. It will be your responsibility to claim the benefits of any tax treaty that may exist between your country and Korea in respect of capital gains, and to provide to the purchaser of the debt securities, or the relevant securities company handling the debt securities, as applicable, a certificate as to your country of residence. In the absence of sufficient proof, the purchaser, or the relevant securities company, as the case may be, must withhold tax at the normal rates.
      At present, Korea has not entered into tax treaties regarding inheritance or gift tax.
United States Tax Considerations
      The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in debt securities and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in a debt security. This summary deals only with U.S. holders that hold debt securities as capital assets for tax purposes. This summary does not apply to you if you are an investor that is subject to special tax rules, such as:

•	a bank or thrift;

•	a real estate investment trust;

•	a regulated investment company;

•	an insurance company;

•	a dealer in securities or currencies;

•	a trader in securities or commodities that elects mark-to-market treatment;

•	a person that will hold debt securities as a hedge against currency risk or as a position in a straddle or conversion transaction for tax purposes;

•	a tax exempt organization; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.
      If you are not a U.S. holder, consult the discussions under “—Non-U.S. Persons” and “—Information Reporting and Backup Withholding” below; the remainder of this summary does not discuss the treatment of persons that are not U.S. holders.
      This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated thereunder, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.
      You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Payments or Accruals of Interest
      Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts, in accordance with your regular method of tax accounting. If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars, a “foreign currency,” the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period, or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year. Alternatively, as an accrual-basis U.S. holder you may elect to translate all interest income on foreign-currency-denominated debt securities at the spot rate on the last day of the accrual period, or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year, or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

Purchase, Sale and Retirement of Notes
      Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. The rules for determining these amounts are discussed below. If you purchase a debt security that is denominated in a foreign currency, the cost to you, and therefore generally your initial tax basis, will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign-currency-denominated debt security is traded on an established securities market and you are a cash-basis taxpayer, or if you are an accrual-basis taxpayer that makes a special election, then you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign-currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the purchase.
      When you sell or exchange a debt security, or if a debt security is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction, less any accrued qualified stated interest, which will be subject to tax in the manner described above, and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency debt security is disposed of or retired. If you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash-basis U.S. holder, or if you are an accrual-basis holder that makes a special election, then you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.
      The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.
      Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be long-term capital gain or loss if you have held the debt security for more than one year. The Code provides preferential treatment under certain circumstances for net long-term capital gains recognized by individual investors. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 15% for debt securities held for more than one year. The ability of U.S. holders to offset capital losses against ordinary income is limited.
      Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount
      If we issue debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of whole years to their maturity, the debt securities will be “Original Issue Discount Debt Securities.” The difference between the issue price and their stated redemption price at maturity will be the “original issue discount.” The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property, other than debt instruments issued by the Company, at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.
      If you invest in Original Issue Discount Debt Securities you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Debt Security you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, before you receive the cash attributable to that income.
      In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Debt Security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an Original Issue Discount Debt Security allocable to each accrual period is determined by:

(i) multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity of the debt security and the denominator of which is the number of accrual periods in a year; and

(ii) subtracting from that product the amount, if any, payable as qualified stated interest allocable to that accrual period.
      In the case of an Original Issue Discount Debt Security that is a floating-rate debt security, both the “annual yield to maturity” and the qualified stated interest will be determined for these purposes as though the debt security had borne interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating-rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. Additional rules may apply if interest on a floating-rate debt security is based on more than one interest index. The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price, including any accrued interest, and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an Original Issue Discount Debt Security, other than qualified stated interest, will generally be viewed first as payments of previously accrued original issue discount, to the extent of the previously accrued discount, with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate, appropriately adjusted to reflect the length of accrual periods, that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Debt Security denominated in U.S. dollars will generally be less in the early years and greater in the later years than amounts that would be includible on a straight-line basis.
      You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. For debt securities purchased at a premium or bearing market discount in your hands, if you make this election you will also be deemed to have made the election (discussed below under “Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant yield basis.
      In the case of an Original Issue Discount Debt Security that is also a foreign-currency-denominated debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method, and (ii) translating the foreign currency amount so determined at the average exchange rate in effect during that accrual period, or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period. Alternatively, you may translate the foreign currency amount so determined at the spot rate of exchange on the last day of the accrual period, or the last day of the taxable year, for an accrual period that spans two taxable years, or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described under “—Payments or Accruals of Interest” above. Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Debt Security that is also a foreign currency debt security you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount, whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security, you will recognize ordinary income or loss measured by the difference between the amount received, translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be, and the amount accrued, using the exchange rate applicable to such previous accrual.
      If you purchase an Original Issue Discount Debt Security outside of the initial offering at a cost less than its “remaining redemption amount,” or if you purchase an Original Issue Discount Debt Security in the initial offering at a price other than the debt security’s issue price, you will also generally be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Debt Security at a price greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price. The remaining redemption amount for an Original Issue Discount Debt Security is the total of all future payments to be made on the debt security other than qualified stated interest.
      Certain of the Original Issue Discount Debt Securities may be redeemed prior to Maturity, either at our option or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. Original Issue Discount Debt Securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Debt Securities with these features, you should carefully examine the pricing supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the debt securities.

Short-Term Debt Securities
      The rules described above will also generally apply to Original Issue Discount Debt Securities with maturities of one year or less (“short-term debt securities”), but with some modifications.
      First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be Original Issue Discount Debt Securities. Except as noted below, if you are a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term debt security you may elect to accrue original issue discount on a current basis, in which case the limitation on the deductibility of interest described above will not apply. A U.S. holder using the accrual method of tax accounting and some cash method holders, including banks, securities dealers, regulated investment companies and certain trust funds, generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.
      Second, regardless of whether you are a cash- or accrual-basis holder, if you are the holder of a short-term debt security you can elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.
      Finally, the market discount rules described below will not apply to short-term debt securities.
      As described above, certain of the debt securities may be subject to special redemption features. These features may affect the determination of whether a debt security has a maturity of one year or less and thus is a short-term debt security. If you purchase debt securities with these features, you should carefully examine the pricing supplement and consult your tax adviser about these features.

Premium and Market Discount
      If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for those interest payments. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date when the holder acquired the debt security. For a U.S. holder that does not elect to amortize premium, the amount of premium will be included in your tax basis when the debt security matures or is disposed of. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.
      If you purchase a debt security at a price that is lower than the debt security’s remaining redemption amount, or in the case of an Original Issue Discount Debt Security, the debt security’s adjusted issue price, by 0.25% or more of the remaining redemption amount, or adjusted issue price, multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you could be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.
      You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Warrants
      A description of the tax consequences of an investment in warrants will be provided in the applicable pricing supplement.

Indexed Notes and Other Notes Providing for Contingent Payments
      Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. In addition, special rules may apply to floating-rate debt securities if the interest payable on the debt securities is based on more than one interest index. We will provide a detailed description of the tax considerations relevant to U.S. holders of any debt securities that are subject to the special rules discussed in this paragraph in the relevant pricing supplement.

Non-U.S. Persons
      The following summary applies to you if you are not a United States person for U.S. federal income tax purposes.
      If you are not a United States person, the interest income and gains that you derive in respect of the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements of the United States Internal Revenue Service to establish that you are not a United States person. See “—Information Reporting and Backup Withholding” below.
      Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest income you derive in respect of the debt securities if:

•	you are an insurance company carrying on a United States insurance business, within the meaning of the Code; or

•	you have an office or other fixed place of business in the United States that receives the interest and you earn the interest in the course of operating (i) a banking, financing or similar business in the United States or (ii) a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.
      If you are not a United States person, any gain you realize on a sale or exchange of debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.
      A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

Information Reporting and Backup Withholding
      The paying agent must file information returns with the United States Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

PLAN OF DISTRIBUTION
      We may sell or issue the debt securities, warrants or guarantees in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.
      The prospectus supplement relating to a particular series of debt securities, warrants or guarantees will state:

•	the names of any underwriters;

•	the purchase price of the securities;

•	the proceeds to us from the sale;

•	any underwriting discounts and other compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or paid to dealers; and

•	any securities exchanges on which the securities will be listed.
      Any underwriter involved in the sale of securities will acquire the securities for its own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. The securities may be offered to the public either by underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless the prospectus supplement states otherwise, certain conditions must be satisfied before the underwriters become obligated to purchase securities from us, and they will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
      If we sell any securities through agents, the prospectus supplement will identify the agent and indicate any commissions payable by us. Unless the prospectus supplement states otherwise, all agents will act on a best efforts basis and will not acquire the securities for their own account.
      We may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from us at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts. The prospectus supplement will set out the conditions of the delayed delivery contracts and the commission receivable by the agents, underwriters or dealers for soliciting the contracts.
      We may offer debt securities as consideration for the purchase of other of our debt securities, either in connection with a publicly announced tender offer or in privately negotiated transactions. The offer may be in addition to or in lieu of sales of debt securities directly or through underwriters or agents. We may offer guarantees as consideration for transactions involving securities of other issuers.
      Agents and underwriters may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution from us with respect to certain payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services (including commercial and investment banking services) for, us in the ordinary course of business.

LEGAL MATTERS
      The validity of any particular series of debt securities or warrants issued with debt securities or any guarantees will be passed upon for us and any underwriters or agents by United States and Korean counsel identified in the related prospectus supplement.
AUTHORIZED REPRESENTATIVES IN THE UNITED STATES
      Our authorized agents in the United States are Mr. Seong-Ho Park, General Manager of our New York Branch, or Mr. Jae-Min Yoon, Senior Deputy General Manager of our New York Branch. The address of our New York Branch is 320 Park Avenue, 32nd Floor, New York, New York 10022. The authorized representative of the Republic in the United States is Mr. In Kang Cho, Financial Attache, Korean Consulate General in New York, located at 335 East 45th Street, New York, New York 10017.
OFFICIAL STATEMENTS AND DOCUMENTS
      Our Governor and Chairman of the Board of Directors, in his official capacity, has supplied the information set forth under “The Korea Development Bank” (except for the information set out under “The Korea Development Bank—Business—Government Support and Supervision”). Such information is stated on his authority.
      The Minister of Finance and Economy of The Republic of Korea, in his official capacity, has supplied the information set out under “The Korea Development Bank—Business—Government Support and Supervision” and “The Republic of Korea.” Such information is stated on his authority. The documents identified in the portion of this prospectus captioned “The Republic of Korea” as the sources of financial or statistical data are official public documents of the Republic or its agencies and instrumentalities.
EXPERTS

      Our financial statements as of and for the years ended December 31, 2004 and 2003 included in this prospectus have been so included in reliance on the report of Samil PricewaterhouseCoopers, the Korean member firm of PricewaterhouseCoopers. PricewaterhouseCoopers refers to the network of member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.
FORWARD-LOOKING STATEMENTS
      This prospectus includes future expectations, projections or “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe,” “expect,” “anticipate,” “estimate,” “project” and similar words identify forward-looking statements. In addition, all statements other than statements of historical facts included in this prospectus are forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct. This prospectus discloses important factors that could cause actual results to differ materially from our expectations (“Cautionary Statements”). All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the Cautionary Statements.
      Factors that could adversely affect the future performance of the Korean economy include:

•	a deterioration of the Korean consumer or corporate sector;

•	financial problems relating to chaebols, or their suppliers and other large troubled companies, including credit card companies;

•	failure or lack of progress in the restructuring of chaebols, the financial industries and other large troubled companies, including credit card companies;

•	loss of investor confidence arising from corporate accounting irregularities and corporate governance issues at certain chaebols;

•	an increase in non-performing assets or default rates relating to, among others, loans extended by financial institutions to the retail sector;

•	an increase in lay-offs or unemployment rates or a reduction in income levels, which could adversely affect consumer spending or lead to social or labor unrest;

•	a decrease in tax revenues and a substantial increase in the Government’s expenditures for unemployment compensation and other social programs that together lead to an increased Government budget deficit;

•	political uncertainty or increasing strife among and within political parties in the Republic;

•	adverse changes or volatility in commodity prices (including an increase in oil prices), exchange rates, interest rates, stock markets or foreign currency reserves;

•	increased reliance on exports to service foreign currency debts, which could cause friction with the Republic’s trading partners;

•	deterioration of economic or market conditions in other emerging markets;

•	adverse developments in the economies of countries to which the Republic exports, such as the United States, China and Japan, or in emerging market economies in Asia or elsewhere that could result in a loss of confidence in the Korean economy;

•	the continued emergence of China, to the extent its benefits (such as increased exports to China) are outweighed by its costs (such as competition in export markets or for foreign investment and the relocation of manufacturing from Korea to China);

•	a deterioration in economic or diplomatic relations between the Republic and its trading partners or allies, including as a result of trade disputes or disagreements in foreign policy;

•	the outbreak of SARS or similar incidents in Asia and other parts of the world, which has increased the uncertainty of world economic prospects in general and which may continue to have an adverse effect on the world economy;

•	an increase in the level of tensions or an outbreak of hostilities in the Korean peninsula or elsewhere in the world, including the Middle East;

•	hostilities involving oil producing countries in the Middle East and any material disruption in the supply of oil or increase in the price of oil resulting from those hostilities; and

•	an increase in the level of tensions or an outbreak of hostilities between North Korea and Korea and/or the United States.
FURTHER INFORMATION
      We filed a registration statement with respect to the securities with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and its related rules and regulations. You can find additional information concerning ourselves and the securities in the registration statement and any pre- or post-effective amendment, including its various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549.

HEAD OFFICE OF THE BANK

16-3, Youido-dong,

Yongdeungpo-ku, Seoul 150-973
The Republic of Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York

101 Barclay Street, 21st Floor West
New York, NY 10286
United States of America

LEGAL ADVISORS TO THE BANK

as to Korean law Woo Yun Kang Jeong & Han 12th Fl, Textile Center 944-31, Daechi-dong Gangnam-gu, Seoul The Republic of Korea	as to U.S. law Cleary Gottlieb Steen & Hamilton LLP 39th Floor, Bank of China Tower One Garden Road Hong Kong

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law

Davis Polk & Wardwell

18th Floor
The Hong Kong Club Building
3A Chater Road
Hong Kong

AUDITOR OF THE BANK

Samil PricewaterhouseCoopers

Hanil Group Building
191, Hankang-ro, 2-ka
Yongsan-gu
Seoul 140-172
The Republic of Korea

SINGAPORE LISTING AGENT

Allen & Overy Shook Lin & Bok

1 Robinson Road
#18-00 AIA Tower
Singapore 048542